As filed with the Securities and Exchange Commission on September 22, 2016

Registration No. 333-212397

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM F-1/A
(Amendment No. 2)

REGISTRATION STATEMENT
UNDER THE SECURITIES ACT OF 1933

PRIME ACQUISITION CORP.
(Exact name of registrant as specified in its charter)

Cayman Islands	6500	n/a
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

No. 322, Zhongshan East Road
Shijiazhuang
Hebei Province, 050011
People’s Republic of China
Telephone: 408-621-8345
Fax No.: 650-618-2552
(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

William Tsu-Cheng Yu
No. 322, Zhongshan East Road
Shijiazhuang
Hebei Province, 050011
People’s Republic of China
Telephone: 408-621-8345
Fax No.: 650-618-2552
(Address, including zip code, and telephone number,
including area code, of agent for service)

With copies to:

Mitchell S. Nussbaum
Giovanni Caruso

Loeb & Loeb LLP

345 Park Avenue

New York, New York 10154

(212) 407-4000

(212) 407-4990 — Facsimile

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

CALCULATION OF REGISTRATION FEE CHART

Title of Each Class of Security Being Registered	Amount Being Registered (1)	Proposed Maximum Offering Price Per Security(2)	Proposed Maximum Aggregate Offering Price(2)	Amount of Registration Fee (5)
Ordinary Shares, $0.001 par value	1,788,755	$2.17(3)	$3,881,598.35	$390.88
Ordinary Shares underlying options	175,750	$2.17(4)	$381,377.50	$38.40
Ordinary Shares underlying options	18,000	$2.60(4)	$46,800	$4.71
Ordinary Shares underlying options	7,500	$2.30(4)	$17,250	$1.74
Ordinary Shares underlying options	280,000	$2.94(4)	$823,200	$82.90
Ordinary Shares underlying warrants	2,679,313	$5.00(4)	$13,396,565.00	$1,349.03
Warrants	2,679,313	$0.035(3)	$93,775.96	$9.44
Total			$18,640,566.81	$1,877.11

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended, the shares offered hereby also include such presently indeterminate number of shares of the Registrant’s shares as a result of stock splits, stock dividends or similar transactions.

(2)	Estimated solely for the purpose of calculating the registration fee.

(3)	Calculated pursuant to Rule 457(c) under the Securities Act of 1933, as amended, based on the average high and low price of the shares as quoted through the OTC Market on June 27, 2016.

(4)	Calculated pursuant to Rule 457(c) and Rule 457(g) under the Securities Act of 1933, as amended, based on the average high and low price of the shares as quoted through the OTC Market on June 27, 2016.

(5)	Previously paid.

Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included in this Registration Statement is a combined prospectus also relating to Registration Statement No. 333-171777 previously filed by the Registrant on Form F-1 and declared effective March 24, 2011. This Registration Statement, which is a new registration statement, also constitutes Post-Effective Amendment No. 2 on Form F-1 to Registration Statement No. 333-171777, and such post-effective amendment shall hereafter become effective concurrently with the effectiveness of this Registration Statement in accordance with Section 8(c) of the Securities Act of 1933. All fees payable in connection with the registration of securities covered by the post-effective amendment were previously paid with the filing of the original registration statement.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS	SUBJECT TO COMPLETION, DATED SEPTEMBER 22, 2016

4,949,318 Shares (for resale)
2,679,313 Warrants (for resale)
3,813,979 Shares (for issuance)

Prime Acquisition Corp.

This prospectus relates to the public offering of up to (i) 4,949,318 ordinary shares, par value $0.001 per share, of Prime Acquisition Corp., by the selling shareholders (which includes 1,788,755 ordinary shares, 2,679,313 ordinary shares underlying warrants, and 481,250 ordinary shares underlying options), and (ii) 2,679,313 warrants by the selling shareholders.

This prospectus also relates to the issuance of 3,813,979 ordinary shares underlying outstanding warrants issued in our initial public offering pursuant to a prospectus dated March 24, 2011 and outstanding warrants issued pursuant to a dividend subsequent to our business combination.

We will not receive any of the proceeds from the sale of ordinary shares or sale of warrants into the public markets by the selling shareholders. However, we could receive up to $19,069,895 from the exercise of the warrants for up to 3,813,979 ordinary shares that are presently offered under this prospectus. We could receive up to $13,396,565 upon the exercise of 2,679,313 warrants issued to our founders in connection with our initial public offering. We intend to use any proceeds received from the exercise of these securities for working capital and other general corporate purposes. We, however, cannot assure you that any of the securities will be exercised. The selling shareholders may sell the shares as set forth herein under “Plan of Distribution.”

Prime’s shares, warrants and units (defined as consisting of one share and one warrant to purchase one share) are traded on the OTC Market under the symbols PACQF, PACWF and PAQUF, respectively. On August 31, 2016, the closing price of the shares, warrants and units was $2.30, $0.04 and $2.70, respectively. You are urged to obtain current market quotations of Prime’s shares before purchasing any of the shares being offered for sale pursuant to this prospectus.

INVESTING IN OUR SHARES IS HIGHLY RISKY. YOU SHOULD INVEST IN OUR SHARES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. FOR A DISCUSSION OF SOME OF THE RISKS INVOLVED, SEE “RISK FACTORS” BEGINNING ON PAGE 4 OF THIS PROSPECTUS.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of the prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September __, 2016.

This prospectus is not an offer to sell any securities other than the shares offered hereby. This prospectus is not an offer to sell securities in any circumstances in which such an offer is unlawful.

You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information contained in this prospectus is accurate as of any date other than the date on the front of this prospectus.

We obtained statistical data, market data and other industry data and forecasts used throughout this prospectus from publicly available information.

ENFORCEABILITY OF CIVIL LIABILITIES	ii
PROSPECTUS SUMMARY	1
SUMMARY FINANCIAL INFORMATION	3
RISK FACTORS	4
CAPITALIZATION	13
THE OFFERING	14
PER SHARE MARKET INFORMATION	15
CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS	16
USE OF PROCEEDS	17
EXPENSES RELATED TO THIS OFFERING	17
MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS	18
BUSINESS	26
DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES	31
PRINCIPAL SHAREHOLDERS	34
SHARES ELIGIBLE FOR FUTURE SALE	35
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	36
DESCRIPTION OF SECURITIES	37
SELLING SHAREHOLDERS	41
PLAN OF DISTRIBUTION	43
TAXATION	44
DISCLOSURE OF COMMISSION POSITION ON INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	50
LEGAL MATTERS	50
EXPERTS	50
WHERE YOU CAN FIND ADDITIONAL INFORMATION	51
CONSOLIDATED FINANCIAL STATEMENTS	F-1

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ENFORCEABILITY OF CIVIL LIABILITIES

Prime Acquisition Corp. is a Cayman Islands company. As a result, you may have difficulty serving legal process within the United States upon Prime Acquisition Corp. You may also have difficulty enforcing, both in and outside the United States, judgments you may obtain in U.S. courts against Prime Acquisition Corp. in any action, including actions based upon the civil liability provisions of U.S. federal or state securities laws.

Furthermore, there is substantial doubt that the courts of the Cayman Islands would enter judgments in original actions brought in those courts predicated on U.S. federal or state securities laws.

ii

PROSPECTUS SUMMARY

This summary highlights key information contained elsewhere in this prospectus and is qualified in its entirety by the more detailed information and financial statements included elsewhere in this prospectus. It may not contain all of the information that is important to you. You should read the entire prospectus, including “Risk Factors,” our consolidated financial statements and the related notes thereto and condensed consolidated financial statements and the related notes thereto, and the other documents to which this prospectus refers, before making an investment decision.

Unless otherwise stated in this prospectus,

•	“Prime,” “we,” “us,” “our company,” “the Company,” or “our,” refers to Prime Acquisition Corp., a company with limited liability incorporated in the Cayman Islands;

•	“Business Combination” refers to the acquisition by Prime of entities owning 11 commercial real estate properties in Italy on September 30, 2013.

•	“IPO” or “initial public offering” refer to the Company’s initial public offering pursuant to its prospectus, dated March 24, 2011, which was consummated on March 30, 2011;

•	“shares” or “ordinary shares” refers to our ordinary shares, par value $0.001 per share;

•	“Group” refers to Prime Acquisition Corp., and its subsidiaries acquired on the closing of Business Combination on September 30, 2013;

•	“Manager” refers to BHN LLC, our former manager; and

•	all discrepancies in any table between the amounts identified as total amounts and the sum of the amounts listed therein are due to rounding.

Overview

We currently own real estate assets that consist of office, commercial and industrial properties in Italy. The Group is principally engaged in the management of investment properties with ten properties in its real estate portfolio.

We plan to acquire additional properties to create a diverse portfolio of commercial real estate assets, including, primarily, well located office buildings and industrial/warehouse buildings. We may also acquire retail properties, including regional malls, shopping centers and single-tenant retail locations, that are leased to national, regional and local tenants. We plan to target properties strategically situated in densely populated, middle and upper income markets in Southern Europe, primarily in Italy, Spain and Portugal.

We believe that the current market environment in Southern Europe presents an opportunity to acquire performing properties at compelling yields and at values substantially below their replacement cost, offering us the potential to achieve attractive returns for our shareholders over time. The Southern European real estate market is currently experiencing significant weakness driven by economic uncertainty and sharply reduced capital availability. Despite the challenging economic environment in Europe, we believe that our properties have high quality lessees who are not credit impaired, long term leases, low vacancy rates and stable rents. These will also be characteristics that we will seek out for additional properties we may acquire in the future.

In addition, since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. Our view is that, in the current capital constrained environment, many property owners have limited options to sell and the prospects for negotiating attractive acquisitions at compelling prices should be significant. There can be no assurance, however, that the continuation of current economic conditions will not impact certain of the properties we may acquire and such properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such properties.

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We believe we will have a competitive advantage relative to other potential acquirers of such properties because we have the ability to issue publicly traded ordinary shares for a portion of the acquisition consideration and because we are not burdened by a legacy portfolio of under-performing assets or assets that may have significant debt obligations. However, no assurance can be given at this time that these plans can be carried out successfully and that the risks associated with investing in real estate assets in the region can be properly mitigated.

Prime’s principal executive office is located at No. 322, Zhongshan East Road, Shijiazhuang, Hebei Province, 050011, People’s Republic of China. Its telephone number is 408-621-8345.

Risks Affecting Prime

In evaluating the resale of the shares of Prime’s shares, you should carefully read this prospectus and especially consider the factors discussed in the section titled “Risk Factors” commencing on page 4.

The Offering

Shares offered by selling shareholders	(i) 4,949,318 ordinary shares, par value $0.001 per share, of Prime Acquisition Corp., by the selling shareholders (which includes 1,788,755 ordinary shares, 2,679,313 ordinary shares underlying warrants, and 481,250 ordinary shares underlying options), and (ii) 2,679,313 warrants by the selling shareholders.

Shares issuable upon exercise or conversion of securities issued in our initial public offering and warrants issued pursuant to a dividend subsequent to our business combination	3,813,979 ordinary shares

OTC Market Symbol: Shares Warrants Units	PACQF PAQWF PAQUF

Use of proceeds:	We will not receive any of the proceeds from the sale of ordinary shares or sale of warrants into the public markets by the selling shareholders. However, we could receive up to $19,069,895 from the exercise of the warrants for up to 3,813,979 ordinary shares that are presently offered under this prospectus. We could receive up to $13,396,565 upon the exercise of 2,679,313 warrants issued to our founders in connection with our initial public offering. We intend to use any proceeds received from the exercise of these securities for working capital and other general corporate purposes. However, we cannot assure you that any of the warrants will be exercised.

Shares outstanding as of June 30, 2016:	1,954,651 shares

Warrants outstanding as of June 30, 2016:	6,733,292 warrants

Risk factors:	Prospective investors should carefully consider the Risk Factors beginning on page 4 before buying the shares and warrants offered hereby.

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SUMMARY FINANCIAL INFORMATION

The following selected consolidated financial data for the years ended December 31, 2015, 2014 and 2013 have been derived from our consolidated financial statements as of December 31, 2015, 2014 and 2013 and for the years ended December 31, 2015, 2014 and 2013, which are included elsewhere in this registration statement. The consolidated financial statements for December 2015, 2014 and 2013 have been prepared and presented in accordance with IFRS and its related interpretations. The results of operations in any period may not necessarily be indicative of the results that may be expected for any future period. See “Risk Factors” included elsewhere in this registration statement. The selected consolidated financial information as of December 31, 2015, 2014 and 2013 should be read in conjunction with those consolidated financial statements and the accompanying notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus. Our selected consolidated financial data as of December 31, 2012 and for the year ended December 31, 2012 have been derived from our previously filed audited consolidated financial statements for that year.

Balance Sheet Data	As of December 31, 2015	As of December 31, 2014	As of December 31, 2013	As of December 31, 2012
Total assets	$38,553,356	$49,130,528	$78,545,589	$36,639,978
Total liabilities	43,564,172	47,353,887	75,951,411	32,361,189
Value of ordinary shares which may be redeemed for cash ($10.02 per share)	–	–	–	30,380,329
Shareholders' (deficit)/equity	(5,010,816)	1,776,641	2,594,178	4,278,789
Ordinary shares, $0.001 par value (Authorized 50,000,000 shares; 2,040,451, 2,428,532 and 3,179,721 shares issued; 1,954,651, 2,428,532 and 3,179,721 shares outstanding at December 31, 2015, 2014 and 2013 respectively; with 85,800 shares as treasury shares at December 31, 2015)	2,040	2,429	3,180	1,863

Selected statement of operation data:	For the year ended December 31, 2015	For the year ended December 31, 2014*	For the year ended December 31, 2013*	For the year ended December 31, 2012
Revenues	$3,036,198	$4,000,935	$990,994	$–
Operating expenses	3,257,307	2,725,610	11,294,809	(1,120,793)
Operating profit/(loss)	(221,109)	1,275,325	(10,303,815)	(1,088,874)
Profit/(loss) for the year from continuing operations	(7,256,549)	4,231,604	(16,150,935)	(1,088,874)
Net profit/(loss) for the year	(7,561,686)	3,419,319	(15,885,478)	(1,088,874)

From continuing and discontinued operations
Basic earnings/(loss) per share	(3.29)	1.11	(5.23)	(0.22)
Diluted earnings/(loss) per share	(3.29)	1.04	(5.23)	(0.22)

From continuing operations
Basic earnings/(loss) per share	(3.16)	1.37	(5.32)	(0.22)
Diluted earnings/(loss) per share	(3.16)	1.28	(5.32)	(0.22)

______________

*Restated for discontinued operations

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RISK FACTORS

You should carefully consider the following risk factors, together with all of the other information included in this prospectus.

An investment in our securities involves a high degree of risk. You should consider carefully all of the risks described below, together with the other information contained in this annual report before making a decision to invest in our securities. If any of the following events occur, our business, financial condition and operating results may be materially adversely affected. In that event, the trading price of our securities could decline and you could lose all or part of your investment.

Risks Related to our Company

Prior to becoming members of our management team, no member of our management team had direct experience in operating businesses such as ours, which could lead to errors in the management of the business.

Prior to becoming our officers and directors, our management team had no direct experience in operating real estate assets and will rely on third party managers to operate the real estate properties. This lack of experience could lead to errors in managing our company, which could harm our results of operations.

Doubt about our being able to continue as a going concern

The Group’s consolidated financial statements have been prepared assuming the Group will continue as a going concern. The Group has incurred recurring operating losses, negative cash flows from operations, and has a working capital deficiency as of December 31, 2015. These factors raise substantial doubt about the Group’s ability to continue as a going concern.

While our real estate portfolio of ten properties in Italy does not generate positive cash flow, management believes that when the market conditions are more favorable, some of these properties may be sold. However, real estate transactions in the greater Milan area have been relatively few when compared to pre- financial crisis levels, and an actual transaction may take longer than viable for the company’s current needs.

There are material weaknesses in our internal control.

Our internal control over financial reporting was not effective due to material weaknesses in our internal control over financial reporting as of December 31, 2015, and such weaknesses have not been remediated as of the filing date of this registration statement. Material weaknesses in our internal controls include the lack of periodic interim review of the financial statements by the management, lack of segregation of duties, untimely reconciliation, improper checks and balances, lack of an audit committee, and the fact that the Company’s review procedures in connection with financial reporting are limited. Our current management further identified other weaknesses in entity level controls, including, but not limited to, control environment, risk assessment processes, information sharing, and monitoring processes. Such weaknesses resulted in the Company’s restatement of its 2013 financial statements. During 2015, our current management had designed and implemented certain processes and procedures to address the material weaknesses identified. Management intends to further implement processes and procedures that will provide reasonable assurance regarding the reliability of our financial reporting and preparation of financial statements for external purposes in accordance with IFRS and its related interpretations as funding becomes available to be able to put the components in place.

Current economic conditions and the global tightening of credit may adversely impact the financial condition of our business.

Since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. There can be no assurance that the continuation of current economic conditions will not affect our real estate properties. For example, such properties could experience higher levels of vacancy than anticipated, which could adversely impact the financial performance of our company.

4

As a foreign private issuer, we are exempt from certain rules that are applicable to U.S. companies and you may receive less information about us and our operations than you would receive if such agreements were not waived or we were a U.S. company.

As a foreign private issuer, we are exempt from the rules of the Exchange Act prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from certain of the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. Therefore you may receive less information about us than you would receive if we were a U.S. company.

Because we are incorporated under the laws of the Cayman Islands, you may face difficulty protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.

We are a company incorporated under the laws of the Cayman Islands, and certain of our assets are located outside the United States. As a result, it may be difficult for investors to effect service of process within the United States in a way that will permit a U.S. court to have jurisdiction over us.

We are incorporated as a Cayman Islands exempted company. A Cayman Islands exempted company:

•	is a company that conducts its business outside the Cayman Islands;

•	is exempted from certain requirements of the Cayman Companies Law, including the filing of an annual return of its shareholders with the Registrar of Companies;

•	does not have to make its register of shareholders open to inspection; and

•	may obtain an undertaking against the imposition of any future taxation.

Our corporate affairs are governed by our Articles of Association, the Companies Law of the Cayman Islands, as the same may be supplemented or amended from time to time, which we refer to herein as the Companies Law, and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands, as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

The Cayman Islands courts are also unlikely:

•	to recognize or enforce against us judgments of courts of the United States based on certain civil liability provisions of U.S. securities laws; and

•	to impose liabilities against us, in original actions brought in the Cayman Islands, based on certain civil liability provisions of U.S. securities laws that are penal in nature.

There is no statutory recognition in the Cayman Islands of judgments obtained in the United States. We have been advised by Conyers Dill & Pearman, our counsel as to Cayman Islands law, that (i) they are unaware of any proceedings that have been successfully brought in the Cayman Islands to enforce judgments of the courts in the United States or to impose liabilities based on the civil liability provisions of the securities laws of the United States or any state in the United States; (ii) a final and conclusive judgment in the federal or state courts of the United States under which a sum of money is payable, other than a sum payable in respect of taxes, fines, penalties or similar charges, may be subject to enforcement proceedings as a debt in the courts of the Cayman Islands under the common law doctrine of obligation; and (iii) because it is uncertain whether a Cayman Islands court would determine that a judgment of a U.S. court based on the civil liability provisions of the securities laws of the United States or any state in the United States is in the nature of a penalty, it is uncertain whether such a liability judgment would be enforceable in the Cayman Islands. The Grand Court of the Cayman Islands may stay proceedings if concurrent proceedings are being brought elsewhere.

5

Because some of our directors and officers reside, and all of our assets are held, outside of the United States, it may be difficult for you to enforce your rights against them or to enforce U.S. court judgments against them outside the United States.

Some of our directors and officers reside, and all of our assets are held, outside of the United States. As a result, it may be necessary to comply with local law in order to obtain an enforceable judgment against certain of our directors and officers and assets. It may therefore be difficult for investors in the United States to enforce their legal rights, to effect service of process upon our directors or officers outside of the United States or to enforce judgments of U.S. courts predicated upon civil liabilities and criminal penalties of our directors and officers under U.S. federal securities laws. Further, it is unclear if extradition treaties now in effect between the United States and certain countries would permit effective enforcement of criminal penalties of the U.S. federal securities laws.

Our ordinary shares may be subject to the SEC’s penny stock rules, broker-dealers may experience difficulty in completing customer transactions and trading activity in our securities may be adversely affected.

Because we have net tangible assets of $5,000,000 or less and our ordinary shares have a market price per share of less than $5.00, transactions in our ordinary shares may be subject to the “penny stock” rules promulgated under the Securities Exchange Act of 1934. Under these rules, broker-dealers who recommend such securities to persons other than institutional accredited investors must:

•	make a special written suitability determination for the purchaser;

•	receive the purchaser’s written agreement to the transaction prior to sale;

•	provide the purchaser with risk disclosure documents which identify certain risks associated with investing in “penny stocks” and which describe the market for these “penny stocks” as well as a purchaser’s legal remedies; and

•	obtain a signed and dated acknowledgment from the purchaser demonstrating that the purchaser has actually received the required risk disclosure document before a transaction in a “penny stock” can be completed.

If our ordinary shares become subject to these rules, broker-dealers may find it difficult to effectuate customer transactions and trading activity in our securities may be adversely affected. As a result, the market price of our securities may be depressed, and you may find it more difficult to sell our securities.

Our qualification as a passive foreign investment company, or “PFIC,” could result in adverse U.S. federal income tax consequences to U.S. investors.

In general, we will be treated as a PFIC for any taxable year in which either (1) at least 75% of our gross income (looking through certain 25% or more-owned corporate subsidiaries) is passive income or (2) at least 50% of the average value of our assets (looking through certain 25% or more-owned corporate subsidiaries) is attributable to assets that produce, or are held for the production of, passive income. Passive income generally includes, without limitation, dividends, interest, rents, royalties, and gains from the disposition of passive assets. If we are determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder (as defined in the section of this registration statement captioned “Taxation – United States Federal Income Taxation — General”) of our securities, the U.S. Holder may be subject to increased U.S. federal income tax liability and may be subject to additional reporting requirements. Based on the composition and estimated values of our assets and the nature of our income for our 2015 taxable year, we believe that we are were a PFIC for such taxable year. Our actual PFIC status for our current (2016) taxable year or any subsequent year will not be determinable until after the end of such taxable year. We urge U.S. Holders to consult their own tax advisors regarding the possible application of the PFIC rules. For a more detailed explanation of the tax consequences of PFIC classification to U.S. Holders, see the section of this registration statement captioned “Taxation – United States Federal Income Taxation — U.S. Holders — Passive Foreign Investment Company Rules.”

6

Risk Factors Relating to Prime’s Business

Our current portfolio of real estate properties is geographically concentrated in Italy, and factors affecting the local economy could reduce our revenues.

Our current portfolio of real estate properties is geographically concentrated in Italy, specifically in Milan and its immediate surroundings. Therefore, any adverse effect on the local economy could impact our tenants' ability to continue to meet their rental obligations or otherwise adversely affect the average size of our tenant base, which could reduce revenues.

Any downturn in the office, commercial and industrial sectors of the real estate industry, or the industries of our tenants, could reduce our revenues and the value of our properties.

Our properties are concentrated in the office, commercial, industrial and logistics sectors and our tenants are mainly retail, office and industrial tenants. Any economic downturns in the office, commercial and industrial and logistics sectors may make us susceptible to adverse events to a greater extent than if our properties included greater diversification into other sectors of the real estate industry. Likewise, the concentration of our tenants in certain industries, and the fact that we have a couple of very large tenants (namely, Microelettrica Scientifica, producing braking systems for trucks and trains), could adversely impact us if those industries or significant tenants experience a downturn. This could result in a reduction in our revenues and the value of our properties.

Litigation against certain of our subsidiaries may result in liabilities to the company, which could adversely affect our results of operation and cash flows.

Certain of our subsidiaries have lawsuits pending against them (see page 28 – Litigation for a description of the lawsuits). Such lawsuits could result in significant legal fees to us and reduce our net income and cash flows. In addition, if any of such pending litigations are resolved against us, we could be required to make significant cash payments, again reducing our cash flows and net income.

We face possible adverse changes in tax laws, which may result in an increase in our tax liability.

From time to time changes in tax laws or regulations are enacted, which may result in an increase in our tax liability. The shortfall in tax revenues of governments in recent years may lead to an increase in the frequency and size of such changes. If such changes occur, we may be required to pay additional taxes on our assets or income. These increased tax costs could adversely affect our financial condition and results of operations and the amount of cash available for payment of dividends.

We may change our policies without obtaining the approval of our shareholders.

Our operating and financial policies, including our policies with respect to acquisitions of real estate or other companies, growth, operations, indebtedness, capitalization and dividends, are exclusively determined by our Board of Directors. Accordingly, our shareholders do not control these policies.

Geopolitical conditions and global economic factors may adversely affect us.

Our operating results may be adversely affected by the uncertain geopolitical conditions and global economic factors. Adverse factors affecting economic conditions worldwide have contributed to a general inconsistency in the real estate industry and may continue to adversely impact our business. The uncertainty of the international economic situation, civil unrest, terrorist activity and military actions may continue to adversely affect global economic conditions. Economic and market conditions could deteriorate as a result of any of the foregoing reasons. We may experience material adverse effects upon our business, operating results, and financial condition as a consequence of the above factors or otherwise.

Capital markets and economic conditions can materially affect our financial condition and results of operations and the value of our securities.

There are many factors that can affect the value of our securities, including the state of the capital markets and the economy. Demand for office and retail space may decline nationwide due to bankruptcies, downsizing, layoffs and cost cutting. Government action or inaction may adversely affect the state of the capital markets. The cost and availability of credit may be adversely affected by illiquid credit markets and wider credit spreads, which may adversely affect our liquidity and financial condition, and the liquidity and financial condition of our tenants. Our inability or the inability of our tenants to timely refinance maturing liabilities and access the capital markets to meet liquidity needs may materially affect our financial condition and results of operations and the value of our securities.

7

We may seek to make, one or more material acquisitions in the future. The announcement of such a material acquisition may result in a rapid and significant decline in the price of our securities.

We are continuously looking at material transactions that we believe will maximize shareholder value. However, an announcement by us of one or more significant acquisitions could result in a quick and significant decline in the price of our securities.

Risk Factors Related to Our Real Estate Business

Real estate investments’ value and income fluctuate due to various factors.

The value of real estate fluctuates depending on conditions in the general economy and the real estate business. These conditions may also adversely impact our revenues and cash flows.

The factors that affect the value of our real estate investments include, among other things:

•	National, regional and local economic conditions;

•	Competition from other available space;

•	Local conditions such as an oversupply of space or a reduction in demand for real estate in the area;

•	How well we manage our properties;

•	The development and/or redevelopment of our properties;

•	Changes in market rental rates;

•	The timing and costs associated with property improvements and rentals;

•	Whether we are able to pass all or portions of any increases in operating costs through to tenants;

•	Changes in real estate taxes and other expenses;

•	Whether tenants and users such as customers and shoppers consider a property attractive;

•	The financial condition of our tenants, including the extent of tenant bankruptcies or defaults;

•	Availability of financing on acceptable terms or at all;

•	Fluctuations in interest rates;

•	Our ability to obtain adequate insurance;

•	Changes in zoning laws and taxation;

•	Government regulation;

•	Consequences of any armed conflict or terrorist attacks;

•	Potential liability under environmental or other laws or regulations;

•	Natural disasters;

•	General competitive factors; and

•	Climate changes

8

The rents or sales proceeds we receive and the occupancy levels at our properties may decline as a result of adverse changes in any of these factors. If rental revenues, sales proceeds and/or occupancy levels decline, we generally would expect to have less cash available to pay indebtedness and for distribution to shareholders. In addition, some of our major expenses, including mortgage payments, real estate taxes and maintenance costs generally do not decline when the related rents decline.

Real estate is a competitive business.

Our business segments operate in a highly competitive environment. We compete with a large number of property owners and developers, some of which may be willing to accept lower returns on their investments than we are. Principal factors of competition include rents charged, sales prices, attractiveness of location, the quality of the property and the breadth and quality of services provided. Our success depends upon, among other factors, trends of the national, regional and local economies, financial condition and operating results of current and prospective tenants and customers, availability and cost of capital, construction and renovation costs, taxes, governmental regulation, legislation and population trends.

We depend on leasing space to tenants on economically favorable terms and collecting rent from tenants who may not be able to pay.

Our financial results depend significantly on leasing space in our properties to tenants on economically favorable terms. In addition, because a majority of our income comes from renting of real property, our income, funds available to pay indebtedness and funds available for distribution to shareholders will decrease if a significant number of our tenants cannot pay their rent or if we are not able to maintain occupancy levels on favorable terms. If a tenant does not pay its rent, we may not be able to enforce our rights as landlord without delays and may incur substantial legal costs. During periods of economic adversity, there may be an increase in the number of tenants that cannot pay their rent and an increase in vacancy rates.

Bankruptcy or insolvency of tenants may decrease our revenue, net income and available cash.

Our tenants may declare bankruptcy or become insolvent in the future. In the case of our shopping centers, the bankruptcy or insolvency of a major tenant could cause us to suffer lower revenues and operational difficulties, including leasing the remainder of the property. As a result, the bankruptcy or insolvency of a major tenant could result in decreased revenue, net income and funds available for the payment of indebtedness or for distribution to shareholders.

We may incur costs to comply with environmental laws.

Our operations and properties are subject to various federal, state and local laws and regulations concerning the protection of the environment, including air and water quality, hazardous or toxic substances and health and safety. Under some environmental laws, a current or previous owner or operator of real estate may be required to investigate and clean up hazardous or toxic substances released at a property. The owner or operator may also be held liable to a governmental entity or to third parties for property damage or personal injuries and for investigation and clean-up costs incurred by those parties because of the contamination. These laws often impose liability without regard to whether the owner or operator knew of the release of the substances or caused the release. The presence of contamination or the failure to remediate contamination may impair our ability to sell or lease real estate or to borrow using the real estate as collateral. Other laws and regulations govern indoor and outdoor air quality including those that can require the abatement or removal of asbestos-containing materials in the event of damage, demolition, renovation or remodeling and also govern emissions of and exposure to asbestos fibers in the air. The maintenance and removal of lead paint and certain electrical equipment containing polychlorinated biphenyls (PCBs) and underground storage tanks are also regulated by federal and state laws. We are also subject to risks associated with human exposure to chemical or biological contaminants such as molds, pollens, viruses and bacteria which, above certain levels, can be alleged to be connected to allergic or other health effects and symptoms in susceptible individuals. Our predecessor companies may be subject to similar liabilities for activities of those companies in the past. We could incur fines for environmental compliance and be held liable for the costs of remedial action with respect to the foregoing regulated substances or tanks or related claims arising out of environmental contamination or human exposure to contamination at or from our properties.

Each of our properties has been subject to varying degrees of environmental assessment. The environmental assessments did not, as of this date, reveal any environmental condition material to our business. However, identification of new compliance concerns or undiscovered areas of contamination, changes in the extent or known scope of contamination, discovery of additional sites, human exposure to the contamination or changes in clean-up or compliance requirements could result in significant costs to us.

9

Inflation or deflation may adversely affect our financial condition and results of operations.

Although neither inflation nor deflation has materially impacted our operations in the recent past, increased inflation could have a pronounced negative impact on our mortgages and interest rates and general and administrative expenses, as these costs could increase at a rate higher than our rents. Inflation could also have an adverse effect on consumer spending which could impact our tenants’ sales and, in turn, our percentage rents, where applicable. Conversely, deflation could lead to downward pressure on rents and other sources of income. In addition, we own residential properties which are leased to tenants with one- year lease terms. Because these are short- term leases, declines in market rents will impact our residential properties faster than if the leases were for longer terms.

Some of our potential losses may not be covered by insurance.

We currently maintain Directors’ & Officers’ liability insurance with a limit of $1 million and all risk property and rental value insurance with limits of €10.80 million (approximately $11.72 million) for four of our subsidiaries’ properties, including coverage for terrorist acts, with sub-limits for certain perils such as floods. The property and rental value insurance for the remaining six investment properties are included in the finance lease applicable to such property. The limits of such insurance were determined by each finance lease creditor with payments of such policies included in the finance lease scheduled payments.

We will continue to monitor the state of the insurance market and the scope and costs of coverage for acts of terrorism. However, we cannot anticipate what coverage will be available on commercially reasonable terms in future policy years.

The debt instruments of our subsidiaries, consisting of mortgage loans secured by the subsidiary’s properties, senior unsecured notes and revolving credit agreements contain customary covenants requiring the applicable subsidiary to maintain insurance. Although we believe that our subsidiaries have adequate insurance coverage for purposes of these agreements, we may not be able to obtain an equivalent amount of coverage at reasonable costs in the future. Further, if lenders insist on greater coverage than we are able to obtain it could adversely affect our ability to finance our properties and expand our portfolio.

Compliance or failure to comply with certain governmental regulations could result in substantial costs.

Our properties are subject to various governmental regulatory requirements, such as fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results of operations.

Our business and operations would suffer in the event of system failures.

Despite system redundancy, the implementation of security measures and the existence of a disaster recovery plan for our internal information technology systems, our systems are vulnerable to damages from any number of sources, including computer viruses, unauthorized access, energy blackouts, natural disasters, terrorism, war and telecommunication failures. Any system failure or accident that causes interruptions in our operations could result in a material disruption to our business. We may also incur additional costs to remedy damages caused by such disruptions.

The occurrence of cyber incidents, or a deficiency in our cybersecurity, could negatively impact our business by causing a disruption to our operations, a compromise or corruption of our confidential information, and/or damage to our business relationships, all of which could negatively impact our financial results.

A cyber incident is considered to be any adverse event that threatens the confidentiality, integrity, or availability of our information resources. More specifically, a cyber incident is an intentional attack or an unintentional event that can include gaining unauthorized access to systems to disrupt operations, corrupt data, or steal confidential information. As our reliance on technology has increased, so have the risks posed to our systems, both internal and those we have outsourced. Our three primary risks that could directly result from the occurrence of a cyber incident include operational interruption, damage to our relationship with our tenants, and private data exposure. We have implemented processes, procedures and controls to help mitigate these risks, but these measures, as well as our increased awareness of a risk of a cyber incident, do not guarantee that our financial results will not be negatively impacted by such an incident.

10

Our investments are concentrated in Southern Europe. Economic circumstances affecting these areas could adversely affect our business.

All of our properties are located in Southern Europe and are affected by the economic cycles and risks inherent to those areas. Real estate markets are subject to economic downturns and we cannot predict how economic conditions will impact these markets in either the short or long term. Declines in the economy or declines in real estate markets in these areas could hurt our financial performance and the value of our properties. In addition to the factors affecting the national economic condition generally, the factors affecting economic conditions in these regions include:

•	Financial performance and productivity of the publishing, advertising, financial, technology, retail, insurance and real estate industries;

•	Business layoffs or downsizing;

•	Industry slowdowns;

•	Relocations of businesses;

•	Changing demographics;

•	Increased telecommuting and use of alternative work places;

•	Infrastructure quality; and

•	Any oversupply of, or reduced demand for, real estate.

It is impossible for us to assess the future effects of trends in the economic and investment climates of the geographic areas in which we concentrate or the real estate markets in these areas. Local, national or global economic downturns would negatively affect our businesses and profitability.

Natural disasters could have a concentrated impact on the areas where we operate and could adversely impact our results.

Natural disasters could impact our properties. Additionally, natural disasters, including earthquakes, could impact several of our properties in other areas in which we operate. Potentially adverse consequences of “global warming” could similarly have an impact on our properties. As a result, we could become subject to significant losses and/or repair costs that may or may not be fully covered by insurance and to the risk of business interruption. The incurrence of these losses, costs or business interruptions may adversely affect our operating and financial results.

We may acquire or sell assets or entities or develop properties. Our failure or inability to consummate these transactions or manage the results of these transactions could adversely affect our operations and financial results.

We may acquire or develop properties or acquire other real estate related companies when we believe that an acquisition or development is consistent with our business strategy. We may not, however, succeed in consummating desired acquisitions or in completing developments on time or within budget. In addition, we may face competition in pursuing acquisition or development opportunities that could increase our costs. When we do pursue a project or acquisition, we may not succeed in leasing or selling newly developed or acquired properties at rents or sales prices sufficient to cover costs of acquisition or development and operations. Difficulties in integrating acquisitions may prove costly or time consuming and could divert management’s attention. Acquisitions or developments in new markets or industries where we do not have the same level of market knowledge may result in weaker than anticipated performance. We may also abandon acquisition or development opportunities that we have begun pursuing and consequently fail to recover expenses already incurred, and we may devote management time to a matter not consummated. Furthermore, acquisitions of new properties or companies will expose us to the liabilities of those properties or companies, some of which we may not be aware of at the time of acquisition. Development of our existing properties presents similar risks.

Our decision to dispose of real estate assets would change the holding period assumption in our valuation analyses, which could result in material impairment losses and adversely affect our financial results.

We evaluate real estate assets using the discounted cash flow method conducted by an independent qualified professional valuation expert. The methods and assumptions adopted for the real estate appraisal carried out by the expert in determining the fair value of the investment property is in accordance with IAS 40, Investment Property. Depending on the result of the evaluation, we may record a gain/loss that would favorably/adversely affect our financial results due to the valuation change on these investment properties. This gain/loss could be material to our results of operations in the period that it is recognized.

11

It may be difficult to buy and sell real estate quickly, which may limit our flexibility.

Real estate investments are relatively difficult to buy and sell quickly. Consequently, we may have limited ability to vary our portfolio promptly in response to changes in economic or other conditions.

We may not be permitted to dispose of certain properties or pay down the debt associated with those properties when we might otherwise desire to do so without incurring additional costs. In addition, when we dispose of or sell assets, we may not be able to reinvest the sales proceeds and earn similar returns.

As part of an acquisition of a property, or a portfolio of properties, we may agree, and in the past have agreed, not to dispose of the acquired properties or reduce the mortgage indebtedness for a long- term period, unless we pay certain of the resulting tax costs of the seller. These agreements could result in us holding on to properties that we would otherwise sell and not pay down or refinance our debts. In addition, when we dispose of or sell assets, we may not be able to reinvest the sales proceeds and earn returns similar to those generated by the assets that were sold.

The United Kingdom leaving the European Union could have a negative impact on the economy in Italy, and result in reduced rents.

The government of the United Kingdom held an in-or-out referendum on its membership in the European Union on June 23, 2016. The referendum resulted in a vote in favor of the exit of the United Kingdom from the European Union (“Brexit”). The uncertainty caused by Brexit could negatively impact all of the economies of the European Union. The Brexit process also may lead to greater volatility in the global markets generally. Disruptions in the Italian economy caused by Brexit could reduce economic activity and rents, which would reduce our revenues.

Risks Related to Our Warrants

Our outstanding warrants may adversely affect the market price of our ordinary shares.

We have outstanding warrants to purchase 6,733,292 ordinary shares and options to purchase 481,250 ordinary shares. The sale, or even the possibility of sale, of the shares underlying the warrants and options could have an adverse effect on the market price for our securities or on our ability to obtain future financing. If and to the extent these warrants and options are exercised, you may experience dilution to your holdings.

An effective registration statement may not be in place when an investor desires to exercise warrants, thus precluding such investor from being able to exercise his, her or its warrants for cash.

Holders of our warrants will be able to exercise the warrants for cash only if we have an effective registration statement covering the ordinary shares issuable upon exercise of the warrants and a current prospectus relating to such ordinary shares and, even in the case of a cashless exercise which is permitted in certain circumstances, such ordinary shares are qualified for sale or exempt from qualification under the applicable securities laws of the states in which the various holders of warrants reside. Under the terms of the warrant agreement, we have agreed to use our best efforts to meet these conditions and to maintain a current prospectus relating to the ordinary shares issuable upon exercise of the warrants until the expiration of the warrants. However, we cannot assure you that we will be able to do so, and if we do not maintain a current prospectus related to the ordinary shares issuable upon exercise of the warrants, holders will only be able to exercise their warrants on a cashless basis.

An investor will only be able to exercise a warrant if the issuance of ordinary shares upon such exercise has been registered or qualified or is deemed exempt under the securities laws of the state of residence of the holder of the warrants.

No public warrants will be exercisable and we will not be obligated to issue ordinary shares unless the ordinary shares issuable upon such exercise has been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Because the exemptions from qualification in certain states for resales of warrants and for issuances of ordinary shares by the issuer upon exercise of a warrant may be different, a warrant may be held by a holder in a state where an exemption is not available for issuance of ordinary shares upon exercise of the warrant and the holder will be precluded from exercising of the warrant. As a result, the warrants may be deprived of any value, the market for the warrants may be limited and the holders of warrants may not be able to exercise their warrants if the ordinary shares issuable upon such exercise is not qualified or exempt from qualification in the jurisdictions in which the holders of the warrants reside.

We may amend the terms of the warrants that may be adverse to holders with the approval by the holders of a majority of the then outstanding public warrants.

Our warrants were issued in registered form under a warrant agreement between American Stock Transfer & Trust Company as warrant agent and us. The warrant agreement provides that the terms of the warrants may be amended without the consent of any holder to cure any ambiguity or correct any defective provision, but requires the approval by the holders of a majority of the then outstanding public warrants, in order to make any change that adversely affects the interests of the holders of public warrants. Accordingly, we may amend the terms of the warrants in an adverse way to a warrantholder if a majority of the public holders approve of such amendment.

12

CAPITALIZATION

The following table sets forth our unaudited capitalization as of June 30, 2016 on an actual basis. You should read this table in conjunction with our financial statements and related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

	As of June 30, 2016

Liabilities:
Loans and borrowings, less current portion		$23,526,879

Shareholders’ equity:
Ordinary shares, $0.001 par value (Authorized 50,000,000 shares; 2,040,451 shares issued; 1,954,651 shares outstanding at June 30, 2016; with 85,800 shares as treasury shares at June 30, 2016 )		2,040
Share premium		18,585,871
Less: cost of 85,800 treasury shares		(343,113)
Retained deficit		(23,471,231)
Foreign Currency Translation Reserve		(1,256,461)
Total shareholders’ deficit	$	(6,482,894)
Total capitalization		$17,043,985

The number of issued and outstanding shares as of June 30, 2016 on a pro forma as adjusted basis in the table excludes:

•	481,250 ordinary shares issuable upon the exercise of outstanding options; and

•	6,733,292 ordinary shares issuable upon the exercise of outstanding warrants.

13

THE OFFERING

This prospectus relates to the public offering of up to (i) 4,949,318 ordinary shares, par value $0.001 per share, of Prime Acquisition Corp., by the selling shareholders (which includes 1,788,755 ordinary shares, 2,679,313 ordinary shares underlying warrants, and 481,250 ordinary shares underlying options), and (ii) 2,679,313 warrants by the selling shareholders.

This prospectus also relates to the issuance of 3,813,979 ordinary shares underlying outstanding warrants issued in our initial public offering pursuant to a prospectus dated March 24, 2011 and outstanding warrants issued pursuant to a dividend subsequent to our business combination.

We will not receive any of the proceeds from the sale of ordinary shares or sale of warrants into the public markets by the selling shareholders. However, we could receive up to $19,069,895 from the exercise of the warrants for up to 3,813,979 ordinary shares that are presently offered under this prospectus. We could receive up to $13,396,565 upon the exercise of 2,679,313 warrants issued to our founders in connection with our initial public offering. We intend to use any proceeds received from the exercise of these securities for working capital and other general corporate purposes. We, however, cannot assure you that any of the securities will be exercised. The selling shareholders may sell the shares and warrants as set forth herein under “Plan of Distribution.”

The prices at which the Selling Shareholders may sell their shares will be determined by the prevailing market price for the shares or pursuant to privately negotiated transactions. Information regarding the Selling Shareholders and the times and manner in which they may offer and sell the shares under this prospectus is provided under “Selling Shareholders” in this prospectus.

Prime is authorized to issue 50,000,000 ordinary shares, $0.001 par value and 1,000,000 preferred shares, $0.001 par value. As of the date of this registration statement, 1,954,651 ordinary shares are outstanding, held by approximately 27 holders of record.

14

PER SHARE MARKET INFORMATION

Prime

Prime’s ordinary shares, warrants and units have been traded on the OTC Market since October 11, 2013, under the symbols “PACQF,” “PAQWF” and “PAQUF,” respectively. Each of Prime’s units consists of one ordinary share and one warrant, each to purchase an additional share of Prime’s ordinary shares. Prime’s units commenced to trade on Nasdaq Stock Market on March 24, 2011. Prime’s ordinary shares and warrants commenced to trade separately from its units on March 25, 2011. Prime’s securities were delisted from the Nasdaq Stock Market on October 10, 2013 due to failure to meet the minimum requirement of 300 shareholders.

The following tables set forth, for the periods indicated, the high and low sale prices for our shares, warrants and units, respectively.

	Units		Ordinary Shares		Warrants
	High	Low	High	Low	High	Low
Annual Highs and Lows
2011 (from March 24)	$10.10	$9.55	$9.90	$9.39	$1.00	$0.25
2012	10.33	9.57	11.38	9.50	0.75	0.11
2013	17.95	1.03	17.50	2.00	0.93	0.10
2014	2.06	1.03	8.50	1.25	0.51	0.01
2015	3.25	1.40	4.00	1.75	0.10	0.01
2016 (through August 31, 2016)	2.70	2.70	3.05	2.29	0.06	0.01

Fiscal Quarterly Highs and Lows 2014
First Quarter	1.03	1.03	8.00	8.00	0.51	0.26
Second Quarter	1.03	1.03	8.50	1.50	0.25	0.16
Third Quarter	2.06	1.01	2.36	1.60	0.18	0.16
Fourth Quarter	1.55	1.22	1.75	1.25	0.18	0.01

Fiscal Quarterly Highs and Lows 2015
First Quarter	1.90	1.40	2.35	1.75	0.1	0.09
Second Quarter	3.25	1.75	4.00	2.10	0.09	0.08
Third Quarter	3.00	2.70	4.00	2.05	0.08	0.03
Fourth Quarter	3.25	2.70	4.00	3.03	0.05	0.01

Fiscal Quarterly Highs and Lows 2016
First Quarter	2.70	2.70	3.05	2.94	0.06	0.03
Second Quarter	2.70	2.70	3.05	2.29	0.05	0.01

Monthly Highs and Lows
December 2015	3.25	2.70	4.00	3.55	0.05	0.03
January 2016	2.70	2.70	3.55	3.55	0.36	0.03
February 2016	2.70	2.70	3.55	2.94	0.05	0.04
March 2016	2.70	2.70	2.94	2.94	0.06	0.05
April 2016	2.70	2.70	2.94	2.94	0.05	0.05
May 2016	2.70	2.70	2.94	2.94	0.05	0.01
June 2016	2.70	2.70	2.94	2.94	0.05	0.03
July 2016	2.70	2.70	2.94	2.94	0.05	0.04
August 2016	2.70	2.70	2.30	2.30	0.04	0.04

The closing bid for our ordinary shares on August 31, 2016 was $2.34.

15

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

The statements contained in this prospectus that are not purely historical are forward-looking statements. Our forward-looking statements include, but are not limited to, statements regarding our or our management’s expectations, hopes, beliefs, intentions or strategies regarding the future. In addition, any statements that refer to projections, forecasts or other characterizations of future events or circumstances, including any underlying assumptions, are forward-looking statements. The words “anticipates,” “believe,” “continue,” “could,” “estimate,” “expect,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predicts,” “project,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking.

•	Continued compliance with government regulations;

•	Changing legislation or regulatory environments;

•	Requirements or changes affecting the businesses in which we are engaged;

•	Industry trends, including factors affecting supply and demand;

•	Labor and personnel relations;

•	Credit risks affecting the business’ revenue and profitability;

•	Changes in the real estate industry;

•	Ability to effectively manage Prime’s growth, including implementing effective controls and procedures and attracting and retaining key management and personnel;

•	Changing interpretations of generally accepted accounting principles (IFRS);

•	Public securities’ limited liquidity and trading;

•	General economic conditions; and

•	Other relevant risks detailed in Prime’s filings with the Securities and Exchange Commission.

The forward-looking statements contained in this registration statement are based on our current expectations and beliefs concerning future developments and their potential effects on us. There can be no assurance that future developments affecting us will be those that we have anticipated. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond our control) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by these forward-looking statements. These risks and uncertainties include, but are not limited to, those factors described under the heading “Risk Factors.” Should one or more of these risks or uncertainties materialize, or should any of our assumptions prove incorrect, actual results may vary in material respects from those projected in these forward-looking statements. We undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws and/or if and when management knows or has a reasonable basis on which to conclude that previously disclosed projections are no longer reasonably attainable.

16

USE OF PROCEEDS

We will not receive any of the proceeds from the sale of ordinary shares and warrants by the selling shareholders. However, we could receive up to $19,069,895 from the exercise of the warrants for up to 3,813,979 ordinary shares that are presently offered under this prospectus. We could receive up to $13,396,565 upon the exercise of 2,679,313 warrants issued to our founders in connection with our initial public offering. We intend to use any proceeds received from the exercise of these securities for working capital and other general corporate purposes. We, however, cannot assure you that any of the securities will be exercised.

EXPENSES RELATED TO THIS OFFERING

Set forth below is an itemization of the approximate amount of expenses that we expect to incur in connection with this offering.

SEC registration fee	$2,005
Legal fees and expenses	$30,000
Accounting fees and expenses	$26,500
Miscellaneous	$1,495
Total	$60,000

17

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

Prime Acquisition Corp., a Cayman Island company, was incorporated on February 4, 2010 in order to serve as a vehicle for the acquisition of an operating business (through a merger, capital stock exchange, asset acquisition or other similar business combination). Prime did not engage in any substantive commercial business until the Business Combination.

On September 30, 2013, we consummated the Business Combination by purchasing all of the issued and outstanding stock of the Subsidiaries (Seba, Nova, Delfin, Dieci, Ellegi, SIM, Magfin, and GSI) (as defined in the section of this registration statement captioned “Business”), for a total consideration of $18,843,714, as represented by the issuance of 1,719,317 of Prime’s shares from the treasury. As part of the Business Combination, the Group assumed all the current and non-current loans and borrowings associated with the investment properties which amounted to approximately $50.9 million.

On December 18, 2014, Prime exchanged Seba with Francesco Rotondi and Luca Failla whereby Rotondi and Failla returned 497,308 of the Company’s shares (“Seba Unwinding”) for 100% of the ownership of Seba. Seba’s sole asset consisted of four floors of Corso Europa 22, an office building in central Milan.

On July 7, 2015, Prime exchanged SIM with its former owners Bell Real Estate S.r.l. (“Bell”), Cesare Lanati and Stefano Lanati whereby Bell returned 220,000 of the Company’s shares for 100% of the ownership of SIM. SIM’s sole asset consisted of the investment property on Via Newton, 9, an office building in Assago.

The entirety of our revenues is derived from rental income from our tenants in the ten properties.

18

Results of Operations

This section discusses our 2015, 2014 and 2013 financial results prepared under IFRS.

Years Ended December 31, 2015, 2014 and 2013

The information below is from the audited financial statements for the years ended December 31, 2015, 2014 and 2013.

	2015	2014 *	2013 *

Continuing operations
Rental income	$2,829,417	$3,869,880	$920,656
Other revenues	206,781	131,055	70,338
Total Revenues	3,036,198	4,000,935	990,994

Depreciation, amortization and bad debt provision	(13,458)	(107,400)	(59,295)
Impairment of goodwill	–	–	(6,914,458)
Other expenses	(3,243,849)	(2,618,210)	(4,321,056)
Total operating expenses	(3,257,307)	(2,725,610)	(11,294,809)
Operating profit/(loss)	(221,109)	1,275,325	(10,303,815)

Finance income	34,890	75,880	–
Finance costs	(4,172,915)	(1,843,414)	(708,575)
Loss on revaluation of derivatives related to convertible promissory notes	(539,716)	–	–
Loss on disposal of property & equipment	(133,782)	–	–
Loss on sale of subsidiary	(32,340)	–	–
Contingent consideration in connection with business combination	–	5,157,951	(5,157,951)
Interest earned from investment held in trust	–	–	3,868
Realized value on real estate investment	(240,206)	–	–
Less: previously recognized unrealized loss on real estate investment	40,478	–	–
Net fair value (loss)/gain on revaluation of investment property	(2,321,283)	425,504	–
Profit/(loss) before tax	(7,585,983)	5,091,246	(16,166,473)

Tax expense, current	41,769	(208,603)	–
Deferred tax expense	287,665	(651,039)	15,538
Profit/(loss) for the year from continuing operations	$(7,256,549)	$4,231,604	$(16,150,935)

Profit/(loss) from discontinued operations
Net loss from discontinued operations	(305,137)	(812,285)	265,457
Profit/(loss) for the year	$(7,561,686)	$3,419,319	$(15,885,478)

Other comprehensive income, net of income tax
Foreign currency translation reserve	(449,358)	(999,519)	131,878
Total comprehensive income/(loss) for the year	$(8,011,044)	$2,419,800	$(15,753,600)

*Restated for discontinued operations

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Year Ended December 31, 2015 Compared to Year Ended December 31, 2014

Revenues: Revenues decreased by 24% to $3,036,198 for the year ended December 31, 2015 from $4,000,935 for the year ended December 31, 2014. The decrease was largely attributable to (1) the Euro to US dollar average exchange rate for the year decreased by approximately 16.55% from 2014 to 2015, (2) one of our properties being vacant for about 6 months during 2015.

Expenses:

For the year ended December 31, 2015, bad debt provision on certain aged trade receivables accounted for majority of depreciation and bad debt provision ($9,814 out of a total of $13,458), followed by depreciation of tangible assets of $3,644.

In comparison, for the year ended December 31, 2014, depreciation of tangible assets accounted for the majority of the depreciation and bad debt provision ($75,245 out of a total of $107,400), followed by bad debt provision on certain aged trade receivables of $32,155. The decrease in bad debt provision from 2014 to 2015 is due to management effort to (1) collect certain aged trade receivables, and (2) improve our cash collection strategy on trade receivables.

Approximately 26.45%, or about $0.86 million, of the Other Expenses (which totaled approximately $2.60 million) in 2015 were professional and legal expenses, compared to 52.77%, or about $1.38 million, in 2014. The decrease of professional and legal expenses in 2015 is primarily related to the management change in 2014, as our current management team took over by majority shareholder consent on May 5, 2014. Day-to-day operating costs such as administrative, rent, staff, maintenance, insurance and travel costs account for about 64.37% (or about $2.09 million) of Other Expenses in 2015, as compared to $1.29 million, or about 49.37% of the total expenses in 2014. The increase of day-to-day operating costs in 2015 was largely attributed to the accrual of executive officers’ and directors’ compensation in 2015. We incurred $260,819 of stock option expenses in 2015 versus $5,044 in 2014.

Balance Sheet

In connection with the acquisition of the Subsidiaries, we had approximately $37.42 and $47.79 million of non-current assets, at December 31, 2015 and 2014, respectively. Investment properties, calculated using discounted cash flow method by an independent qualified professional valuation expert, were valued at $37,407,083 in 2015, as compared to $47,629,537 in 2014. The significant decrease of value is due to (1) the sale of SIM to its former owner, and (2) a decrease of 10.26% in the 2015 year-end Euro currency exchange rate as compared to the US Dollar from the prior year.

Trade and other receivables at the end of 2015 and 2014 was $842,879 and $1,005,261, respectively, net of allowance for bad debts. The decrease was primarily due to various agreements between Prime and Cesare Lanati (referred to herein as “Lanati”) to offset certain receivables (due from Lanati) and payables (due to Lanati) and the sale of SIM. Lanati was one of the sellers of the investment properties and a current shareholder of the Group.

There was $134,574 and $165,091 of cash at December 31, 2015 and 2014, respectively.

In 2015, the Company had non-current loans and borrowings from various institutions of $21.72 million and current loans and borrowings of approximately $5.09 million. Total current and non-current borrowings amounted to approximately $26.81 million. Loans and borrowings consist of bank loans, revolving lines of credit, finance leases, and other loans. Bank loans include both secured and unsecured bank loans. Secured bank loans are secured by the investment properties. In addition, some of the secured loans are further personally guaranteed by the former owners of the properties. The revolving line of credit is unsecured and personally guaranteed by the former owners of the properties. Non-current other loans consist of one loan from the current tenant of the property located on Via Lucania in Buccinasco. Current other loans consist of an interest bearing convertible promissory note with the underwriter from our initial public offering.

In 2014, the Company had non-current loans and borrowings from various financial institutions of $9.12 million and current loans and borrowings of approximately $23.15 million. Total current and non-current borrowings amounted to approximately $32.27 million. Loans and borrowings consist of bank loans, revolving lines of credit, finances leases, and other loans. Similar to 2015, bank loans include both secured and unsecured bank loans. Secured bank loans are secured by the investment properties. Some of the secured loans are further personally guaranteed by the former owners of the properties. The revolving line of credit is unsecured and personally guaranteed by the former owners of the properties. Other loans consist of an interest bearing convertible promissory note with the underwriters. The significant decrease of total current and non-current loans and borrowings is primarily due to sale of SIM and the decrease in the 2015 year-end Euro currency exchange rate as compared to the US dollar from the prior year.

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In 2015, there was approximately $2.76 million in deferred tax liabilities, which is calculated in full on temporary differences using a tax rate of 27.5%, if the temporary difference is subject only to IRES (an Italian corporate income tax) rules, or 31.4% if the temporary difference is subject both to IRES and IRAP (an Italian regional production tax) rules. In comparison, there was approximately $3.74 million in deferred taxes liabilities in 2014, which is calculated in full on temporary differences using a tax rate of 27.5%, if the temporary difference is subject only to IRES rules, or 31.4% if the temporary difference is subject both to IRES and IRAP rules. The decrease of deferred tax liabilities from 2014 to 2015 is primarily due to sale of SIM and the general decrease in fair value of the remaining investment properties.

In 2015, the $5,372,684 of trade and other payables consisted largely of $2.86 million of accrued expenses incurred by Prime with its service providers, and trade account payables of $1.83 million were incurred by the Subsidiaries. In 2014, the $5,311,130 of trade and other payables consisted largely of $2.74 million of accrued expenses incurred by Prime with its service providers, and trade accounts payables of $2.18 million were incurred by the Subsidiaries. The decrease of trade accounts payables incurred by the Subsidiaries is primarily due to the sale of SIM.

In 2015 and 2014, the $170,342 and $179,885, respectively in provisions post-employment benefits, tax liabilities, and other provisions were largely attributed to a legal dispute underway from one of the Subsidiaries. The provision was estimated based on management evaluation of the amount at risk and legal considerations.

Year Ended December 31, 2014 Compared to Year Ended December 31, 2013

Revenues: We did not engage in any substantive commercial business until the acquisition of the Subsidiaries on September 30, 2013. The revenues for 2013 were for the period from the date of the acquisition to December 31, 2013. Revenues increased by 304% to $4,000,935 for the year ended December 31, 2014 from $990,994 for the year ended December 31, 2013. The increase was largely attributable to 2014 consisted of a full year of operations whereas 2013 consisting of only three months of operations.

Expenses:

For the year ended December 31, 2013, bad debt provision on certain aged trade receivables accounted for the majority of the depreciation and bad debt provision ($41,176 out of a total of $59,295), followed by depreciation of tangible assets of $18,119.

In comparison, for the year ended December 31, 2014, depreciation of tangible assets accounted for the majority of the depreciation and bad debt provision ($75,245 out of a total of $107,400), followed by bad debt provision on certain aged trade receivables of $32,155.

Goodwill of $6,914,458 arising from the Business Combination was fully impaired at December 31, 2013. Approximately 52.77%, or about $1.38 million, of the Other Expenses (which totaled approximately $2.62 million) in 2014 were professional and legal expenses compared to 62.52%, or about $2.70 million, in 2013. The decrease of professional and legal expenses in 2014 is primarily due to the additional services required related to the Business Combination in 2013. These additional expenses are non-recurring in nature. Day-to-day operating costs such as administrative, rent, staff, maintenance, insurance and travel costs account for about 49.37% (or about $1.29 million) of Other Expenses in 2014, as compared to $0.93 million, or about 21.60% of the total expenses in 2013. The increase of day-to-day operating costs in 2014 was largely attributed to 2014 consisting of a full year of operations whereas 2013 consisted of only three months of operations. We incurred $5,044 of stock option expenses in 2014 versus $154,343 in 2013.

Contingent consideration in connection with the Business Combination of $5,157,951 arising from certain transaction value agreements Prime has entered into with the sellers of Subsidiaries in connection with the Business Combination is recorded as an expense in the consolidated statements of income/(loss) and comprehensive income/(loss) and a current liability in the consolidated statements of financial position in 2013. During 2014, Prime has reached agreement with the appropriate parties to cancel the said transaction value agreements. As of December 31, 2014, there are no outstanding transaction value agreements. The amount was recorded as non-operating income in the consolidated statements of income/(loss) and comprehensive income/(loss), and no related liability in the consolidated statements of financial position in 2014.

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Balance Sheet

In connection with the acquisition of the Subsidiaries, we had approximately $47.79 million and $73.14 million of non-current assets at December 31, 2014 and 2013, respectively. Investment properties, calculated using discounted cash flow method by an independent qualified professional valuation expert, were valued at $47,629,537 in 2014, as compared to $72,877,131 in 2013. The significant decrease of value is due to (1) the Seba Unwinding resulting in disposal of one of the investment properties, and (2) the decrease of 12.18% in the 2014 year-end Euro currency exchange rate as compared to the US Dollar from the prior year.

Trade and other receivables at the end of 2014 and 2013 was $1,005,261 and $4,757,018, respectively, net of allowance for bad debts. The significant decrease was primarily due to various agreements between Prime and Lanati to offset certain receivables (due from Lanati) and payables (due to Lanati) and the Seba Unwinding. Lanati was one of the sellers of the investment properties and a current shareholder of the Group.

There was $165,091 and $133,414 of cash at December 31, 2014 and 2013, respectively.

In 2014, the Company had non-current loans and borrowings from various institutions of $9.12 million and current loans and borrowings of approximately $23.15 million. Total current and non-current borrowings amounted to approximately $32.27 million. Loans and borrowings consist of bank loans, revolving lines of credit, finance leases, and other loans. Bank loans include both secured and unsecured bank loans. Secured bank loans are secured by the investment properties. In addition, some of the secured loans are further personally guaranteed by the former owners of the properties. The revolving line of credit is unsecured and personally guaranteed by the former owners of the properties. Non-current other loans consist of one loan from the current tenant of the property located on Via Lucania in Buccinasco. Current other loans consist of an interest bearing convertible promissory note with the underwriters from our initial public offering.

In 2013, the Company had non-current loans and borrowings from various financial institutions of $45.43 million and current loans and borrowings of approximately $5.50 million. Total current and non-current borrowings amounted to approximately $50.93 million. Loans and borrowings consist of bank loans, revolving lines of credit, finances leases, and other loans. Similar to 2014, bank loans include both secured and unsecured bank loans. Secured bank loans are secured by the investment properties. Some of the secured loans are further personally guaranteed by the former owners of the properties. The revolving line of credit was unsecured and personally guaranteed by the former owners of the properties. Other loans consist of an interest bearing convertible promissory note with the underwriters. The significant decrease of total current and non-current loans and borrowings is primarily due to Seba Unwinding and the decrease in the 2014 year-end Euro currency exchange rate as compared to the US dollar from the prior year.

In 2014, there was approximately $3.74 million in deferred tax liabilities, which is calculated in full on temporary differences using a tax rate of 27.5%, if the temporary difference is subject only to IRES (an Italian corporate income tax) rules, or 31.4% if the temporary difference is subject both to IRES and IRAP (an Italian regional production tax) rules. In comparison, there was approximately $5.40 million in deferred taxes liabilities in 2013, which is calculated in full on temporary differences using a tax rate of 27.5%, if the temporary difference is subject only to IRES rules, or 31.4% if the temporary difference is subject both to IRES and IRAP rules. The decrease of deferred tax liabilities from 2013 to 2014 is primarily due to Seba Unwinding.

In 2014, the $5,311,130 of trade and other payables consisted largely of $2.74 million of accrued expenses incurred by Prime with its service providers, and trade account payables of $2.18 million were incurred by the Subsidiaries. In 2013, the $8,699,717 of trade and other payables consisted largely of $2.27 million of accrued expenses incurred by Prime with its service providers, and trade accounts payables of $2.50 million were incurred by the Subsidiaries. The Subsidiaries also owed $3.77 million to Mr. Cesare Lanati for regular maintenance and other services. The decrease of trade account payables is primarily due to the Seba Unwinding. The decrease of amount owed to Lanati is primarily due to an agreement between Prime and Lanati to offset certain receivables (due from Lanati) and payables owed (due to Lanati).

In 2014, the $179,885 in provisions for post-employment benefits, tax liabilities, and other provisions was largely attributed to a legal dispute underway from one of the Subsidiaries. In 2013, the $493,076 in provisions for post-employment benefits, tax liabilities, and other provisions was largely attributed to certain legal disputes by certain Subsidiaries. The provision amounts were estimated based on management evaluation of the amount at risk and legal considerations.

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Liquidity and Capital Resources

The Company had $134,574, $165,091 and $133,414 in cash at the end of years 2015, 2014 and 2013, respectively.

The Company did not generate enough cash flow in 2015 from its operations to fund all interest and day-to-day expenses and therefore was not cash flow positive and would require capital injections to fund current operations. Principal sources of cash may be a) issuance of treasury shares in exchange for cash, b) exercise of warrants, c) disposition of the real estate assets and d) issuance of debt instruments, or a combination of the above four possibilities.

The Company may elect to, when market conditions are favorable, engage broker dealers to sell its securities from treasury to raise funding. However, management believes without improvements to the Company’s stock performance both in terms of price and trading volume, as well as the current operating conditions, this may not be a viable solution.

The Company also has over 6 million warrants outstanding; the exercise price of the warrants is $5.00 per common share. The warrants are exercisable if there is an effective registration statement or post-effective amendment covering the ordinary shares issuable upon exercise of the warrants. In addition, the Company can only call for redemption of such warrants if the last sale price of our ordinary shares on the stock exchange equals to or exceeds $15.00 per share for any 20 trading days within a 30 trading day period after the completion of the Business Combination. As of December 31, 2015, the warrants were not exercisable because no such effective registration statement or post-effective amendment has been filed. In addition, as our share price is not within this trading price, it is unlikely we will call the warrants in the near future.

On December 18, 2014, Prime sold Seba to Francesco Rotondi and Luca Failla in exchange for the return of 497,308 of the Company’s shares. Seba’s sole asset consists of four floors of Corsa Europa 22, an office building in central Milan. As a result of this sale, the Company’s investment properties value was reduced by approximately 26%. However, Seba produced a net loss of $301,454 for 2014.

On July 7, 2015, the Company further sold SIM to Bell Real Estate S.r.l. (“Bell”), Cesare Lanati and Stefano Lanati (former owners of SIM) in exchange for the return of 220,000 of the Company’s shares. SIM’s sole asset consists of the property located at Via Newton 9, Milan, Italy.

The accompanying consolidated financial statements have been prepared assuming the Group will continue as a going concern. The Group has incurred recurring operating losses, negative cash flows from operations, and has a working capital deficiency as of December 31, 2015. These factors raise substantial doubt about the Group’s ability to continue as a going concern.

While our real estate portfolio of ten properties in Italy does not generate positive cash flow, management believes that when the market conditions are more favorable, some of these properties may be sold. However, real estate transactions in the greater Milan area have been relatively few when compared to pre- financial crisis levels, and an actual transaction may take longer than viable for the Company’s current needs.

The Company has been seeking lenders who will finance the Company with market rates, and has been financing current operations using loans from Diana Liu, one of its directors. These loans carry interest rate of 10% per annum, compounding annually. The loans mature on the earlier of (i) the date on which the Company liquidates and winds-up its affairs, or (ii) one year from the date of the loans. During 2015, some of these loans reached maturity. The Company rolled-over these matured loans with an additional 10% to the principal for one year, with the same interest rate and terms as the original loans. As of September 20, 2016, a total of $3,342,900 in such loans have been issued to Ms. Liu since the inception of Prime. There is no assurance the Company will be successful in finding lenders to finance the Company at market rates or that such practice of funding the Company’s operations by Ms. Liu will continue.

Management is currently in discussions with several funding sources for a combination of debt and equity financing. However, there can be no assurance the Group will be able to obtain funding from these sources.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements.

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Contractual Obligations

Our contractual obligations consist mainly of bank loans, revolving line of credit and finance leases, and will be paid off with our cash flow from operations.

Bank loans

Bank loans include both secured and unsecured bank loans. Certain bank loans are secured by the investment properties. In addition to using the investment properties as collateral, some of the loans are further personally guaranteed by the former owners of the properties.

The table below shows the detail of bank loans by expiry date and rate (floating or fixed) as of December 31, 2015; all bank loans contracts provide for floating rates.

2015	Floating rate	Total
Expiry within 1 year	$1,660,946	$1,660,946
Expiry within 1 and 3 years	859,038	859,038
Expiry within 3 and 5 years	648,795	648,795
Expiry in more than 5 years	2,793,292	2,793,292
Total	$5,962,071	$5,962,071

As at December 31, 2015, the effective interest rate varies from EURIBOR+1.125% to EURIBOR+2.554%.

During 2014, one of the Subsidiaries missed certain scheduled repayments on a bank loan totaling $193,011 in principal and $22,680 in interest. Except for these missed scheduled repayments, the Group has been current on all scheduled repayments since the beginning of 2014. According to the applicable mortgage agreement, missing scheduled payments can cause the bank to request immediate repayment of the residual debt, totaling approximately $1,515,720 as of December 31, 2014. Management initiated negotiation with the bank to postpone repayment for 12 months in 2014. Separately, during 2014, one of our other Subsidiaries missed certain scheduled finance lease payments to the leasing department of the same bank. As of the date of this registration statement, the bank official from the mortgage department, on the Group’s behalf, is in negotiation with their leasing department on the issuance of a final moratorium. As the negotiation is in the final stages, management believes the risk of the bank demanding immediate repayment of the full residual debt is very low. However, there can be no assurance the bank will not decide to refuse granting the postponement to the Group and request for immediate repayment of the residual debt. As a result of this possibility, we have classified the residual debt as current loans and borrowings as of December 31, 2014 and 2015.

Revolving line of credit

The Group has committed borrowing facilities available at December 31, 2015 as follows:

2015	Floating rate	Fixed rate	Total

Expiry within 1 year (current)	$318,063	$362,012	$680,075
Total	$318,063	$362,012	$680,075

The facilities expiring within 1 year are annual facilities subject to renewal at various dates. As at December 31, 2015, the effective interest rate varies from 4.86% to 15.50%.

The revolving line of credit is unsecured, but personally guaranteed by the former owners of the properties. The total revolving line of credit approved by the bank as of December 31, 2015 was $575,527. As at December 31, 2015, the Group had overdrawn the revolving line of credit. The total balance of the revolving line of credit as at December 31, 2015 was $680,075.

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Finance leases

Future lease payments are due as follows:

2015	Minimum lease payments	Interest	Present value

Not more than one year	$3,514,879	$1,658,525	$1,856,354
Later than one year and not later than three years	2,934,337	1,894,558	1,039,779
Later than three year and not later than five years	3,018,450	1,532,009	1,486,441
Later than five years	18,934,300	4,942,163	13,992,137
Total	$28,401,966	$10,027,255	$18,374,711

As at December 31, 2015, the effective interest rate varies from EURIBOR + 1.4% to EURIBOR+2.762%.

During 2014, four of the Subsidiaries missed certain scheduled payment to four finance lease creditors, totaling approximately $244,234 in principal and $241,328 in interest as of December 31, 2014. Except for these missed scheduled payments, the Group has been current with all the other scheduled payments since the beginning of 2014. Pursuant to the leasing agreements, the finance lease creditors have the right to declare the borrower in default in case of missing scheduled payments via official written notice and demand full payment of outstanding principal balance at the time of such default declaration. Management initiated negotiation with all the affected finance lease creditors for modification repayment plans on these missed payments in 2014. In the second quarter of 2015, the Group remitted all missed payments to one of the finance lease creditors and thus corrected the default.

During 2015, two of the three affected finance lease creditors have granted the Group modification repayment plans. The Management is still undergoing negotiation with the one remaining affected finance lease creditor. The communications between the Group and this finance creditor is ongoing and positive. Therefore, Management believes there is very low risk of this finance lease creditor declaring the borrower in default and demanding immediate full principal payment during the approval process. However, there can be no assurance this finance lease creditor will not decide to refuse granting the requested modification repayment plans to the Group. As a result of this possibility, we have classified this one residual finance lease as current loans and borrowings as of December 31, 2015.

Other loans

Non-current other loans consist of one loan from the current tenant of the property located on Via Lucania in Buccinasco. The loan proceeds were used for the modification of the property to the tenant’s specifications. The repayment of this loan will start in the year 2021 for a period of three years, and will offset the rent to be collected from the tenant. The effective interest rate is fixed at EURIBOR+1.90%.

Current other loans consist of an interest bearing convertible promissory note with the underwriters.

Immediately following the closing of the Business Combination on September 30, 2013, the Company entered into an interest-bearing promissory note with its underwriter, Chardan Capital Markets, LLC for the total remaining amount of $889,833 due to the underwriter, at the rate of 5% per annum, maturing on December 31, 2013. If the note was not repaid by December 31, 2013, Chardan had the right to convert the note and accrued interest into ordinary shares at a price of $9.10 per share. In connection with the convertible right, $184,584 was allocated to the value of the beneficial conversion feature. As of December 31, 2013, full amount of the beneficial conversion feature has been recorded as interest expense. As of the date of this registration statement, the convertible right had not been exercised. On December 31, 2013 (the note’s maturity date), the Company was not able to repay the note. As a result of the payment default, an additional default interest rate of 10% per annum is added to the original 5% per annum interest rate starting December 31, 2013. As of June 30, 2016, $350,368 of interest expense has been recorded in connection with this note. George Kaufman, one of our directors, is an employee of Chardan Capital Markets.

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BUSINESS

Prime Acquisition Corp. is an exempt company organized on February 4, 2010 under the laws of the Cayman Islands, formed to acquire through a merger, capital stock exchange, asset acquisition, stock purchase or similar business combination, or control through contractual arrangements, one or more operating businesses.

On March 30, 2011, the initial public offering of 3,600,000 of our units was consummated. Each unit issued in the IPO consisted of one ordinary share, par value $0.001 per share, and one warrant. Each warrant entitles the holder to purchase one ordinary share at a price of $7.50. On January 4, 2014, we reduced the exercise price of the warrants from $7.50 to $5.00 and extended the expiration date from March 30, 2016 to March 30, 2018. Prior to the consummation of the IPO, the Company completed a private placement of 2,185,067 warrants to the Company’s founding shareholders, generating gross proceeds of $1,638,800. On May 10, 2011, we announced that the underwriters of our IPO exercised their over-allotment option in part, for a total of an additional 52,975 units (over and above the 3,600,000 units sold in the IPO). The 3,652,975 units sold in the IPO, including the 52,975 units subject to the over-allotment option, were sold at an offering price of $10.00 per unit, generating gross proceeds of $36,529,750. A total of $36,606,096, which includes a portion of the $1,638,800 of proceeds from the private placement of warrants to the founding shareholders, was placed in trust. On May 25, 2011, the ordinary shares and warrants underlying the units sold in the IPO began to trade separately on a voluntary basis. The warrants issued prior to and in connection with the IPO are exercisable provided that there is an effective registration statement or post-effective amendment covering the ordinary shares issuable upon exercise of the warrants. In addition, we can only call for redemption of such warrants if the last sale price of our ordinary shares on the stock exchange equals to or exceeds $15.00 per share for any 20 trading days within a 30 trading day period after the completion of business. When this registration statement becomes effective, it will permit the warrants to be exercised.

Since we could not complete an acquisition prior to March 30, 2013, the date by which we were required to complete our initial business combination by our Amended and Restated Memorandum and Articles of Association, our board of directors determined that it would be in the best interests of our shareholders for us to continue our existence for an additional six months (until September 30, 2013) rather than dissolve as required by our Articles of Association, which we refer to as the Extension. In order to effect the Extension, our shareholders approved certain amendments to our Articles of Association at a special meeting of shareholders held on Wednesday, March 27, 2013. In connection with the Extension, our board of directors determined that it was in our best interest to allow shareholders with the opportunity to redeem their ordinary shares for cash by means of a tender offer, which we refer to as the Extension Tender Offer. Following approval of the Extension, the Extension Tender Offer expired at 5:00 p.m., United States Eastern Time on the evening of Thursday, March 28, 2013. Pursuant to the terms of the Extension Tender Offer, 3,008,955 of our ordinary shares were tendered and accepted for redemption by the Company for an aggregate purchase price of $30,149,729.

On May 23, 2013, Prime and the Manager entered into a Management Agreement in connection with the Business Combination. Pursuant to the terms of the Management Agreement, and subject to the closing of the Business Combination, Prime appointed the Manager to manage the assets of Prime following the Business Combination on an exclusive basis. On May 13, 2014, Manager and our then officers resigned from their positions with us and the Management Agreement was terminated. On June 10, 2014, Diana Liu became the sole director of our Italian subsidiaries, replacing the designee of the Manager.

On June 22, 2013, June 24, 2013 and July 9, 2013, Prime entered into a series of definitive agreements to acquire certain real estate assets in Italy, as more fully described below.

In addition, on September 27, 2013, Prime completed the Business Combination Tender Offer and redeemed the one share validly tendered and not withdrawn, and on September 30, 2013, it consummated its initial Business Combination by acquiring 100% of Seba S.r.l. (“Seba”), Nova S.r.l. (“Nova”), Delfin S.r.l. (“Delfin”), SIM S.r.l. (“SIM”), Dieci Real Estate S.r.l. (“Dieci”), Ellegi S.r.l. (“Ellegi”), G.S.I. S.r.l. (“GSI”), Magfin S.r.l. (“Magfin”), all of which are Italian limited liability companies (Delfin, SIM, Dieci, Ellegi, GSI and Magfin, collectively the “Bell Group”; Bell Group, Seba and Nova, collectively the “Subsidiaries”), which collectively owned 11 commercial real estate properties based in Italy, for an aggregate of 1,719,317 ordinary shares. As a result, immediately following consummation of the Business Combination, Prime had a total of 3,635,344 ordinary shares outstanding.

On December 18, 2014, Prime entered into a Stock Purchase Agreement (the “Purchase Agreement”) with Prime Luxembourg S.a.r.l., the Company’s wholly owned subsidiary (“LuxCo”), Seba, at the time LuxCo’s wholly owned subsidiary, Francesco Rotondi and Luca Failla. Pursuant to the Purchase Agreement, on December 18, 2014, Messrs. Rotondi and Failla acquired all of the outstanding equity interests in Seba in exchange for the return of 497,308 of our shares. Seba’s sole asset consists of four floors of Corso Europa 22, an office building in central Milan.

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In connection with the Purchase Agreement, we, LuxCo, Nova, and Mr. Rotondi entered into an option agreement (the “Option Agreement”) pursuant to which Mr. Rotondi would have the right to purchase all of the equity interests in Nova owned by LuxCo in the event that (i) the mortgage payments that Mr. Rotondi has personally guaranteed are not made, or (ii) a certain power of attorney that would facilitate the transfer of Nova’s equity interests to Mr. Rotondi is not renewed. The Option Agreement will terminate on the repayment of the mortgages or the termination of Mr. Rotondi’s personal guaranties. The consideration for the exercise of the option would be the return of 50,000 shares of our ordinary shares. Nova’s sole asset consists of two floors of Corso Europa 22, an office building in central Milan.

On June 26, 2015, we entered into a Stock Purchase Agreement (the “SIM Purchase Agreement”) with Prime Luxembourg S.a.r.l., the Company’s wholly-owned subsidiary (“LuxCo”), GSI S.r.l, LuxCo’s wholly-owned subsidiary (“GSI”), SIM S.r.l., at the time owned by LuxCo and GSI (“SIM”), Bell Real Estate S.r.l. (“Bell”), Cesare Lanati and Stefano Lanati (Bell, Cesare Lanati and Stefano Lanati are collectively referred to as the “SIM Buyers”). On July 7, 2015, the SIM Buyers acquired all of the outstanding equity interests in SIM in exchange for the return of 220,000 of our shares (the “SIM Consideration Shares”). 134,200 shares (61%) were returned to the Company for immediate cancellation, 85,800 shares (39%) were returned to GSI and remained as treasury shares. SIM’s sole asset consists of the property located at Via Newton 9, Milan, Italy. In addition, in connection with the transactions contemplated by the SIM Purchase Agreement, we extinguished certain trade liabilities associated with its portfolio of properties and the SIM Buyers.

During 2015, we established a new subsidiary in Italy, Imperatrice S.r.l. (“Imperatrice”), through LuxCo. We own 100% of Imperatrice. This new subsidiary was established for potential future acquisitions of real estate investment properties in Italy.

Business Overview

We currently own real estate assets that consist of office, commercial and industrial properties in Italy.

We plan to acquire additional properties to create a diverse portfolio of commercial real estate assets, including, primarily, well located office buildings and industrial/warehouse buildings. We may also acquire retail properties, including regional malls, shopping centers and single-tenant retail locations, that are leased to national, regional and local tenants. We plan to target properties strategically situated in densely populated, middle and upper income markets in Southern Europe, primarily in Italy, Spain and Portugal.

We believe that the current market environment in Southern Europe presents an opportunity to acquire performing properties at compelling yields and at values substantially below their replacement cost, offering us the potential to achieve attractive returns for our shareholders over time. The Southern European real estate market is currently experiencing significant weakness driven by economic uncertainty and sharply reduced capital availability. Despite the challenging economic environment in Europe, we believe that our properties have high quality lessees who are not credit impaired, long term leases, low vacancy rates and stable rents. These will also be characteristics that we will seek out for additional properties we may acquire in the future.

In addition, since the onset of the “credit crisis” in mid-2007, the number of banks advancing new loans against Southern European properties has fallen substantially and that decline, together with a tightening of lending policies, has resulted in a significant contraction in the amount of debt available to fund re-financings, acquisitions, developments and other commercial real estate investments. Our view is that, in the current capital constrained environment, many property owners have limited options to sell and the prospects for negotiating attractive acquisitions at compelling prices should be significant. There can be no assurance, however, that the continuation of current economic conditions will not impact certain of the properties we may acquire and such properties could experience higher levels of vacancy than anticipated at the time of our acquisition of such properties.

We believe we will have a competitive advantage relative to other potential acquirers of such properties because we have the ability to issue publicly traded ordinary shares for a portion of the acquisition consideration and because we are not burdened by a legacy portfolio of under-performing assets or assets that may have significant debt obligations. However, no assurance can be given at this time that these plans can be carried out successfully and that the risks associated with investing in real estate assets in the region can be properly mitigated.

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Competition

The leasing of real estate is highly competitive. We compete for tenants with landlords and developers of similar properties located in our markets primarily on the basis of location, rent charged, services provided, balance sheet strength and liquidity, and the design and condition of our properties. We face competition from other real estate companies, including REITs, that currently invest in markets other than or in addition to Southern Europe, private real estate funds, domestic and foreign financial institutions, life insurance companies, pension trusts, partnerships, individual investors, and others that may have greater financial resources or access to capital than we do or that are willing to acquire properties in transactions which are more highly leveraged or with different financial attributes than we are willing to pursue.

Litigation

From time to time in the normal course of conducting business the Group is subject to legal disputes of varying nature such as but not limited to expenses on building maintenance, moving expenses and others. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of our operations.

The following summarizes litigation that is outside of the normal course of the Group’s business.

Morgan Joseph and BHN LLC

In July 2014, Morgan Joseph filed a complaint against Prime and BHN LLC (“BHN”) for breach of contract, seeking at least approximately $1.3 million plus damages from Prime. On October 20, 2014, Prime moved to dismiss the complaint on the basis there were no contracts between Morgan Joseph and Prime. On November 14, 2014, BHN moved to add additional cross-claims, among other things.

On March 19, 2015, the court dismissed Morgan Joseph's complaint against Prime as well as BHN LLC's cross-claim for indemnification from the Company but gave Morgan Joseph until May 1, 2015 to file an amended complaint.

On April 8, 2015, BHN brought an amended complaint against Prime for breach of contract, seeking approximately $9 million in damages. BHN did not serve Prime or Prime’s legal counsel with this complaint. Separately, on April 27, 2015, Morgan Joseph filed an amended complaint against Prime and BHN, asserting claims of breach of contract and seeking approximately $2.5 million plus damages.

We filed an answer to Morgan Joseph’s amended complaint on June 1, 2015. Management estimated the probability of damages in these cases is low due to (1) there being no formal contracts between us and Morgan Joseph, and (2) the court dismissing earlier complaints and there being no new evidence brought forward in the amended complaints. Due to these factors, Management deemed no potential loss from this complaint and hence no provision has been accrued in relation to this case. However, there is no assurance the court will dismiss this amended complaint.

In addition, on June 26, 2015, we filed a cross-claim against BHN LLC and certain individuals connected with BHN LLC for damages and certain costs incurred by us. The amount of damages and costs are to be determined at trial. As of the date of this registration statement, there is no new development on this case and the Management has not yet determined the potential damages and costs.

Andrea Crespi-Belskij

On July 19, 2016, Andrea Crespi-Belskij, formerly a consultant to the Company, filed a claim with the civil court of Milan against Prime Acquisition and two Italian subsidiaries, Magfin Srl and Ellegi Srl, claiming, among other things, wrongful dismissal and incorrect classification of employment, and seeking various financial compensations for the claims as well as petitioning for a seizure of the Italian subsidiaries. In the August 2, 2016 hearing on the seizure, the presiding judge summarily dismissed the petition. Andrea Crespi-Belskij has ten days to file an appeal the judgement. The hearing on wrongful dismissal is scheduled for September 29, 2016. The claimant previously filed a similar claim against the Company and its subsidiaries in June 2016, which was dismissed by the court.

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Organizational Structure

LuxCo is a Luxembourg company and the only wholly owned subsidiary of Prime. LuxCo holds all of the equity interest in each of the Italian limited liability companies (collectively the “Subsidiaries”) Nova S.r.l. (“Nova”), Delfin S.r.l. (“Delfin”), Dieci Real Estate S.r.l. (“Dieci”), Ellegi S.r.l. (“Ellegi”), G.S.I. S.r.l. (“GSI”), Magfin S.r.l. (“Magfin”), Imperatrice S.r.l. (“Imperatrice”).

Property, Plant and Equipment

We currently maintain our executive offices in an approximately 500 sq. foot suite at No. 322, Zhongshan East Road; Shijiazhuang; Hebei Province, 050011; China. Prior to the Business Combination the cost for this space was included in the $7,500 per month fee payable to Kaiyuan Real Estate Development. This monthly fee arrangement terminated upon completion of the Business Combination. After the Business Combination, there is no arrangement in place for the cost of this space, and we do not currently pay any rent for this space. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, our former Chairman.

Description of Investment Properties

We own the following properties, which are office, logistics, commercial and industrial real estate assets located in Milan, Italy.

	Property Name & Location	Type	Tenant	Average Lease Duration (Years)	Approx. Gross Leasable Area (sq. meters)	Purchase Price on September 30, 2013 ($ in millions)
1	Corso Europa 22, Milano	Office	Italian firms	10	560	$8.57
2	Milanofiori, Building A5	Office	Various int’l and Italian firms	10	865	$3.13
3	Milanofiori, Building Q7	Office	Various int’l and Italian firms	10	586	$1.27
4	Milanofiori, Building N	Office	Various int’l and Italian firms	10	1,750	$4.48
5	Viale Lucania, Buccinasco	Office, Industrial	Microelettrica Scientifica	18	16,230	$22.27
6	Via Buozzi 22, Buccinasco	Office	Various int’l and Italian firms	10	545	$1.85
7	Via Lazio 95, Buccinasco	Office, Warehouse	Italian cos.	10	4,320	$5.01
8	Via Emilia, Buccinasco	Commercial	Italian commercial co.	10	200	$0.35
9	Via Mulino, Buccinasco	Commercial	Merkur	8	360	$1.37
10	Milanofiori, Building Q5	Office	Italian firms	10	400	$1.26
	Total:				25,816	$49.56

1.	Property 1 is part of an office building located at Corso Europa 22 in a central area of Milan, near San Babila’s Square, close to the fashion district called “quadrilatero della moda” and 500 meters from the Milan Cathedral at the center of the city (the “Duomo”). The building’s 560 square meters (“sqm”) includes two floors and a basement. The structure was designed in 1957 by Architect Vico Magistretti, a leading figure in the Italian cultural and architectural space after WWII, and was completely renovated in 2012.

2.	Property 2 is part of a large office complex, Assago Milanofiori, in the southern part of Milan. Milanofiori is a real estate business district built in the late 1970s with the aim to provide prime location to Italian and multinational firms in the service and high-tech service industries. The buildings in the area are connected by tree-lined roads and large parking lots. The property is Building A5 of the complex. The complex has a direct subway connection to the center of the Milan and is located near major freeways and highways. The building’s 865 sqm are rented to Italian and multinational firms.

3.	Property 3 is part of a large office complex, Assago Milanofiori, in the southern part of Milan. The property is Building Q7 of the complex. The complex has a direct subway connection to the center of the city and is located near major freeways and highways. The building’s 586 sqm are rented to Italian and multinational companies.

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4.	Property 4 is part of a large office complex, Assago Milanofiori, in the southern part of Milan. The property is Building N of the complex. The complex has a direct subway connection to the center of the city and is located near major freeways and highways. The building’s 1,750 sqm are rented to Italian and multinational companies.

5.	Property 5 is an industrial and office building located on viale Lucania in Buccinasco, a large commercial and industrial area in the southern part of Milan. The property is located about 3 km from Milan, is very well connected with the major adjacent cities such as Assago, Corsico, Trezzano sul Naviglio and is near major freeways and the highway towards Genova. The facility encompasses a 16,230 sqm industrial plant, of which 10,230 sqm warehouse, and 6,000 sqm office. It is a flexible use structure that was recently renovated in 2011. The building is rented to Microelettrica Scientifica, a subsidiary of the large multi-national Knorr-Bremse group, a leading global producer of braking systems for trucks and trains.

6.	Property 6 is an office building located at via Buozzi 22 in Buccinasco, a large commercial and industrial area in the southern part of Milan. The property is located near major freeways and the highway towards Genova. The building includes offices and warehouse. Its 545 sqm are rented to multiple international and Italian firms.

7.	Property 7 is an office and warehouse building. The property is located at via Lazio 95 in Buccinasco, a large commercial and industrial area in the southern part of Milan. The building is located near major freeways and the highway towards Genova. The building’s 4,320 sqm is rented to Italian companies.

8.	Property 8 is a commercial building located on via Emilia in Buccinasco, a large commercial and industrial area in the southern part of Milan. The building is located near major freeways and the highway towards Genova. The facility’s 200 sqm are rented to an Italian commercial company.

9.	Property 9 is a commercial building is located on via Mulino in Buccinasco, a large commercial and industrial area in the southern part of Milan. The building is located near major freeways and the highway towards Genova. The facility’s 360 sqm are rented to a gaming company.

10.	Property 10 is part of a large office complex, Assago Milanofiori, in the southern part of Milan. The property is Building Q5 of the complex. The complex has a direct subway connection to the center of the city and is located near major freeways and highways. The building’s 400 sqm are rented to Italian and multinational companies.

Current occupancy rates and approximate rent per square meter for each of the properties is as follows:

	Property	Current occupancy	Rent per square meter ($)
1	Corso Europa 22, Milan (1)	79%	357
2	Milanofiori, building A5	100%	163
3	Milanofiori, building Q7	100%	145
4	Milanofiori, building N	100%	119
5	Viale Lucania, Buccinasco	100%	88
6	Via Buozzi 22, Buccinasco (2)	65%	96
7	Via Lazio, Buccinasco	100%	75
8	Via Emilia, Buccinasco	100%	67
9	Via Mulino, Buccinasco	100%	219
10	Milanofiori, building Q5	100%	155

(1)	The occupancy rate of the property located in Corso Europa, Milan, is at 79% due to the termination of certain leases in 2015. The managers of the property have successfully leased some of the spaces to new tenants in 2015 and are seeking new tenants for the remaining vacant spaces.

(2)	The occupancy rate of the property located at Via Buozzi 22, Buccinasco, is at 65% due to the recent termination of certain leases. The managers of the property are seeking new tenants for the vacant spaces.

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DIRECTORS, SENIOR MANAGEMENT AND EMPLOYEES

Directors and Senior Management

Our current directors and executive officers are as follows:

Name	Age	Position
William Tsu-Cheng Yu	55	Interim Chief Executive Officer and Director
Amy Lau	42	Interim Chief Financial Officer
Diana Chia-Huei Liu	52	Chairman, Director
George Kaufman	40	Independent Director

William Tsu-Cheng Yu has been a director since inception, our Chief Financial Officer from inception until September 30, 2013, and has been our Interim Chief Executive Officer since May 8, 2014. Mr. Yu was our President from April 2010 until September 30, 2013 and Since May 5, 2014. Since July 2000, Mr. Yu has served as the Managing Partner of Cansbridge Capital. From October 2009 until January 2010, Mr. Yu served as Chief Financial Officer and Chief Operating Officer of Optoplex Corporation, a communication networks company. Mr. Yu served as a director of Optoplex Corporation from April 2004 until January 2010. From July 2006 through October 2008, Mr. Yu served as a special advisor to the Chief Executive Officer of Optoplex Corporation. Mr. Yu served as a director of Abebooks, Inc., the world’s largest on-line used book seller, from 2001 to 2008, prior to its acquisition by Amazon.com (NASDAQ:AMZN). From February 2002 to August 2003, Mr. Yu served as the Chief Financial Officer to Telos Technology Corp., a supplier of wireless solutions for voice and data communication networks (acquired by UT Starcom (NASDAQ: UTSI) in 2004). Mr. Yu co-founded Intrinsyc Software Inc. (TSE: ICS), a TSE-listed embedded software company, and served in various capacities including director, Chief Financial Officer, Executive Vice President and Chief Operating Officer from July 1996 to November 2002. From August 1994 to May 1996, Mr. Yu was an associate in the Asia Pacific corporate finance group of Marleau, Lemire Securities, Inc., an investment banking firm headquartered in Montreal, Canada. From July 1991 to August 1994, Mr. Yu was an investment portfolio manager at Discovery Enterprises Inc., a provincial-government sponsored venture capital fund. Mr. Yu also previously worked with China-Canada Investment and Development and the Lawson Mardon Group. He has also served in various Board-level capacities with the Monte Jade Science and Technology Association, a non-profit organization supporting entrepreneurship and investment in technology companies in North America and Asia. Mr. Yu served as Chief Financial Officer and as a director of AutoChina International Limited (OTCBB: AUTCF) from October 2007 through April 2009 (during which time it was known as Spring Creek Acquisition Corp., a blank check company formed to acquire and operating business). Mr. Yu earned a BS in Mechanical Engineering with Honors and an MBA with Honors from Queen’s University in Canada. Mr. Yu is married to Ms. Diana Liu, our Chairman and a director.

Amy Lau has been our Interim Chief Financial Officer since May 8, 2014. Ms. Lau is a Certified Management Accountant and previously served as a financial consultant to the Company from its inception in 2010 until September 2013. From 2007 to 2010, she served as controller at Optoplex Corp., an optic fiber component company based in Silicon Valley, CA. From 2008 to 2009, she served as a financial consultant to Spring Creek Acquisition Corp., a blank check company. In addition, Ms. Lau has been serving as the Director of Outsourced Services at Morling & Company, a financial services firm based in San Francisco, since April 2014.

Diana Chia-Huei Liu was our Chief Executive Officer and a director from our inception until September 30, 2013 and has been a director since May 5, 2014. Ms. Liu was also our President from inception until April 2010. Ms. Liu served as President of AutoChina International Limited (OTCBB: AUTCF) from its inception to April 9, 2009 (during which time it was known as Spring Creek Acquisition Corp., a blank check company formed to acquire an operating business), and currently serves as a director. Ms. Liu has served as the President of Cansbridge Capital Corp., a private investment firm specializing in early stage investments along the west coast of North America (namely U.S. and Canada) and Asia, since August 1998. Prior to Cansbridge, Ms. Liu served as the Executive Vice-President at Polaris Securities Group (TW: 6011), an investment firm in Taiwan, where she founded and managed its North American operations from April 1994 to August 1998. From August 1991 to April 1994, Ms. Liu was an account portfolio manager in global private banking at the Royal Bank of Canada (NYSE:RY), a full service banking firm. From October 1988 to August 1991, Ms. Liu served as the regional sales manager for the province of British Columbia, Canada, at CIBC Securities, a subsidiary of CIBC (NYSE:CM), a full service banking firm, where she founded and managed the mutual funds promotion division. Ms. Liu has served since June 2006 as a member of the Executive Committee and the Chair of the Investment Committee at the Asia Pacific Foundation, a Canadian federal government created think tank and policy advisory board where she works closely with the co-CEOs on operational issues and investment of its endowment funds. In addition, she also served as a director of the Vancouver Goh Ballet Society and BaySpec, Inc., a supplier of optical components based in Fremont, California. Ms. Liu graduated with a BA in economics from the University of British Columbia in Canada. Ms. Liu is married to Mr. William Yu, our Interim Chief Executive Officer and a director.

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George Kaufman was a director from March 2012 until September 30, 2013 and has been a director since May 5, 2014. Mr. Kaufman has served as the Managing Director of Investment Banking for Chardan Capital Markets, LLC, a New York based broker/dealer, since January 2006 and served as an Investment Banking Associate for Chardan from November 2004, when he joined the firm, to December 2005. As one of the seven original members of Chardan, Mr. Kaufman established the investment banking, brokerage and marketing protocols and standards. He has extensive experience with operating and development stage companies, having lead and/or managed over 30 public and private transactions. In addition, Mr. Kaufman founded Detroit Coffee Company, LLC, a national roaster, wholesaler and retail distributor of high-end specialty coffees in January 2002 and currently serves as its chief executive officer. Since June 2009, Mr. Kaufman has also served as a director of China Networks International Holdings Ltd. (OTCBB: CNWHF), a broadcast television advertising company based in China. Mr. Kaufman received a Bachelor of Arts degree in Economics from the University of Vermont in 1999.

Board Committees

Given its small size, our board of directors no longer has committees.

Director Independence

Our board of directors has determined that George Kaufman qualifies as an independent director under the Nasdaq Marketplace Rules because he is not currently employed by us, and does not fall into any of the enumerated categories of people who cannot be considered independent in the Nasdaq Marketplace Rules.

Compensation

Director Compensation

The Board of Directors did not receive compensation in 2014. However, our board of directors granted 100,000 stock options to George Kaufman in September, 2015 at an exercise price of $0.01 per share. 50% (50,000 shares) of the stock options are vested immediately at grant date, with the remaining stock options vesting at a rate of 6.25% every three months. The vesting will stop when this director ceases his engagement with us. The fair value of the options granted using the Black-Scholes option-pricing model was $309,100.

On April 15, 2016, we accrued $50,000 and $248,000 for 2015 compensation for George Kaufman and Diana Liu, respectively. The compensation for the director classified as non-related party was accrued as trade and other payables, with the compensation for the director classified as related party was accrued as due to related parties as at December 31, 2015. In addition, we granted 50,000 and 100,000 stock options to the two directors for their services in 2015. Mr. Kaufman’s stock options are to vest over 18 months, and Ms. Liu’s stock options vested 60% immediately on the grant date with the remaining to vest over 14 months following the grant date. The options were valued using the Black-Scholes option-pricing model and the aggregate value for the options was $26,100.

Executive Compensation

Overview of our Executive Compensation

William Yu, our Interim Chief Executive Officer received no compensation in 2014. Mr. Yu was paid compensation of $248,000 in 2015. The Company accrued this amount as due to related parties as at December 31, 2015. In addition, the Company granted 100,000 stock options at an exercise price of $2.94 per share on April 15, 2016 for Mr. Yu’s services in 2015. 60% of this stock option vested immediately, with remaining portion to be vested over 14 months following the grant date. The option was valued using the Black-Scholes option-pricing model and the value for the option was $17,400.

Amy Lau, our Interim Chief Financial Officer is paid a monthly fee of $2,000 and was granted stock options to purchase 12,000 and 18,000 ordinary shares at an exercise price of 2.00 and 2.60 per share in May 2014 and May 2015, respectively, vesting on a monthly basis over 12 months from the grant date. In January, 2016, an additional 10,000 ordinary shares at an exercise price of $0.01 per share was granted, which vested immediately. The options will cease vesting when the optionee is no longer the Interim Chief Financial Officer of the Company. The options were valued using the Black-Scholes option-pricing model and the aggregate value for the options granted in May 2014 and May 2015 was $792 and $21,690, respectively. The January 2016 options were valued using the Black-Scholes option-pricing model and the value for the option was $35,407. In 2015, the Company accrued $93,000 of compensation for Ms. Lau as due to related parties as at December 31, 2015. In addition, the Company granted 30,000 stock options at an exercise price of $2.94 per share on April 15, 2016 for Ms. Lau’s services provided in 2015. These stock options granted are to vest monthly for 18 months from the grant date. The option was valued using the Black-Scholes option-pricing model and the value for the option was $5,220.

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Share Options

Our board of directors has approved the grant of options to purchase up to 220,000 of our ordinary shares to our directors, employees, and consultants from time to time, with such terms and conditions as our officers may establish. Such option grants are governed by individual grant agreements and stock restriction agreements as determined by our board of directors, and may be subject to either time-based or performance-based vesting provisions. Our board of directors has the authority to amend, alter, suspend or terminate our right to grant such share options without the consent of our shareholders within the 220,000 options limit. Accordingly, such options may dilute the equity interest of our shareholders. In September 2015 and April 2016, our board of directors approved the grant of up to an additional 280,000 and 200,000 options, respectively, bringing the total number of options that may be granted to 700,000. As of the date hereof 565,000 options have been granted since inception and 135,000 options are currently outstanding and available for granting.

Employment Agreements

We do not currently have employment agreements with any of our officers.

Pension Benefits

None of our named executives participates in or have account balances in qualified or nonqualified defined benefit plans sponsored by us.

Nonqualified Deferred Compensation

None of our named executives participates in or have account balances in nonqualified defined contribution plans or other deferred compensation plans maintained by us.

Potential Payments upon Termination or Change in Control

None of our named executives is entitled to any payments upon termination or change in control of our company.

Employees

We currently have two employees in two of our subsidiaries in Italy who perform certain administrative services for us.

Principal Legal Advisers

Prime’s principal legal adviser in the United States is Loeb & Loeb LLP, located at 345 Park Avenue, New York, NY 10154. Prime’s principal legal adviser in the Cayman Islands is Conyers Dill & Pearman, located at Boundary Hall, 2nd Floor, Cricket Square, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

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PRINCIPAL SHAREHOLDERS

The following table sets forth information with respect to the beneficial ownership, within the meaning of Rule 13d-3 under the Exchange Act, of our ordinary shares, as of August 31, 2016:

•	each person known to us to own beneficially more than 5% of our ordinary shares;
•	each of our directors and executive officers; and
•	all of our directors and executive officers as a group.

Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options or warrants exercisable by a person within 60 days after August 31, 2016. Except as indicated below, and subject to applicable community property laws, the persons named in the table have sole voting and investment power with respect to all securities shown as beneficially owned by them.

Name and Address (1)	Number of Shares Beneficially Owned		Percentage of Ownership (2)
Diana Chia-Huei Liu	2,443,067	(3)	64.95%
William Tsu-Cheng Yu	2,443,067	(3)	64.95%
Amy Lau	52,168	(4)	2.61%
George Kaufman	75,487	(5)	3.73%
All directors and executive officers as a group (4 individuals)	2,570,722		66.28%
Yong Hui Li	853,391	(6)	32.52%
Bell Real Estate S.r.l.	582,499		29.80%
Puway Limited	341,357	(7)	15.36%
Brudders Capital	225,000	(8)	11.51%
Chardan Capital Markets	240,000	(9)	10.94%

(1)	Unless otherwise noted, the business address for each of our beneficial owners is No. 322, Zhongshan East Road; Shijiazhuang; Hebei Province; 050011, China.
(2)	Based on 1,954,651 ordinary shares outstanding as of August 31, 2016. Beneficial ownership includes voting or investment power with respect to the securities and takes into consideration options exercisable by a person within 60 days after June 22, 2016.
(3)	Consists of (i) 220,275 ordinary shares held by Diana Liu, (ii) 225,000 ordinary shares held by Brudders Capital, of which Diana Liu is the sole owner and director, (iii) 127,266 ordinary shares held by William Yu, (iv) 63,632 ordinary shares held by Conrad Yu and Byron Yu, (v) 886,942 shares issuable upon exercise of warrants owned by Ms. Liu, (vi) 724,892 shares issuable upon exercise of warrants owned by Mr. Yu, and (vii) 63,632 shares issuable upon exercise of warrants owned by Conrad Yu and Byron Yu. Diana Liu and William Yu are married, and Conrad Yu and Byron Yu are the sons of Diana Liu and William Yu, (viii) 65,714 stock options exercisable by William Yu and 65,714 stock options exercisable by Diana Liu.
(4)	Consists of (i) 5,500 ordinary shares, and (ii) 46,668 shares issuable upon exercise of options.
(5)	Consists of (i) 5,000 ordinary shares, and (ii) 70,487 shares issuable upon exercise of options.
(6)	Consists of (i) 183,562 ordinary shares, and (ii) 669,829 shares issuable upon exercise of warrants owned by Mr. Li.
(7)	Puway Capital is controlled by Gary Chang.
(8)	Diana Liu is the sole officer and director of Brudders Capital.
(9)	Kerry Propper has voting and dispositive power over the securities owned by Chardan Capital Markets.

As of June 22, 2016, 4.51% of our outstanding ordinary shares are held by 27 record holders in the United States.

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SHARES ELIGIBLE FOR FUTURE SALE

Prime has 1,954,651 shares outstanding as of June 30, 2016. Of these shares, 130,155 are freely tradable without restriction or further registration under the Securities Act of 1933, as amended. Additionally, any of these shares held by affiliates, as that term is defined in Rule 144 under the Securities Act, which generally includes officers, directors or 10% shareholders, will also be restricted from public sale as restricted stock.

There are 3,813,979 ordinary shares underlying outstanding warrants issued in our initial public offering pursuant to a prospectus dated March 24, 2011 and outstanding warrants issued pursuant to a dividend subsequent to our business combination, each for the purchase of one share. The shares issuable upon exercise of the warrants will also be freely tradable, provided that there is a registration statement in effect at the time of their exercise. This registration statement is registering the shares underlying those warrants.

Therefore, as of August 31, 2016, there are an aggregate of 7,214,542 shares that may be issued in the future upon exercise of outstanding warrants and options.

Rule 144. Rule 144 is unavailable for the resale of restricted securities initially issued by a blank-check or shell company, both before and after an initial business combination, despite technical compliance with the requirements of Rule 144. Accordingly, such restricted securities can be resold only through a registered offering or pursuant to another exemption from registration. Notwithstanding the foregoing, a person who beneficially owns restricted securities of a company which:

1.	has ceased to qualify as a blank-check or shell company;

2.	is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;

3.	has filed all reports and other materials required to be filed by Section 13 or 15(d), as applicable, during the preceding 12 months (or such shorter period that the company was required to file such reports and materials); and

4.	has filed certain information with the SEC (Form 10 information) reflecting that it is no longer a blank-check or shell company may, after one year has elapsed from the filing of the Form 10 information, within any three-month period resell a number of such restricted securities that does not, with respect to the shares, exceed the greater of either of the following:

1.	1% of the total number of shares then outstanding; or

2.	the average weekly trading volume of the shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.

Sales under Rule 144 are also limited based on the availability of current public information about Prime, and, in the case of sales by affiliates, by manner of sale provisions and notice requirements.

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CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Concurrently with our IPO in 2011, we issued to Chardan Capital Markets, LLC, the representative of the underwriters of our IPO as additional compensation, for a purchase price of $100, a unit purchase option to purchase 215,000 units for $12.00 per unit. The unit purchase option expired on March 24, 2016. George Kaufman, our director, is an employee of Chardan Capital Markets.

The holders of the founders’ units (including the founders’ shares and founders’ warrants, and the ordinary shares underlying the founders’ warrants), as well as the holders of the placement warrants (and underlying securities), are entitled to registration rights pursuant to an agreement signed at the time of our IPO. The holders of the majority of these securities are entitled to make up to two demands that we register such securities. The holders of the founders’ units can elect to exercise these registration rights at any time commencing three months prior to the date on which these ordinary shares are to be released from escrow. The holders of a majority of the placement warrants (or underlying securities) can elect to exercise these registration rights at any time after the Business Combination. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to our consummation of a business combination, including the Business Combination. We will bear the expenses incurred in connection with the filing of any such registration statements, except that in no event will Chardan Capital Markets, LLC have more than one demand registration right at the Company’s expense. As of December 31, 2015, no such effective registration statement or post-effective amendment has been filed.

We agreed to pay to Kaiyuan Real Estate Development a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing on March 24, 2011 and ending on the earlier of the Company’s consummation of a business combination, including the Business Combination, or the Company’s liquidation. Kaiyuan Real Estate Development is an affiliate of Mr. Yong Hui Li, our former Chairman. This arrangement was agreed to by Kaiyuan Real Estate Development for the Company’s benefit and is not intended to provide Mr. Li compensation. From February 1, 2012 until January 31, 2013, we secured approximately 150 sq. foot of additional office space, administrative services and secretarial support in Taipei, Taiwan. Fees for the additional office space, administrative services and secretarial support were included in the $7,500 monthly fee paid to Kaiyuan. This arrangement terminated upon completion of the Business Combination. As of December 31, 2013, the Company owed Kaiyuan an aggregate of $203,312 under this arrangement. This amount is still outstanding as of December 31, 2015.

Prior to completion of the Company’s IPO, Diana Liu, and William Yu loaned us an aggregate of $150,000 to cover expenses related to the Company’s IPO. The loans were repaid in full on the consummation of the Company’s IPO. Diana Liu, and William Yu loaned us an aggregate of $2,890,000 to fund our working capital requirements since the initial public offering as well as certain reimbursable expenses incurred on behalf of the Company. Such loans did not bear interest prior to the Business Combination, but currently bear interest at a rate of 10% per annum with convertible features and are repayable on demand or at maturity. During 2015 and 2016, certain such loans reached their maturity. Diana Liu and William Yu have renewed these matured loans along with the accrued and unpaid interest to a future date. These new notes bear same 10% per annum interest rate with convertible features. As of September 20, 2016, we owed Ms. Liu an aggregate of $3,827,284 including $484,384 of interest and $317,900 of rollover related to these loans.

Immediately following the closing of the Business Combination on September 30, 2013, we entered into an interest-bearing promissory note with its underwriter, Chardan Capital Markets, LLC for the total remaining amount of $889,833 due to the underwriter, at the rate of 5% per annum, maturing on December 31, 2013. If the note was not repaid by December 31, 2013, Chardan had the right to convert the note and accrued interest into ordinary shares at a price of $9.10 per share. In connection with the convertible right, $184,584 was allocated to the value of the beneficial conversion feature. As of December 31, 2013, full amount of the beneficial conversion feature has been recorded as interest expense. As of the date of this registration statement, the convertible right had not been exercised. On December 31, 2013 (the note’s maturity date), we were not able to repay the note. As a result of the payment default, an additional default interest rate of 10% per annum is added to the original 5% per annum interest rate starting December 31, 2013. As of September 20, 2016, $381,324 of interest expense has been recorded in connection with this note. George Kaufman, one of our directors, is an employee of Chardan Capital Markets.

Mr. Cesare Lanati (one of the sellers of the subsdiaries and a current shareholder of the Group) performed maintenance and other services for the Group’s investment properties. The Group leases office and parking spaces to Lanati and pays certain expenses on Lanati’s behalf. The amount due from Lanati represents the amount due at December 31, 2014 and 2013. The amount due to Lanati was $0 and $3,773,041 at December 31, 2014 and 2013 respectively (see note 27 — Trade and Other Payables). In October, 2014 and July, 2015, the Group has reached various offsetting agreements with Lanati on offsetting of certain receivables (due from Lanati) and payables (due to Lanati). The total amount offset in October, 2014 and July, 2015 were $1,926,217 and $1,544,265 respectively (see Consolidated Financial Statements Note 20 — Trade and Other Receivables, and Note 27 — Trade and Other Payables).

All ongoing and future transactions between us and any of the Company’s executive officers and directors or their respective affiliates, including loans by our directors or any forgiveness of loans, will require prior approval in each instance by a majority of our disinterested directors, who had access, at our expense, to our attorneys or independent legal counsel.

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DESCRIPTION OF SECURITIES

The following description of the material terms of our shares and warrants includes a summary of specified provisions of the Memorandum of Association and Articles of Association.  This description is subject to the relevant provisions of the Companies Law of the Cayman Islands (as amended) and is qualified by reference to our Memorandum of Association and Articles of Association, copies of which are incorporated in this registration statement by reference.

General

We are authorized to issue 50,000,000 ordinary shares. As of the date of this registration statement, 1,954,651 ordinary shares are outstanding, held by 27 holders of record. No shares of preferred stock are currently outstanding.

Shares

Our shareholders of record are entitled to one vote for each share held on all matters to be voted on by shareholders.

Members of our Board of Directors serve for indefinite terms. There is no cumulative voting with respect to the election of directors, with the result that the holders of more than 50% of the shares eligible to vote for the election of directors can elect all of the directors.

Our shareholders have no conversion, preemptive or other subscription rights and there are no sinking fund or redemption provisions applicable to the shares.

Warrants

We have 6,733,292 warrants outstanding as of August 31, 2016, entitling the registered holder to purchase one share at $5.00 per share. Of these warrants, 2,679,313 are held by our founders and are not redeemable due to restrictions on the ability of these persons to trade our securities. Each warrant entitles the registered holder to purchase one share of our ordinary shares at a price of $5.00 per share, subject to adjustment as discussed below.

The warrants will expire at 5:00 p.m., New York City time on December 24, 2016. We may call the warrants for redemption:

•	in whole and not in part;

•	at a price of $.01 per warrant at any time after the warrants become exercisable;

•	upon not less than 30 days’ prior written notice of redemption to each warrantholder; and

•	if, and only if, the reported last sale price of the ordinary shares equals or exceeds $15.00 per share, for any 20 trading days within a 30 trading day period ending on the third business day prior to the notice of redemption to warrantholders.

provided that, on the date that is 10 trading days prior to the date we give notice of redemption and during the entire period thereafter until the time we redeem the warrants, there is an effective registration statement or a post-effective amendment covering the ordinary shares issuable upon exercise of the warrants in effect and a prospectus relating to the ordinary shares issuable upon exercise of the warrants is available for use by the holders of the warrants.

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We have established these redemption criteria to provide warrant holders with adequate notice of exercise only after the then-prevailing ordinary share price is substantially above the warrant exercise price, and a sufficient differential between the then-prevailing ordinary share price and the warrant exercise price so there is a buffer to absorb the market reaction, if any, to our election to redeem the warrants. If the foregoing conditions are satisfied and we issue notice of redemption of the warrants, each warrant holder shall be entitled to exercise his, her or its warrants prior to the scheduled redemption date. However, there can be no assurance that the price of the ordinary shares will exceed the $15.00 per share redemption trigger price or the warrant exercise price of $7.50 per share after the redemption notice is issued.

The right to exercise the warrants will be forfeited unless they are exercised before the date specified on the notice of redemption. From and after the redemption date, the record holder of a warrant will have no further rights except to receive, upon surrender of the warrants, the redemption price.

The warrants will be issued in registered form under a warrant agreement between American Stock Transfer & Trust Company, as warrant agent, and us. You should review a copy of the warrant agreement, which has been filed as an exhibit to the registration statement of which this prospectus is a part, for a complete description of the terms and conditions applicable to the warrants.

The exercise price, number of ordinary shares issuable on exercise of the warrants and $15.00 redemption threshold must be adjusted in certain circumstances including in the event of a share dividend, or our recapitalization, merger or consolidation. However, the exercise price, number of ordinary shares issuable on exercise of the warrants and $15.00 redemption threshold will not be adjusted for issuances of ordinary shares at a price below the warrant exercise price.

The exercise price of the warrants must be decreased pursuant to a formula in the event of a merger or disposition of all or substantially all of the post-business combination company where the per share consideration received was other than in the form of cash or shares listed (or to be listed follow immediately following the transaction) on a national securities exchange or the OTC Bulletin Board. The decrease would be in proportion to the fair market value of the consideration to shareholders and relative to the remaining duration of the warrants. In addition, the number of ordinary shares issuable on exercise of the warrants must be increased pursuant to a formula in the event we make distributions of cash or property (other than our ordinary shares) to our shareholders. The increase would be in proportion to the fair market value of the distribution to shareholders.

The warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price, by certified check payable to us, for the number of warrants being exercised. Warrant holders do not have the rights or privileges of holders of ordinary shares, including voting rights, until they exercise their warrants and receive ordinary shares. After the issuance of ordinary shares upon exercise of the warrants, each holder will be entitled to one vote for each share held of record on all matters to be voted on by shareholders.

No warrants will be exercisable unless at the time of exercise we have a registration statement under the Securities Act in effect covering the ordinary shares issuable upon the exercise of the warrants and a current prospectus relating to those ordinary shares and the ordinary shares have been registered or qualified or deemed to be exempt under the securities laws of the state of residence of the holder of the warrants. Holders of the warrants are not entitled to net cash settlement and the warrants may only be settled by delivery of ordinary shares and not cash. Under the warrant agreement, we have agreed to meet these conditions, to file a registration statement with the SEC for the registration of the ordinary shares issuable upon exercise of the warrants, to use our best efforts to cause the registration statement to become effective on or prior to the commencement of the exercise period and to maintain a current prospectus relating to the ordinary shares issuable upon the exercise of the warrants until the warrants expire or are redeemed. However, we cannot assure you that we will be able to be able to do so. In addition, we are not required to cash settle the warrants in the event that our shareholders are unable to exercise them. The warrants may be deprived of any value and the market for the warrants may be limited if there is no registration statement in effect covering the ordinary shares issuable upon the exercise of the warrants and the prospectus relating to the ordinary shares issuable on the exercise of the warrants is not current or if the ordinary shares are not qualified or exempt from qualification of the jurisdictions in which the holders of the warrants reside.

The Company is not required to issue fractional shares on the exercise of warrants. If more than one warrant is presented for exercise in full at the same time by the same holder, the number of full shares which are issuable upon the exercise thereof are to be computed on the basis of the aggregate number of ordinary shares purchasable on exercise of the warrants so presented, rounded down to the nearest whole number.

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Unissued Shares of Capital Stock

Shares. We currently have 1,954,651 shares outstanding. The remaining authorized and unissued shares will be available for future issuance without additional shareholder approval. While the additional shares are not designed to deter or prevent a change of control, under some circumstances we could use them to create voting impediments or to frustrate persons seeking to effect a takeover or otherwise gain control, by, for example, issuing shares in private placements to purchasers who might side with the Board of Directors in opposing a hostile takeover bid.

Markets

Prime’s ordinary shares, warrants and units have been traded on the OTC Market since October 11, 2013, under the symbols “PACQF,” “PAQWF” and “PAQUF,” respectively.

History of Share Capital

As of December 31, 2015, we had a total of 50,000,000 were authorized ordinary shares at $0.001 par value, of which 2,040,451 ordinary shares were issued, 1,954,651 shares outstanding (with 85,800 shares as treasury shares). The difference of 388,081 shares between balance at December 31, 2014 and December 31, 2015 is due to (i) 134,200 ordinary shares being cancelled in connection with the closing of the  SIM Purchase Agreement transaction described above, and (ii) 253,881 of the founders’ ordinary shares being forfeited as a result of pre-determined stock target not being reached pursuant to the terms of certain agreements entered into by the Company’s founders at the time of the Company’s IPO in 2011.

The detail of the movement of the number of shares issued and outstanding at the beginning and end of the year is as follow:

Number of ordinary shares issued and outstanding

Balance at December 31, 2014	2,428,532
Forfeiture of founders shares	(253,881)
Sale of subsidiary	(134,200)
Number of shares issued at December 31, 2015	2,040,451
Less: Treasury shares	(85,800)
Number of shares outstanding at December 31, 2015	1,954,651

We have issued warrants to purchase 7,241,054 ordinary shares, options to purchase 215,000 units consisting of one ordinary share and one warrant to purchase an ordinary share, and options to purchase 202,500 ordinary shares as of December 31, 2015.

Memorandum and Articles of Association

Registered Office. Under our Amended and Restated Memorandum of Association, our Registered Office is located at the offices of Codan Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, PO Box 2681, Grand Cayman, KY1-1111, Cayman Islands.

Objects and Purposes. Under Article 3 of our Amended and Restated Memorandum of Association, the objects for which we are established are unrestricted.

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Directors. Under Article 94 of our Articles of Association, no contract or transaction between us and one or more of our Directors (an “Interested Director”) or officers, or between us and any of their affiliates (an “Interested Transaction”), will be void or voidable solely for this reason, or solely because the director or officer is present at or participates in the meeting of our board or committee which authorizes the contract or transaction, or solely because any such director’s or officer’s votes are counted for such purpose, if:

(a)	The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to the our board of directors or the committee, and the board or committee in good faith authorizes the contract or transaction by the affirmative votes of a majority of the disinterested directors, even though the disinterested directors be less than a quorum; or

(b)	The material facts as to the director’s or officer’s relationship or interest and as to the contract or transaction are disclosed or are known to our shareholders entitled to vote thereon, and the contract or transaction is specifically approved in good faith by vote of our shareholders; or

(c)	The contract or transaction is fair as to us as of the time it is authorized, approved or ratified, by the board, a committee or the shareholders.

A majority of independent directors must vote in favor of any Interested Transaction and determine that the terms of the Interested Transaction are no less favorable to us than those that would be available to us with respect to such a transaction from unaffiliated third parties.

Our board shall review and approve all payments made to the founders, officers, directors, and their respective affiliates.

Rights, Preferences and Restrictions Attaching to our ordinary shares. We are authorized to issue 50,000,000 ordinary shares, par value $0.001. As of the date of this registration statement, 2,040,451 ordinary shares are issued, 1,954,651 shares outstanding (with 85,800 shares as treasury shares). Each share has the right to one vote at a meeting of shareholders or on any resolution of shareholders, the right to an equal share in any dividend paid by us, and the right to an equal share in the distribution of surplus assets. We may by a resolution of the board of directors redeem our ordinary shares for such consideration as the board of directors determines.

Alteration of Rights. If, at any time, our share capital is divided into different classes of shares, the rights attached to any class (unless otherwise provided by the terms of issue of the shares of that class) may, whether or not we are being wound-up, be varied with the consent in writing of the holders of three-fourths of the issued shares of that class or with the sanction of a resolution passed by a majority of the votes cast at a separate general meeting of the holders of the shares of the class at which meeting the necessary quorum shall be two persons at least holding or representing by proxy one-third of the issued shares of the class.

Meetings. Our annual meeting may be held at such time and place as their chairman or any two directors or any director and the secretary or the board of directors shall appoint. The chairman or any two directors or any director and the secretary or the board of directors may convene an extraordinary general meeting whenever in their judgment such a meeting is necessary. At least 10 clear days notice of an annual meeting shall be given to each shareholder entitled to attend and vote thereat, stating the date, place, and time at which the meeting is to be held, and if different, the record date for determining shareholders entitled to attend and vote at the annual meeting, and, if practicable, the other business to be conducted at the meeting. At least 10 clear days notice of an extraordinary general meeting shall be given to each shareholder entitled to attend and vote thereat, stating the date, place, and time at which the meeting is to be held, and the general nature of the business to be considered at the meeting. A meeting shall, notwithstanding the fact that it is called on shorter notice than otherwise required, be deemed to have been properly called if it is so agreed by (i) all of the shareholders entitled to attend and vote thereat in the case of an annual meeting, and (ii) 75% of the shareholders entitled to attend and vote thereat in the case of an extraordinary general meeting. The accidental omission to give notice of a meeting to, or the non-receipt of a notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at that meeting.

Limitations on the Right to Own Securities. There are no limitations on the rights to own our securities, or limitations on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our securities, contained in our Amended and Restated Memorandum and Articles of Association (or under Cayman Islands law).

Transfer Agent and Registrar

The Transfer Agent and Registrar for the shares of our shares, warrants and units is American Stock Transfer & Trust Company, 6201 15th Avenue; Brooklyn, NY 11219, (718) 921-8124.

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SELLING SHAREHOLDERS

The Selling Shareholders may from time to time offer and sell any or all of our shares or warrants set forth below pursuant to this prospectus. When we refer to ‘‘Selling Shareholders” in this prospectus, we mean the persons listed in the table below, and the pledgees, donees, permitted transferees, assignees, successors and others who later come to hold any of the Selling Shareholders’ interests in Prime’s shares or warrants other than through a public sale.

The following table sets forth, as of June 30, 2016:

•	the name of the Selling Shareholders for whom we are registering shares for resale to the public,

•	the number of shares that the Selling Shareholders beneficially owned prior to the offering for resale of the shares under this prospectus,

•	the number of shares that may be offered for resale for the account of the Selling Shareholders pursuant to this prospectus,

•	the number of warrants that may be offered for resale for the account of the Selling Shareholders pursuant to this prospectus, and

•	the number and percentage of shares to be beneficially owned by the Selling Shareholders after the offering of the resale shares (assuming all of the offered resale shares are sold by the Selling Shareholders).

We cannot advise you as to whether the Selling Shareholders will in fact sell any or all of such shares or warrants. In addition, the Selling Shareholders may have sold, transferred or otherwise disposed of, or may sell, transfer or otherwise dispose of, at any time and from time to time, the shares or warrants in transactions exempt from the registration requirements of the Securities Act after the date on which it provided the information set forth on the table below.

This table is prepared solely based on information supplied to us by the listed Selling Shareholders, any Schedules 13D or 13G and Forms 3 and 4, and other public documents filed with the SEC, and assumes the sale of all of the shares offered hereby. William Yu is an officer and director of our company. Amy Lau is an officer of our company. Diana Liu and George Kaufman are directors of our company. Brudders Capital is an entity controlled by Diana Liu, a director of our company. Conrad Yu and Byron Yu are the children of William Yu, an officer and director of our company, and Diana Liu, a director of our company. George Kaufman, a director of our Company, is employed by Chardan Capital Markets, LLC. Yong Hui Li, Jason Wang, Dane Chauvel and Hui Kai-Yan are former directors of our company. Puway Capital is controlled by Gary Chang, a former director and officer of our company. Andrea Crespi Belskij is a former consultant of our company. Bell Real Estate S.r.l., IGS S.r.l, Cesare Lanati, Stefano Lanati, Giuseppe Pantaleo, David Rigamonti, and Francesco Rotondi acquired their shares in connection with the Business Combination.

	Shares Beneficially Owned Before the Offering			Number of Shares to be		Number of Warrants to be	Shares Beneficially Owned After the Offering
Name of Selling Shareholder (2)	Number		Percent (3)	Sold (1)		Sold	Number	Percent (3)
William Tsu-Cheng Yu	2,443,067	(4)	64.95%	952,158	(5)	724,892	0	0
Diana Liu	2,443,067	(4)	64.95%	1,207,217	(6)	886,942	0	0
Brudders Capital (7)	225,000		11.51%	225,000		0	0	0
Conrad Yu	63,632	(8)	3.20%	63,632		31,816	0	0
Byron Yu	63,632	(9)	3.20%	63,632		31,816	0	0
Amy Lau	52,168	(10)	2.61%	75,500	(11)	0	0	0
George Kaufman	75,487	(12)	3.73%	155,000	(13)	0	0	0
Yong Hui Li	853,391	(14)	32.52%	853,391		669,829	0	0
Bell Real Estate S.r.l. (15)	582,499		29.80%	582,499		0	0	0
John L. Chase	5,000		*	5,000		0	0	0
Dane Chauvel	26,000	(16)	1.33%	26,000		0	0	0
IGS SRL (17)	6,596		*	6,596		0	0	0
Cesare Lanati	40,918		2.09%	40,918		0	0	0
Stefano Lanati	90,275		4.62%	90,275		0	0	0
Joseph Liu	51,400	(18)	2.60%	51,400		25,700	0	0
Joyce Liu	14,686	(19)	*	14,686		7,343	0	0
Steven Liu	51,400	(20)	2.60%	51,400		25,700	0	0
Giuseppe Pantaleo	3,828		*	3,828		0	0	0
Rebecca Poon	2,000		*	2,000		0	0	0
Puway Limited (21)	341,357	(22)	15.36%	341,357		267,932	0	0
David Rigamonti	2,893		*	2,893		0	0	0
Francesco Rotondi	50,000		2.56%	50,000		0	0	0
Jason Wang	5,000		*	5,000		0	0	0
Huikai Yan	5,000		*	5,000		0	0	0
Olivia Yu	14,686	(23)	*	14,686		7,343	0	0
Carolyn Yu	1,500	(24)	*	1,500		0	0	0
Lance Wei	1,500	(24)	*	1,500		0	0	0
David Sagar	2,500	(24)	*	2,500		0	0	0
Liz Pulchny	1,000	(24)	*	1,000		0	0	0
Andrea Crespi Belskij	18,750	(24)	*	18,750		0	0	0
Michela Del Molino	7,000	(24)	*	7,000		0	0	0
Monica Sironi	2,500	(24)	*	2,500		0	0	0
Rosaria Racco	4,000	(24)	*	4,000		0	0	0
Mattia Nigro	1,500	(24)	*	1,500		0	0	0
Vito Elia	20,000	(24)	1.01%	20,000		0	0	0

Total				4,949,318		2,679,313

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* Less than 1%

(1) Includes shares underlying warrants owned by the Selling Shareholders.

(2) Unless otherwise indicated, the business address of each of the shareholders is No. 322, Zhongshan East Road, Shijiazhuang, Hebei Province, 050011, People’s Republic of China.

(3) Based on 1,954,651 shares of Prime issued and outstanding as of June 22, 2016. For purposes of calculating the percentage ownership, any shares that each selling shareholder has the right to acquire within 60 days under warrants or options have been included in the total number of shares outstanding for that person, in accordance with Rule 13d-3 under the Exchange Act.

(4) Consists of (i) 220,275 ordinary shares held by Diana Liu, (ii) 225,000 ordinary shares held by Brudders Capital, of which Diana Liu is the sole owner and director, (iii) 127,266 ordinary shares held by William Yu, (iv) 63,632 ordinary shares held by Conrad Yu and Byron Yu, (v) 886,942 shares issuable upon exercise of warrants owned by Ms. Liu, (vi) 724,892 shares issuable upon exercise of warrants owned by Mr. Yu, and (vii) 63,632 shares issuable upon exercise of warrants owned by Conrad Yu and Byron Yu. Diana Liu and William Yu are married, and Conrad Yu and Byron Yu are the sons of Diana Liu and William Yu, (viii) 65,714 stock options exercisable by William Yu and 65,714 stock options exercisable by Diana Liu.

(5) Consists of (i) 127,266 ordinary shares held by William Yu, (ii) 724,892 shares issuable upon exercise of warrants owned by Mr. Yu, and (iii) 100,000 stock options owned by William Yu.

(6) Consists of (i) 220,275 ordinary shares held by Diana Liu, (ii) 886,942 shares issuable upon exercise of warrants owned by Ms. Liu, and (iii) 100,000 stock options owned by Diana Liu.

(7) Diana Liu is the sole officer and director of Brudders Capital.

(8) Consists of (i) 31,816 ordinary shares and (ii) 31,816 shares issuable upon exercise of warrants.

(9) Consists of (i) 31,816 ordinary shares and (ii) 31,816 shares issuable upon exercise of warrants.

(10) Consists of (i) 5,500 ordinary shares and (ii) 46,668 shares issuable upon exercise of options.

(11) Consists of (i) 5,000 ordinary shares and (ii) 70,000 shares issuable upon exercise of options.

(12) Consists of (i) 5,000 ordinary shares and (ii) 70,487 shares issuable upon exercise of warrants. George Kaufman is an affiliate of Chardan Capital Markets LLC, a registered broker dealer. Mr. Kaufman acquired the securities owned by him as compensation for his service to Prime as a director. At the time he acquired the securities, Mr. Kaufman did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(13) Consists of (i) 5,000 ordinary shares and (ii) 150,000 shares issuable upon exercise of warrants. George Kaufman is an affiliate of Chardan Capital Markets LLC, a registered broker dealer. Mr. Kaufman acquired the securities owned by him as compensation for his service to Prime as a director. At the time he acquired the securities, Mr. Kaufman did not have any agreement or understanding, directly or indirectly, with any person to distribute the securities.

(14) Consists of (i) 183,562 ordinary shares, and (ii) 669,829 shares issuable upon exercise of warrants owned by Mr. Li.

(15) Cesare Lanati owns and controls Bell Real Estate S.r.l.

(16) Consists of (i) 1,000 ordinary shares and (ii) 25,000 shares issuable upon exercise of options.

(17) Cesare Lanati owns and controls IGS S.r.l.

(18) Consists of (i) 25,700 ordinary shares and (ii) 25,700 shares issuable upon exercise of warrants.

(19) Consists of (i) 7,343 ordinary shares and (ii) 7,343 shares issuable upon exercise of warrants.

(20) Consists of (i) 25,700 ordinary shares and (ii) 25,700 shares issuable upon exercise of warrants.

(21) Puway Limited is owned and controlled by Gary Chang.

(22) Consists of (i) 73,425 ordinary shares and (ii) 270,932 shares issuable upon exercise of warrants.

(23) Consists of (i) 7,343 ordinary shares and (ii) 7,343 shares issuable upon exercise of warrants.

(24) Consists of shares issuable upon the exercise of options.

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PLAN OF DISTRIBUTION

The Selling Shareholders, which also includes donees, pledgees, transferees or other successors-in-interest selling ordinary shares or warrants received after the date of this prospectus from a selling shareholder as a gift, pledge, partnership distribution or other transfer, may, from time to time, sell, transfer or otherwise dispose of any or all of their ordinary shares or warrants on any stock exchange, market or trading facility on which the shares or warrants are traded or in private transactions. These dispositions may be at fixed prices, at prevailing market prices at the time of sale, at prices related to the prevailing market price, at varying prices determined at the time of sale, or at negotiated prices. We have not been advised of any arrangements by the Selling Shareholders for the sale of any of the ordinary shares or warrants owned by them.

The Selling Shareholders may use any one or more of the following methods when disposing of shares or warrants or interests therein:

•	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;
•	block trades in which the broker-dealer will attempt to sell the shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction;
•	crosses, where the same broker acts as an agent on both sides of the trade;
•	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
•	an exchange distribution in accordance with the rules of the applicable exchange;
•	privately negotiated transactions;
•	short sales;
•	through the writing or settlement of options or other hedging transactions, whether through an options exchange or otherwise;
•	broker-dealers may agree with the Selling Shareholders to sell a specified number of such shares at a stipulated price per share;
•	a combination of any such methods of sale; and
•	any other method permitted pursuant to applicable law.

The Selling Shareholders may, from time to time, pledge or grant a security interest in some or all of the ordinary shares or warrants owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares or warrants, from time to time, under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of Selling Shareholders to include the pledgee, transferee or other successors in interest as Selling Shareholders under this prospectus. The Selling Shareholders also may transfer the ordinary shares or warrants in other circumstances, in which case the transferees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus; provided, however, that prior to any such transfer the following information (or such other information as may be required by the federal securities laws from time to time) with respect to each such selling beneficial owner must be added to the prospectus by way of a prospectus supplement or post-effective amendment, as appropriate: (1) the name of the selling beneficial owner; (2) any material relationship the selling beneficial owner has had within the past three years with us or any of our predecessors or affiliates; (3) the amount of securities of the class owned by such security beneficial owner before the transfer; (4) the amount to be offered for the security beneficial owner’s account; and (5) the amount and (if one percent or more) the percentage of the class to be owned by such security beneficial owner after the transfer is complete.

Any Selling Shareholder and any other person participating in a distribution will be subject to applicable provisions of the Securities Exchange Act of 1934 and the rules and regulations under that statute, including, without limitation, possibly Regulation M. This may limit the timing of purchases and sales of any of the securities by a Selling Shareholder and any other participating person. Regulation M may also restrict the ability of any person engaged in the distribution of the securities to engage in market-making activities with respect to the securities. All of the foregoing may affect the marketability of the securities and the ability of any person or entity to engage in market-making activities with respect to the securities.

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TAXATION

United States Federal Income Taxation

General

The following is a summary of the material U.S. federal income tax consequences to an investor of the acquisition, ownership and disposition of our ordinary shares and warrants (sometimes referred to individually, or collectively, as our “Securities”).

The discussion below of the U.S. federal income tax consequences to “U.S. Holders” will apply to a beneficial owner of our securities that is for U.S. federal income tax purposes:

•	an individual citizen or resident of the United States;

•	a corporation (or other entity treated as a corporation) that is created or organized (or treated as created or organized) in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate whose income is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•	a trust if (i) a U.S. court can exercise primary supervision over the trust’s administration and one or more U.S. persons are authorized to control all substantial decisions of the trust, or (ii) it has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

If a beneficial owner of our securities is not described as a U.S. Holder and is not an entity treated as a partnership or other pass-through entity for U.S. federal income tax purposes, such owner will be considered a “Non-U.S. Holder.” The material U.S. federal income tax consequences of the acquisition, ownership and disposition of our securities applicable specifically to Non-U.S. Holders are described below under the heading “Non-U.S. Holders.”

This summary is based on the Internal Revenue Code of 1986, as amended, or the “Code,” its legislative history, Treasury regulations promulgated thereunder, published rulings and court decisions, all as currently in effect. These authorities are subject to change or differing interpretations, possibly on a retroactive basis.

This discussion does not address all aspects of U.S. federal income taxation that may be relevant to any particular holder based on such holder’s individual circumstances. In particular, this discussion considers only holders that own and hold our securities as capital assets within the meaning of Section 1221 of the Code, and does not address the alternative minimum tax. In addition, this discussion does not address the U.S. federal income tax consequences to holders that are subject to special rules, including:

•	financial institutions or financial services entities;
•	broker-dealers;
•	persons that are subject to the mark-to-market accounting rules under Section 475 of the Code;
•	tax-exempt entities;
•	governments or agencies or instrumentalities thereof;
•	insurance companies;
•	regulated investment companies;
•	real estate investment trusts;
•	certain expatriates or former long-term residents of the United States;
•	persons that actually or constructively own 5 percent or more of our voting shares;
•	persons that acquired our securities pursuant to the exercise of employee share options, in connection with employee share incentive plans or otherwise as compensation;
•	persons that hold our securities as part of a straddle, constructive sale, hedging, conversion or other integrated transaction;
•	persons whose functional currency is not the U.S. dollar;
•	controlled foreign corporations; or
•	passive foreign investment companies.

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This discussion does not address any aspect of U.S. federal non-income tax laws, such as gift or estate tax laws, or state, local or non-U.S. tax laws or, except as discussed herein, any tax reporting obligations applicable to a holder of our securities. Additionally, this discussion does not consider the tax treatment of partnerships or other pass-through entities or persons who hold our securities through such entities. If a partnership (or other entity classified as a partnership for U.S. federal income tax purposes) is the beneficial owner of our securities, the U.S. federal income tax treatment of a partner in the partnership generally will depend on the status of the partner and the activities of the partnership. This discussion also assumes that any distributions made (or deemed made) by us on our ordinary shares and any consideration received (or deemed received) by a holder in consideration for the sale or other disposition of our securities will be in U.S. dollars.

We have not sought, and will not seek, a ruling from the Internal Revenue Service, or “IRS,” or an opinion of counsel as to any U.S. federal income tax consequence described herein. The IRS may disagree with the description herein, and its determination may be upheld by a court. Moreover, there can be no assurance that future legislation, regulations, administrative rulings or court decisions will not adversely affect the accuracy of the statements in this discussion.

THIS DISCUSSION IS ONLY A SUMMARY OF THE MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES. EACH PROSPECTIVE INVESTOR IN OUR SECURITIES IS URGED TO CONSULT ITS OWN TAX ADVISOR WITH RESPECT TO THE PARTICULAR TAX CONSEQUENCES TO SUCH INVESTOR OF THE ACQUISITION, OWNERSHIP AND DISPOSITION OF OUR SECURITIES, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL, AND NON-U.S. TAX LAWS, AS WELL AS U.S. FEDERAL TAX LAWS AND ANY APPLICABLE TAX TREATIES.

U.S. Holders

Taxation of Cash Distributions Paid on Ordinary Shares

Subject to the passive foreign investment company (“PFIC”) rules discussed below, a U.S. Holder generally will be required to include in gross income as ordinary income the amount of any cash dividend paid on our ordinary shares. A cash distribution on our shares generally will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined under U.S. federal income tax principles). Such dividend generally will not be eligible for the dividends-received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. The portion of such distribution, if any, in excess of such earnings and profits generally will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in such ordinary shares. Any remaining excess generally will be treated as gain from the sale or other taxable disposition of such ordinary shares and will be treated as described under “Taxation on the Disposition of Ordinary Shares and Warrants” below.

With respect to non-corporate U.S. Holders, such dividends may be subject to U.S. federal income tax at the lower applicable long-term capital gains tax rate (see “ Taxation on the Disposition of Ordinary Shares and Warrants” below) provided that (1) such shares are readily tradable on an established securities market in the United States, (2) we are not a PFIC, as discussed below, for either the taxable year in which the dividend was paid or the preceding taxable year, and (3) certain holding period requirements are met. Under published IRS authority, shares are considered for purposes of clause (1) above to be readily tradable on an established securities market in the United States only if they are listed on certain exchanges, which presently do not include the OTC Market. Because our ordinary shares are currently listed and traded only on the OTC Market, any dividends paid on such shares are not expected to qualify for the lower rate. U.S. Holders should consult their own tax advisors regarding the availability of the lower rate for any cash dividends paid with respect to our ordinary shares.

Possible Constructive Distributions

The terms of each warrant provide for an adjustment to the number of shares for which the warrant may be exercised or to the exercise price of the warrant in certain events. An adjustment which has the effect of preventing dilution generally is not taxable. However, the U.S. Holders of the warrants would be treated as receiving a constructive distribution from us if, for example, the adjustment increases the warrant holders’ proportionate interest in our assets or earnings and profits (e.g., through an increase in the number of ordinary shares that would be obtained upon exercise) as a result of a distribution of cash to the holders of our ordinary shares which is taxable to the U.S. Holders of such ordinary shares as described under “— Taxation of Cash Distributions Paid on Ordinary Shares” above. Such constructive distribution would be subject to tax as described under that section in the same manner as if the U.S. Holders of the warrants received a cash distribution from us equal to the fair market value of such increased interest.

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Taxation on the Disposition of Ordinary Shares and Warrants

Upon a sale or other taxable disposition of our ordinary shares or warrants (which, in general, would include a distribution in connection with our liquidation or a redemption of ordinary shares, as described in “Taxation on the Redemption of Ordinary Shares” below, or a redemption of warrants), and subject to the PFIC rules discussed below, a U.S. Holder generally will recognize capital gain or loss in an amount equal to the difference between the amount realized and the U.S. Holder’s adjusted tax basis in the ordinary shares or warrants. See “Exercise or Lapse of Warrants” below for a discussion regarding a U.S. Holder’s basis in the ordinary shares acquired pursuant to the exercise of warrants.

The regular U.S. federal income tax rate on capital gains recognized by U.S. Holders generally is the same as the regular U.S. federal income tax rate on ordinary income, except that long-term capital gains recognized by non-corporate U.S. Holders are generally subject to U.S. federal income tax at a maximum regular rate of 20%. Capital gain or loss will constitute long-term capital gain or loss if the U.S. Holder’s holding period for the ordinary shares or warrants exceeds one year. The deductibility of capital losses is subject to various limitations.

Taxation on the Redemption of Ordinary Shares

In the event that a U.S. Holder receives cash pursuant to a redemption of its ordinary shares, the redemption generally will be treated as a sale of our ordinary shares, rather than as a distribution. The redemption, however, will be treated as a distribution and taxed as described in “— Taxation of Cash Distributions Paid on Ordinary Shares,” above, if (i) the redemption is “essentially equivalent to a dividend” (meaning that the U.S. Holder’s percentage ownership in us (including shares the U.S. Holder is deemed to own under certain constructive ownership rules, which provide, among other things, that the U.S. Holder is deemed to own any shares that it holds a warrant to acquire) after the redemption is not meaningfully reduced from what its percentage ownership in us (including constructive ownership) was prior to the redemption), (ii) the redemption is not “substantially disproportionate” as to that U.S. Holder (“substantially disproportionate” meaning, among other requirements, that the percentage of our outstanding voting shares owned (including constructive ownership) by such holder immediately following the redemption is less than 80% of that percentage owned (including constructive ownership) by such holder immediately before the redemption), and (iii) the redemption does not result in a “complete termination” of the U.S. Holder’s interest in us (taking into account certain constructive ownership rules). If the U.S. Holder had a relatively minimal interest in our ordinary shares and, taking into account the effect of redemptions by other shareholders, its percentage ownership (including constructive ownership) in us is reduced as a result of the redemption, such holder generally should be regarded as having a meaningful reduction in interest. For example, the IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority shareholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction.” A U.S. Holder should consult with its own tax advisors as to the U.S. federal income tax consequences to it of any redemption of its ordinary shares.

Additional Taxes

U.S. Holders that are individuals, estates or trusts and whose income exceeds certain thresholds generally will be subject to a 3.8% Medicare contribution tax on unearned income, including, without limitation, dividends on, and gains from the sale or other taxable disposition of, our securities, subject to certain limitations and exceptions. Under applicable regulations, in the absence of a special election, such unearned income generally would not include income inclusions under the qualified electing fund, or “QEF,” rules discussed below under “ Passive Foreign Investment Company Rules,” but would include distributions of earnings and profits from a QEF. U.S. Holders should consult their own tax advisors regarding the effect, if any, of such tax on their ownership and disposition of our securities.

Exercise or Lapse of Warrants

Subject to the PFIC rules discussed below, a U.S. Holder will not recognize gain or loss upon the acquisition of ordinary shares on the exercise of warrants for cash. Ordinary shares acquired pursuant to the exercise of warrants for cash will have a tax basis equal to the U.S. Holder’s tax basis in the warrants, increased by the amount paid to exercise the warrants. The holding period of such ordinary shares should begin on the day after the date of exercise of the warrants. If a warrant is allowed to lapse unexercised, a U.S. Holder will generally recognize a capital loss equal to such holder’s adjusted tax basis in the warrant.

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Passive Foreign Investment Company Rules

A foreign (i.e., non-U.S.) corporation will be a PFIC if at least 75% of its gross income in a taxable year of the foreign corporation, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income. Alternatively, a foreign corporation will be a PFIC if at least 50% of its assets in a taxable year of the foreign corporation, ordinarily determined based on fair market value and averaged quarterly over the year, including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than certain rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.

Based on the composition and estimated values of our assets and the nature of our income for our 2015 taxable year, we believe that we were a PFIC for such taxable year. Our actual PFIC status for our current (2016) taxable year or any subsequent taxable year will not be determinable until after the end of the taxable year.

If we are a PFIC, as we believe we were in 2015, for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of our ordinary shares or warrants and, in the case of our ordinary shares, the U.S. Holder did not make either a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder held (or was deemed to hold) ordinary shares, a QEF election along with a purging election, or a mark-to-market election, each as described below, such holder generally will be subject to special rules for regular U.S. federal income tax purposes with respect to:

•	any gain recognized by the U.S. Holder on the sale or other disposition of its ordinary shares or warrants; and

•	any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the ordinary shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the ordinary shares).

Under these rules,

•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the ordinary shares or warrants;

•	the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of our first taxable year in which we are a PFIC, will be taxed as ordinary income;

•	the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•	the interest charge generally applicable to underpayments of tax will be imposed in respect of the tax attributable to each such other taxable year of the U.S. Holder.

In general, if we are a PFIC, as we believe we were in 2015, a U.S. Holder may avoid the PFIC tax consequences described above in respect to our ordinary shares by making a timely QEF election (or a QEF election along with a purging election). Pursuant to the QEF election, a U.S. Holder generally will be required to include in income its pro rata share of our net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which our taxable year ends if we are treated as a PFIC for that taxable year. A U.S. Holder may make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.

A U.S. Holder may not make a QEF election with respect to its warrants. As a result, if a U.S. Holder sells or otherwise disposes of a warrant (other than upon exercise of the warrant), any gain recognized will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above, if we were a PFIC at any time during the period the U.S. Holder held the warrants. If a U.S. Holder that exercises such warrants properly makes a QEF election with respect to the newly acquired ordinary shares (or has previously made a QEF election with respect to our ordinary shares), the QEF election will apply to the newly acquired ordinary shares, but the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired ordinary shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the period the U.S. Holder held the warrants), unless the U.S. Holder makes a purging election. The purging election creates a deemed sale of such shares at their fair market value. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its ordinary shares acquired upon the exercise of the warrants by the gain recognized and also will have a new holding period in such shares for purposes of the PFIC rules.

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The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC annual information statement, to a timely filed U.S. federal income tax return for the taxable year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS.

In order to comply with the requirements of a QEF election, a U.S. Holder must receive certain information from us. Upon request from a U.S. Holder, we will endeavor to provide to the U.S. Holder no later than 90 days after the request such information as the IRS may require, including a PFIC annual information statement, in order to enable the U.S. Holder to make and maintain a QEF election. However, there is no assurance that we will have timely knowledge of our status as a PFIC in the future or of the required information to be provided. Therefore, a U.S. Holder’s QEF election may not be effective. Any U.S. Holder wishing to make a QEF election should consult with its own tax advisor.

If a U.S. Holder has made a QEF election with respect to our ordinary shares, and the special tax and interest charge rules do not apply to such shares (because of a timely QEF election for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) such shares or a QEF election, along with a purge of the PFIC taint pursuant to a purging election, as described below), any gain recognized on the sale or other taxable disposition of our ordinary shares generally will be taxable as capital gain and no interest charge will be imposed. As discussed above, for regular U.S. federal income tax purposes, U.S. Holders of a QEF generally are currently taxed on their pro rata shares of the QEF’s earnings and profits, whether or not distributed. In such case, a subsequent distribution of such earnings and profits that were previously included in income should not be taxable as a dividend to such U.S. Holders. The adjusted tax basis of a U.S. Holder’s shares in a QEF will be increased by amounts that are included in income, and decreased by amounts distributed but not taxed as dividends, under the above rules. Similar basis adjustments apply to property if by reason of holding such property the U.S. Holder is treated under the applicable attribution rules as owning shares in a QEF.

Although a determination as to our PFIC status will be made annually, the initial determination that we are a PFIC generally will apply for subsequent years to a U.S. Holder who held ordinary shares or warrants while we were a PFIC, whether or not we meet the test for PFIC status in those subsequent years. A U.S. Holder who makes the QEF election discussed above for our first taxable year as a PFIC in which the U.S. Holder holds (or is deemed to hold) our ordinary shares, however, will not be subject to the PFIC tax and interest charge rules discussed above in respect to such shares. In addition, such U.S. Holder will not be subject to the QEF inclusion regime with respect to such shares for any of our taxable years that end within or with a taxable year of the U.S. Holder and in which we are not a PFIC. On the other hand, if the QEF election is not effective for each of our taxable years in which we are a PFIC and during which the U.S. Holder holds (or is deemed to hold) our ordinary shares, the PFIC rules discussed above will continue to apply to such shares unless the holder files on a timely filed U.S. federal income tax return (including extensions) a QEF election and a purging election to recognize under the rules of Section 1291 of the Code any gain that the U.S. Holder would otherwise recognize if the U.S. Holder sold the ordinary shares for their fair market value on the “qualification date.” The qualification date is the first day of our tax year in which we qualify as a QEF with respect to such U.S. Holder. The purging election can only be made if such U.S. Holder held our ordinary shares on the qualification date. The gain recognized by the purging election will be subject to the special tax and interest charge rules treating the gain as an excess distribution, as described above. As a result of the purging election, the U.S. Holder will increase the adjusted tax basis in its ordinary shares by the amount of the gain recognized and will also have a new holding period in the ordinary shares for purposes of the PFIC rules.

Alternatively, if a U.S. Holder, at the close of its taxable year, owns shares in a PFIC that are treated as marketable stock, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If the U.S. Holder makes a valid mark-to-market election for the first taxable year of the U.S. Holder in which the U.S. Holder holds (or is deemed to hold) our ordinary shares and for which we are determined to be a PFIC, such holder generally will not be subject to the PFIC rules described above in respect to its ordinary shares, as long as such shares continue to be treated as marketable stock. Instead, in general, the U.S. Holder will include as ordinary income for each year that we are treated as a PFIC the excess, if any, of the fair market value of its ordinary shares at the end of its taxable year over the adjusted tax basis in its ordinary shares. The U.S. Holder also will be allowed to take an ordinary loss in respect of the excess, if any, of the adjusted tax basis of its ordinary shares over the fair market value of its ordinary shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s tax basis in its ordinary shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of the ordinary shares in a taxable year in which we are treated as a PFIC will be treated as ordinary income. Currently, a mark-to-market election may not be made with respect to warrants. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after the first taxable year in which the U.S. Holder holds (or is deemed to hold) its ordinary shares and for which we are determined to be a PFIC.

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The mark-to-market election is available only for stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, which does not include the OTC Market, or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. Because our ordinary shares are currently listed and traded only on the OTC Market, such shares are not expected to be treated as marketable stock for purposes of the election. U.S. Holders should consult their own tax advisors regarding the availability and tax consequences of a mark-to-market election in respect to our ordinary shares under their particular circumstances.

If we are a PFIC, as we believe we were for 2015, and, at any time, have a foreign subsidiary that is classified as a PFIC, a U.S. Holder of our ordinary shares should be deemed to own a portion of the shares of such lower-tier PFIC, and could incur liability for the deferred tax and interest charge described above if we receive a distribution from, or dispose of all or part of our interest in, or the U.S. Holder were otherwise deemed to have disposed of an interest in, the lower-tier PFIC. Upon request, we will endeavor to cause any lower-tier PFIC to provide to a U.S. Holder no later than 90 days after the request the information that may be required to make or maintain a QEF election with respect to the lower- tier PFIC. However, we do not plan to make annual determinations or otherwise notify U.S. Holders of the status of any such lower-tier PFIC. There is also no assurance that we will be able to cause the lower-tier PFIC to provide the required information. A mark-to-market election generally would not be available with respect to such a lower-tier PFIC. U.S. Holders are urged to consult their own tax advisors regarding the tax issues raised by lower-tier PFICs.

A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder may have to file an IRS Form 8621 (whether or not a QEF election or mark-to-market election is or has been made) with such U.S. Holder’s U.S. federal income tax return and provide such other information as may be required by the U.S. Treasury Department.

The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of our ordinary shares and warrants should consult their own tax advisors concerning the application of the PFIC rules to our ordinary shares and warrants under their particular circumstances.

Non-U.S. Holders

Dividends (including constructive dividends) paid or deemed paid to a Non-U.S. Holder in respect to our securities generally will not be subject to U.S. federal income tax, unless such dividends are effectively connected with the Non-U.S. Holder’s conduct of a trade or business within the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States).

In addition, a Non-U.S. Holder generally will not be subject to U.S. federal income tax on any gain attributable to a sale or other taxable disposition of our securities unless such gain is effectively connected with its conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, is attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) or the Non-U.S. Holder is an individual who is present in the United States for 183 days or more in the taxable year of sale or other disposition and certain other conditions are met (in which case, such gain from U.S. sources generally is subject to U.S. federal income tax at a 30% rate or a lower applicable tax treaty rate).

Dividends and gains that are effectively connected with the Non-U.S. Holder’s conduct of a trade or business in the United States (and, if required by an applicable income tax treaty, are attributable to a permanent establishment or fixed base that such holder maintains or maintained in the United States) generally will be subject to regular U.S. federal income tax at the same regular U.S. federal income tax rates applicable to a comparable U.S. Holder and, in the case of a Non-U.S. Holder that is a corporation for U.S. federal income tax purposes, may also be subject to an additional branch profits tax at a 30% rate or a lower applicable tax treaty rate.

The U.S. federal income tax treatment of a Non-U.S. Holder’s exercise of a warrant, or the lapse of a warrant held by a Non-U.S. Holder, generally will correspond to the U.S. federal income tax treatment of the exercise or lapse of a warrant by a U.S. Holder, as described under “U.S. Holders — Exercise or Lapse of Warrants,” above.

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Backup Withholding and Information Reporting

In general, information reporting for U.S. federal income tax purposes should apply to distributions made on our securities within the United States to a U.S. Holder (other than an exempt recipient) and to the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient) to or through a U.S. office of a broker. Payments made (and sales and other dispositions effected at an office) outside the United States will be subject to information reporting in limited circumstances. In addition, certain information concerning a U.S. Holder’s adjusted tax basis in its securities and adjustments to that tax basis and whether any gain or loss with respect to such securities is long-term or short-term also may be required to be reported to the IRS, and certain holders may be required to file an IRS Form 8938 (Statement of Specified Foreign Financial Assets) to report their interest in our securities.

Moreover, backup withholding of U.S. federal income tax at a rate of 28% generally will apply to dividends paid on our securities to a U.S. Holder (other than an exempt recipient) and the proceeds from sales and other dispositions of our securities by a U.S. Holder (other than an exempt recipient), in each case who (a) fails to provide an accurate taxpayer identification number; (b) is notified by the IRS that backup withholding is required; or (c) in certain circumstances, fails to comply with applicable certification requirements.

A Non-U.S. Holder generally may eliminate the requirement for information reporting and backup withholding by providing certification of its foreign status, under penalties of perjury, on a duly executed applicable IRS Form W-8 or by otherwise establishing an exemption.

Backup withholding is not an additional tax. Rather, the amount of any backup withholding will be allowed as a credit against a U.S. Holder’s or a Non-U.S. Holder’s U.S. federal income tax liability and may entitle such holder to a refund, provided that certain required information is timely furnished to the IRS. Holders are urged to consult their own tax advisors regarding the application of backup withholding and the availability of and procedures for obtaining an exemption from backup withholding in their particular circumstances.

Disclosure of Commission Position on Indemnification for Securities Act Liabilities

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Prime pursuant to the foregoing provisions, Prime has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

LEGAL MATTERS

The validity of the securities offered in this prospectus is being passed upon for us by Conyers Dill & Pearman, Cayman Islands and Loeb & Loeb, LLP, New York, New York.

EXPERTS

The consolidated financial statements of Prime Acquisition Corp. and its subsidiaries as of December 31, 2015 and 2014 and for the years ended December 31, 2015 and 2014 have been included in this prospectus in reliance on the report of Marcum LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus upon the authority of the said firm as experts in accounting and auditing. The consolidated financial statements of Prime Acquisition Corp. and its subsidiaries as of December 31, 2013 and for the year ended December 31, 2013 have been included in this prospectus in reliance on the report of WeiserMazars LLP, an independent registered public accounting firm, appearing elsewhere in this prospectus upon the authority of the said firm as experts in accounting and auditing.

50

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, which includes exhibits, schedules and amendments, under the Securities Act, with respect to the shares to be sold in this offering. Although this prospectus, which forms a part of the registration statement, contains all material information included in the registration statement, parts of the registration statement have been omitted as permitted by rules and regulations of the SEC. We refer you to the registration statement and its exhibits for further information about us, our securities and this offering. The registration statement and its exhibits, as well as our other reports filed with the SEC, can be inspected and copied at the SEC’s public reference room at 100 F Street, N.E., Washington, D.C. 20549-1004. The public may obtain information about the operation of the public reference room by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a web site at http://www.sec.gov which contains the Form F-1 and other reports, proxy and information statements and information regarding issuers that file electronically with the SEC. We are subject to the information reporting requirements of the Securities Exchange Act of 1934, and we will file reports, proxy statements and other information with the SEC.

51

CONSOLIDATED FINANCIAL STATEMENTS

F-1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Audit Committee of the

Board of Directors and Shareholders

of Prime Acquisition Corp.

We have audited the accompanying consolidated statements of financial position of Prime Acquisition Corp. (the “Company”) as of December 31, 2015 and 2014, and the related consolidated statements of income and comprehensive income, changes in equity and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.  An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Prime Acquisition Corp., as of December 31, 2015 and 2014, and the consolidated results of its operations and its cash flows for the years then ended in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant recurring operating losses, negative cash flows from operations and has a working capital deficiency. The Company is also dependent on the completion of additional equity and or/debt financing in order to continue its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans concerning these matters are also discussed in Note 1 to the consolidated financial statements. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Marcum LLP

Marcum LLP

May 2, 2016

F-2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Shareholders of

Prime Acquisition Corp.

We have audited the accompanying consolidated statement of financial position of Prime Acquisition Corp. and its subsidiaries (collectively, the “Company”) as of December 31, 2013, and the related consolidated statements of loss and comprehensive loss, changes in equity, and cash flows for the year ended December 31, 2013. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audit included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of the Company as of December 31, 2013, and the consolidated results of their operations and their cash flows for the year ended December 31, 2013 in conformity with International Financial Reporting Standards (IFRS) and its related interpretations as issued by the International Accounting Standards Board.

The accompanying consolidated financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 1 to the consolidated financial statements, the Company has incurred significant recurring operating losses, negative cash flows from operations and has a working capital deficiency. The Company is also dependent on the completion of additional equity and/or debt financing in order to continue its operations. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ WeiserMazars LLP

New York, New York

September 8, 2014, except for Note 5 (paragraphs 3, 6 and 9), Note 6, Note 10, Note 16 (paragraph 7), Note 20 and Note 27, as to which the date is May 21, 2015)

F-3

Prime Acquisition Corp.
Consolidated statements of income/(loss) and comprehensive income/(loss)
For the years ended December 31,

	Notes	2015	2014*	2013*

Continuing operations
Rental income		$2,829,417	$3,869,880	$920,656
Other revenues		206,781	131,055	70,338
Total Revenues		3,036,198	4,000,935	990,994

Depreciation and bad debt provision	6	(13,458)	(107,400)	(59,295)
Impairment of goodwill	10	–	–	(6,914,458)
Other expenses	7	(3,243,849)	(2,618,210)	(4,321,056)
Total operating expenses		(3,257,307)	(2,725,610)	(11,294,809)
Operating profit/(loss)		(221,109)	1,275,325	(10,303,815)

Finance income	8	34,890	75,880	–
Finance costs	8	(4,172,915)	(1,843,414)	(708,575)
Loss on revaluation of derivatives related to convertible promissory notes		(539,716)	–	–
Loss on disposal of property & equipment		(133,782)	–	–
Loss on sale of subsidiary	13	(32,340)	–	–
Contingent consideration in connection with business combination	9	–	5,157,951	(5,157,951)
Interest earned from investment held in trust		–	–	3,868
Realized loss on sale of real estate investment		(240,206)	–	–
Less: previously recognized unrealized loss on real estate investment		40,478	–	–
Net fair value (loss)/gain on revaluation of investment property		(2,321,283)	425,504	–
Profit/(loss) before tax		(7,585,983)	5,091,246	(16,166,473)

Tax benefit/(expense), current	11	41,769	(208,603)	–
Deferred tax benefit/(expense)	11,12	287,665	(651,039)	15,538
Profit/(loss) for the year from continuing operations		$(7,256,549)	$4,231,604	$(16,150,935)

Profit/(loss) from discontinued operations
Net profit/(loss) from discontinued operations	13	(305,137)	(812,285)	265,457
Profit/(loss) for the year		$(7,561,686)	$3,419,319	$(15,885,478)

Other comprehensive income, net of income tax
Foreign currency translation reserve		(449,358)	(999,519)	131,878
Total comprehensive income/(loss) for the year		$(8,011,044)	$2,419,800	$(15,753,600)

Earnings/(loss) per share
From continuing and discontinued operations
Weighted average number of ordinary shares outstanding - basic		2,299,462	3,098,017	3,037,806
Basic earnings/(loss) per share		$(3.29)	$1.11	$(5.23)
Weighted average number of ordinary shares outstanding - diluted		2,299,462	3,452,271	3,037,806
Diluted earnings/(loss) per share		$(3.29)	$1.04	$(5.23)

From continuing operations
Weighted average number of ordinary shares outstanding - basic		2,299,462	3,098,017	3,037,806
Basic earnings/(loss) per share		$(3.16)	$1.37	$(5.32)
Weighted average number of ordinary shares outstanding - diluted		2,299,462	3,452,271	3,037,806
Diluted earnings/(loss) per share		$(3.16)	$1.28	$(5.32)

*Restated for discontinued operations (see note 13 — Discontinued Operations)

The accompanying notes are an integral part of these consolidated financial statements

F-4

Prime Acquisition Corp.
Consolidated statements of financial position
As at December 31,

	Notes	2015	2014	2013

ASSETS

Non-current assets
Property and equipment, net	17	$13,564	$156,944	$265,757
Investment properties	18	37,407,083	47,629,537	72,877,131
Total non-currents assets		37,420,647	47,786,481	73,142,888

Current assets
Prepaid expenses and other current assets	19	155,256	173,695	512,269
Trade and other receivables, net	20	842,879	1,005,261	4,757,018
Cash and cash equivalents	21	134,574	165,091	133,414
Total current assets		1,132,709	1,344,047	5,402,701
TOTAL ASSETS		$38,553,356	$49,130,528	$78,545,589

EQUITY AND LIABILITIES

(Deficit)/Equity
Ordinary shares, $.001 par value (Authorized 50,000,000 shares; 2,040,451, 2,428,532 and 3,179,721 shares issued; 1,954,651, 2,428,532 and 3,179,721 shares outstanding at December 31, 2015, 2014 and 2013 respectively; with 85,800 shares as treasury shares at December 31, 2015)	22	$2,040	$2,429	$3,180
Share premium	22	18,289,096	16,722,007	19,958,593
Less: cost of 85,800 treasury shares		(343,113)	–	–
Retained deficit		(21,641,840)	(14,080,154)	(17,499,473)
Foreign currency translation reserve		(1,316,999)	(867,641)	131,878
Total (deficit)/equity		(5,010,816)	1,776,641	2,594,178

Liabilities
Non-current liabilities
Loans and borrowings, less current portion	23,24	21,720,779	9,121,409	45,428,789
Deferred tax liabilities	12	2,764,734	3,738,082	5,399,745
Corporate tax liabilities, less current portion		714,771	419,388	550,792
Tenant security deposits		820,367	896,289	1,273,452
Total non-current liabilities		26,020,651	14,175,168	52,652,778

Current liabilities
Notes payable to stockholders, net of unamortized discount of $1,363,000	25	1,328,263	1,677,538	420,000
Due to related party	25	1,089,549	379,330	426,959
Loans and borrowings	23,24,26	5,087,208	23,146,771	5,503,242
Trade and other payables	27	5,372,684	5,311,130	8,699,717
Accrued expenses and other deferred income	28	358,634	437,203	546,010
Corporate tax liabilities		1,403,005	1,825,671	910,364
Derivative financial liabilities	29	2,733,836	221,191	1,141,314
Contingent consideration in connection with business combination	9	–	–	5,157,951
Provisions	30	170,342	179,885	493,076
Total current liabilities		17,543,521	33,178,719	23,298,633
Total liabilities		43,564,172	47,353,887	75,951,411

TOTAL EQUITY AND LIABILITIES		$38,553,356	$49,130,528	$78,545,589

The accompanying notes are an integral part of these consolidated financial statements

F-5

Prime Acquisition Corp.

Consolidated statements of changes in (deficit)/equity

For the period from January 1, 2013 to December 31, 2015

	Ordinary Shares		Treasury shares		Share	Retained	Foreign Currency Translation	Total (Deficit)/
	Shares	Amount	Shares	Amount	Premium	Deficit	Reserve	Equity
Balance at January 1, 2013	4,894,983	$1,863	–	$–	$5,890,921	$(1,613,995)	$–	$4,278,789
IPO shares redeemed in connection with tender offer	(3,008,955)	–	–	–	–	–	–	–
Shares issued for non-employee services rendered	30,000	30	–	–	299,970	–	–	300,000
IPO shares redeemed in connection with tender offer	(1)	–	–	–	–	–	–	–
Proceeds from 23,013 IPO shares not redeemed in connection with final tender offer	–	23	–	–	230,577	–	–	230,600
Ordinary shares issued in connection with the business combination	1,719,317	1,719	–	–	18,841,995	–	–	18,843,714
Exercise of put option	(508,123)	(508)	–	–	(5,643,744)	–	–	(5,644,252)
Beneficial conversion feature on convertible promissory notes	–	–	–	–	184,584	–	–	184,584
Foreign currency translation reserve	–	–	–	–	–	–	131,878	131,878
Non-employee stock options exercised	52,500	53	–	–	(53)	–	–	–
Non-employee stock based compensation	–	–	–	–	154,343	–	–	154,343
Loss for the year	–	–	–	–	–	(15,885,478)	–	(15,885,478)

Balance at December 31, 2013	3,179,721	3,180	–	–	19,958,593	(17,499,473)	131,878	2,594,178
Non-employee stock based compensation	–	–	–	–	5,044	–	–	5,044
Forfeiture of founders shares	(253,881)	(253)	–	–	253	–	–	–
Derecognition of subsidiary	(497,308)	(498)	–	–	(3,243,040)	–	–	(3,243,538)
Beneficial conversion feature on convertible promissory notes	–	–	–	–	1,157	–	–	1,157
Profit for the year	–	–	–	–	–	3,419,319	–	3,419,319
Foreign currency translation reserve	–	–	–	–	–	–	(999,519)	(999,519)

Balance at December 31, 2014	2,428,532	$2,429	–	–	$16,722,007	$(14,080,154)	$(867,641)	$1,776,641
Non-employee stock based compensation	–	–	–	–	260,819	–	–	260,819
Forfeiture of founders shares	(253,881)	(255)	–	–	255	–	–	–
Sale of subsidiary	(220,000)	(134)	85,800	(343,113)	(536,666)	–	–	(879,913)
Beneficial conversion feature on convertible promissory notes	–	–	–	–	1,842,681	–	–	1,842,681
Loss for the year	–	–	–	–	–	(7,561,686)	–	(7,561,686)
Foreign currency translation reserve	–	–	–	–	–	–	(449,358)	(449,358)

Balance at December 31, 2015	1,954,651	$2,040	85,800	$(343,113)	$18,289,096	$(21,641,840)	$(1,316,999)	$(5,010,816)

The accompanying notes are an integral part of these consolidated financial statements

F-6

Prime Acquisition Corp.

Consolidated statements of cash flows

For the years ended December 31,

	2015	2014	2013
Cash flows from operating activities
Profit/(loss) for the year	$(7,561,686)	$3,419,319	$(15,885,478)
Adjustments to profit/(loss) for non-cash items
Shared-based payments	260,819	5,044	454,343
Derivatives fair value adjustment	506,158	(75,622)	(50,649)
Net fair value loss/(gain) on revaluation of investment property	2,321,283	(332,425)	–
Loss on disposal of property and equipment	134,448	16,080	–
Goodwill impairment	–	–	6,914,458
Depreciation	3,644	75,245	18,119
Provision for bad debt	9,814	32,155	41,176
Provision/(release of provision) relating to litigation	–	(300,000)	300,000
Other provisions	26,032	11,342	–
Loss on sale of subsidiary	32,340	–	–
Loss on sale of real estate investment	199,728	–	–
Loss on foreign currency exchange on discontinued operation	248,359	426,410	–
Contingent consideration in connection with business combination	–	(5,157,951)	5,157,951
Revenues normalization	90,994	148,926	–
Deferred tax liabilities	(287,665)	562,730	(44,719)
Finance costs	4,172,915	1,891,493	601,039
	157,183	722,746	(2,493,760)
Working capital adjustments
(Increase)/decrease in prepaid expenses and other current assets	(6,550)	298,617	420,424
(Increase)/decrease in trade and other receivables	(397,465)	388,658	(3,569,837)
(Decrease)/increase in trade and other payables	325,182	98,874	5,001,811
(Decrease)/increase in accrued expenses and other deferred income	–	–	546,010
Increase/(decrease) in tenant security deposits	16,421	232,061	(69,623)
Increase/(decrease) in corporate tax liabilities	391,492	821,296	(18,692)
Cash generated from/(used in) operations	486,263	2,562,252	(183,667)
Corporate taxes paid	(284,241)	(140,114)	–
Finance costs paid	(959,851)	(1,363,673)	(400,540)
Net cash (used in)/ generated by operating activities	(757,829)	1,058,465	(584,207)

Cash flows from investing activities
Transfer from trust to operating account	–	–	36,624,800
Interest received on trust account	–	–	(3,867)
Cash acquired on acquisition/(given on disposition)	(110)	(17,361)	181,461
Proceeds from sale of real estate investment	217,180	–	–
Acquisition of property and equipment	(7,706)	(6,401)	(4,820)
Net cash generated by/(used in) investing activities	209,364	(23,762)	36,797,574

Cash flows from financing activities
Advances from/(payment to) related party	710,219	(47,629)	151,188
Payment to underwriters	–	–	(240,000)
Proceeds from notes payable to stockholders	845,000	1,257,537	360,000
Proceeds from line of credit, net	85,961	33,520	565,359
Repayment on finance leases and loans	(1,136,863)	(2,308,190)	(1,128,680)
Redemption of ordinary shares	–	–	(30,149,729)
Payment of put option	–	–	(5,644,252)
Net cash used in financing activities	(504,317)	(1,064,762)	(36,086,114)

Effect of exchange rates on cash and cash equivalents	13,631	61,736	(1,250)

Net (decrease)/increase in cash and cash equivalents	(30,517)	31,677	126,003

Cash and cash equivalents at beginning of year	165,091	133,414	7,411
Cash and cash equivalents at end of year	$134,574	$165,091	$133,414

F-7

2015 Non cash transactions

On July 7, 2015, the Company returned of one of the Subsidiaries (SIM S.r.l.) acquired through the closing of the SIM Purchase Agreement to the original seller in exchange for the return of 220,000 of the Company’s shares. No additional cash was exchanged in addition to the Company’s share returned (see note 13 — Discontinued Operations).

During 2015, the convertible promissory notes issued to one of the directors in 2014 reached maturity. The Company was not in a position to repay the notes or the accrued interest. As a result, the Company issued new unsecured convertible promissory notes to the director (see note 25 — Related Party Transactions and Balances). The beneficial convertible feature of these notes for the year ended December 31, 2015 amounted to $1,842,681.

2014 Non cash transactions

In 2014, the Group has reached various offsetting agreements with one of the former owners of the investment properties (and a current shareholder of the Group) on offsetting certain receivables and payables of $3,470,482 in total (see note 20 — Trade and Other Receivables).

On December 18, 2014, the Company returned one of the subsidiaries (Seba S.r.l.) acquired through the closing of the Seba Purchase Agreement to the original seller in exchange for the return of 497,308 of the Company’s shares. No additional cash was exchanged in addition to the Company’s share returned (see note 13 — Discontinued Operations).

2013 Supplemental information

Other supplemental information consists of:

1,719,317 ordinary shares issued in connection with business combination	$18,843,714

Conversion of deferred underwriter fees to note payable to underwriters	$889,833

The accompanying notes are an integral part of these consolidated financial statements

F-8

PRIME ACQUISITION CORP.

NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

Note 1 — Corporate Information and Plan of Business Operations

The consolidated financial statements of Prime Acquisition Corp. and its wholly-owned subsidiaries (collectively, the “Group”) for the year ended December 31, 2015 were authorized for issue in accordance with a resolution of the directors on April 30, 2016. Prime Acquisition Corp. (the “Company”) is a Cayman Islands exempted company initially organized as a blank check company for the purpose of acquiring, through a merger, share exchange, asset acquisition, plan of arrangement, recapitalization, reorganization or similar business combination, an operating business in 2010. The registered office is located at No 322, Zhongshan East Road, Shijiazhuang, Hebei Province 05001, China.

The Group is principally engaged in the management of investment property (see note 18 — Investment Properties). On September 30, 2013, the Company consummated a business combination (the “Business Combination”), through Prime BHN Luxembourg S.a.r.l (a Luxembourg company and wholly-owned subsidiary of the Company, “LuxCo”), by acquiring 100% of Seba S.r.l. (“Seba”), Nova S.r.l. (“Nova”), Delfin S.r.l. (“Delfin”), SIM S.r.l. (“SIM”), Dieci Real Estate S.r.l. (“Dieci”), Ellegi S.r.l. (“Ellegi”), G.S.I. S.r.l. (“GSI”), Magfin S.r.l. (“Magfin”), all are Italian limited liability companies (collectively the “Subsidiaries”) for an aggregate of 1,719,317 ordinary shares. The fair value of the shares is the closing market price of the Company at the acquisition date, at $10.96 per share. The fair value of the consideration given was therefore $18,843,714. As a result of this Business Combination, eleven properties were acquired. All of the properties in the portfolio are commercial real estate assets located in Italy. The existing strategic management function and associated processes were acquired with the property and, as such, the Company’s management considers this transaction the acquisition of a business, rather than an asset acquisition. Immediately following consummation of the Business Combination, the Company had a total of 3,635,344 ordinary shares outstanding.

On December 18, 2014, the Company entered into a Stock Purchase Agreement (the “Seba Purchase Agreement”) with LuxCo, Seba, at the time LuxCo’s wholly owned subsidiary, Francesco Rotondi and Luca Failla (the former owners of Seba prior to the Business Combination). Pursuant to the Seba Purchase Agreement, on December 18, 2014, Messrs. Rotondi and Failla acquired all of the outstanding equity interests in Seba in exchange for the return of 497,308 of the Company’s shares (the “Seba Consideration Shares”, the Seba Purchase Agreement event “Unwinding”). Seba’s sole asset consists of four floors of Corso Europa 22, an office building in central Milan. As a result, immediately following the closing of this Seba Purchase Agreement, the Company had a total of 2,682,413 ordinary shares outstanding and the Company’s portfolio comprised of eleven properties (see note 18 — Investment Properties).

Additionally in connection with the Seba Purchase Agreement:

1. The Company, LuxCo, Messrs. Rotondi and Failla and Giuseppe Pantaleo entered into an agreement which terminated the Transaction Value Agreement dated September 30, 2013 among them (the “Seba-Nova TVA”). The Seba-Nova TVA required the Company to make Messrs. Rotondi, Failla and Pantaleo whole in the event that the average sales price of all of the shares that were issued to them were sold in public market transactions at less than $10 per share (see note 9 — Contingent Consideration).

2. The Company, LuxCo, Nova, and Mr. Rotondi entered into an option agreement (the “Option Agreement”) pursuant to which Mr. Rotondi would have the right to purchase all of the equity interests in Nova owned by LuxCo in the event that (i) the mortgage payments that Mr. Rotondi has personally guaranteed are not made, or (ii) a certain power of attorney that would facilitate the transfer of Nova’s equity interests to Mr. Rotondi is not renewed. The Option Agreement will terminate on the repayment of the mortgages or the termination of Mr. Rotondi’s personal guaranties. The consideration for the exercise of the option would be the return of 50,000 shares of the Company’s ordinary shares. Nova’s sole asset consists of two floors of Corso Europa 22, an office building in central Milan.

Separately, on December 15, 2014, the Company, LuxCo, Cesare Lanati, Stefano Lanati, Davide Rigamonte Bell Real Estate S.r.l. and IGS S.r.l. entered into an agreement which terminated the Transaction Value Agreement dated September 30, 2013 among them (the “Bell TVA”). The Bell TVA, similar to the aforementioned Seba-Nova TVA, required the Company to make Messrs. Lanati, Lanati and Rigamonte and Bell Real Estate S.r.l. and IGS S.r.l. whole in the event that the average sales price of all of the shares that were issued to them were sold in public market transactions at less than $10 per share. As a result of the cancellation of Bell TVA and Seba-Nova TVA, there are no Transaction Value Agreements outstanding as of December 31, 2014 (see note 9 — Contingent Consideration).

F-9

On June 26, 2015, the Company entered into a Stock Purchase Agreement (the “SIM Purchase Agreement”) with Prime Luxembourg S.a.r.l., the Company’s wholly-owned subsidiary (“LuxCo”), GSI S.r.l, LuxCo’s wholly-owned subsidiary (“GSI”), SIM S.r.l., at the time owned by LuxCo and GSI (“SIM”), Bell Real Estate S.r.l. (“Bell”), Cesare Lanati and Stefano Lanati (Bell, Cesare Lanati and Stefano Lanati are collectively referred to as the “SIM Buyers”). On July 7, 2015, the SIM Buyers acquired all of the outstanding equity interests in SIM in exchange for the return of 220,000 of the Company’s shares (the “SIM Consideration Shares”). 134,200 shares (61%) were returned to the Company for immediate cancellation, 85,800 shares (39%) were returned to GSI and remained as the Company’s treasury shares. SIM’s sole asset consists of the property located at Via Newton 9, Milan, Italy. As a result, immediately following the closing of this SIM Purchase Agreement, the Company had a total of 2,294,332 ordinary shares outstanding and the Company’s portfolio comprised of ten properties (see note 18 — Investment Properties). In addition, in connection with the transactions contemplated by the SIM Purchase Agreement, the Company extinguished certain trade liabilities associated with its portfolio of properties and the SIM Buyers.

During 2015, the Company has established a new subsidiary in Italy, Imperatrice S.r.l. (“Imperatrice”), through LuxCo. The Company owns 100% of Imperatrice. This new subsidiary was established for the potential future acquisitions of real estate investment properties in Italy.

The accompanying consolidated financial statements have been prepared assuming the Group will continue as a going concern. The Group has incurred recurring operating losses, negative cash flows from operations, and has a working capital deficiency as of December 31, 2015. These factors raise substantial doubt about the Group’s ability to continue as a going concern.

The real estate portfolio of ten properties in Italy does not currently generate positive cash flows. Management believes that when the market conditions are more favorable, some of these properties may be liquidated to generate cash. However, real estate transactions in the greater Milan area have been relatively few when compared to the pre-financial crisis period. An actual transaction may take longer than viable for the Group’s current needs.

The Group’s ability to continue as a going concern is dependent upon management’s ability to generate profitable operations in the future and obtain the necessary financing to meet obligations and pay liabilities arising from business operations when they come due. If the Group does not generate profitable operations or obtain the necessary financing, the Group may not have enough operating funds to continue to operate as a going concern. There is no assurance that the Company will be able to secure such financing. A failure to generate profitable operations or obtain additional financing could prevent the Group from paying current obligations, allow the hiring of additional resources and continue its operating strategy. The Group is actively seeking additional capital through private placements of equity and debt.

The funding of the Group has been primarily by the Company entering into interest bearing unsecured convertible promissory notes with one of the directors (see note 25 — Related Party Transactions and Balances). However, if additional financing from a different source is not obtained, the Group may not be able to execute its business plan and may need to curtail certain of its operations.

Management is currently in discussion with several funding sources for a combination of debt and equity financing. However, there can be no assurance the Group will be able to obtain funding from these sources.

Note 2 — Basis of Presentation

(a)	Statement of compliance

The consolidated financial statements of the Company have been prepared in accordance with International Financial Reporting Standards (“IFRS”) and its related interpretations as issued by the International Accounting Standards Board (IASB).

i. Application of IFRS 1

For all periods up to and including the year ended December 31, 2012, the Company previously prepared its financial statements in accordance with accounting principles generally accepted in the United States of America (“US GAAP”). The financial statements, for the year ended December 31, 2013, are the first the Company has prepared in accordance with IFRS.

Accordingly, the Group has prepared consolidated financial statements which comply with IFRS applicable for periods ending on or after December 31, 2013, together with the comparative period data as at and for the year ended December 31, 2012, as described in the summary of significant accounting policies. In preparing these financial statements, the Company’s opening statement of financial position was prepared as at January 1, 2012, the Company’s date of transition to IFRS. Management determined that no adjustments were necessary to convert the consolidated financial statements from US GAAP to IFRS.

F-10

The Company’s financial statements for the year ended December 31, 2012, was the first annual financial statements that comply with IFRS. The Company has applied IFRS 1 in preparing these consolidated financial statements.

In preparing these consolidated financial statements in accordance with IFRS 1, the Company has applied the relevant mandatory exceptions and certain optional exemptions from full retrospective application of IFRS.

ii. Exemptions from full retrospective application – elected by the Company

There were no optional exemptions applicable to the Company.

iii. Exceptions from full retrospective application followed by the Company

The Company has applied the following mandatory exceptions from retrospective application.

(1)	Estimates exception

Estimates under IFRS at January 1, 2012, are consistent with estimates made for the same date under US GAAP.

All other mandatory exceptions in IFRS 1 were not applicable because there were no significant differences in management’s application of US GAAP in these areas.

(b)	Basis of measurement

The consolidated financial statements have been prepared on the historical cost basis except for the following which are measured at fair value:

•	Derivative financial instruments; and

•	Investment properties

(c)	Functional and presentation currency

The consolidated financial statements are presented in US dollars, which is the Group’s functional currency. All financial information presented in US dollars have been rounded to the nearest dollar amount, except when otherwise indicated.

(d)	Use of estimates and judgments

The preparation of the consolidated financial statements in conformity with IFRS requires management to make judgments, estimates and assumptions that affect the reported amounts of assets, liabilities, revenue and expenses and the disclosure of contingent liabilities at the reporting date. Actual results may differ from these estimates.

Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to accounting estimates are recognized in the period in which the estimates are revised and in any future periods affected.

(e)	Basis of consolidation

The consolidated financial statements comprise the financial statements of the Company and its wholly-owned subsidiaries as at December 31, 2015, 2014 and 2013.

The Subsidiaries are consolidated from September 30, 2013 (the date of Business Combination), being the date on which the Company obtained control, and continue to be consolidated until the date when such control ceases. The financial statements of the subsidiaries are prepared for the same reporting period as the parent company, using consistent accounting policies. All intra-group balances, transactions, unrealized gains and losses resulting from intra-group transactions are eliminated in consolidation.

On December 18, 2014, the Company ceased control of Seba through the closing of the Seba Purchase Agreement in exchange for the return of 497,308 of the Company’s shares. Seba’s operating result from October 1, 2013 to December 18, 2014 is reported as discontinued operations on the Group’s consolidated statements of income/(loss) and comprehensive income/(loss) for the years ended December 31, 2014 and 2013.

On July 7, 2015, the Company ceased control of SIM through the closing of the SIM Purchase Agreement in exchange for the return of 220,000 of the Company’s shares. SIM’s operating result from October 1, 2013 to July 7, 2015 is reported as discontinued operations on the Group’s consolidated statements of income/(loss) and comprehensive income/(loss) for the years ended December 31, 2015, 2014 and 2013.

F-11

Note 3 — Significant Accounting Policies

(a)	Determination of Fair Values

A number of the Group’s accounting policies and disclosures require the determination of fair value, for both financial assets and liabilities. Fair values have been determined for measurement and/or disclosure purposes based on the following methods. Where applicable, further information about the assumptions made in determining fair values is disclosed in the notes specific to that asset or liability.

Fair value is the price that would be received to sell an asset or paid to transfer a liability in an orderly transaction between market participants at the measurement date.

The Company uses valuation techniques that are appropriate in the circumstances and for which sufficient data are available to measure fair value, maximizing the use of relevant observable inputs and minimizing the use of unobservable inputs significant to the fair value measurement as a whole:

•	Level 1 – Quoted (unadjusted) market prices in active markets for identical assets or liabilities

•	Level 2 – Inputs other than quoted market prices included within Level 1 that are observable for the asset or liability, either directly (i.e. as prices) or indirectly (i.e. derived from prices)

•	Level 3 – Inputs for the asset or liability that are not based on observable market data (unobservable inputs)

For assets and liabilities that are recognized in the consolidated financial statements on a recurring basis, the Group determines whether transfers have occurred between levels in the hierarchy by re-assessing categorization (based on the lowest level input that is significant to the fair value measurement as a whole) at the end of each reporting period.

(b)	Revenue

Rental income is recognized in the period on an accrual basis if the amount of revenue can be measured reliably and it is probable that the Group will receive the consideration.

i. Rental income

The Group is the lessor in operating leases. Rental income arising from operating leases on investment property is accounted for on a straight-line basis over the lease terms and is included in the consolidated statements of income/(loss) and comprehensive income/(loss) due to its operating nature, except for contingent rental income which is recognized when it arises.

Amounts received from tenants to terminate leases or to compensate for dilapidations are recognized in the consolidated statements of income/(loss) and comprehensive income/(loss) when the right to receive them arises.

(c)	Cash and Cash Equivalents

Cash and short-term deposits in the consolidated statements of financial position comprise cash at bank and short-term deposits with an original maturity of three months or less.

(d)	Loans and Borrowings

All loans and borrowings are initially recognized at fair value less directly attributable transaction costs. After initial recognition, interest-bearing loans and borrowings are subsequently measured at amortized cost using the effective interest method.

In accordance to IAS 17 — Leases, the direct costs of the leases are added to the amount recognized as an asset and amortized over the duration of the leases.

(e)	Trade and Other Receivables

Trade and other receivables are recognized at their original invoiced value. The fair values of trade and other receivables classified as loans and receivables are not materially different to their net carrying values. A provision is made when there is objective evidence that the Company will not be able to recover balances in full. Balances are written off when the probability of recovery is assessed as being remote.

F-12

(f)	Income Taxes

The Company was incorporated as a Cayman Islands exempted company and therefore the Group is not currently subject to income tax in the Cayman Islands or United States of America.

The Subsidiaries are subject to income tax in Italy and judgment is required in determining the provision for income taxes. During the ordinary course of business, there are transactions and calculations for which the ultimate tax determination is uncertain. As a result, the subsidiaries recognized tax liabilities based on estimates of whether additional taxes and interest will be due. These tax liabilities are recognized when the Group’s management believes that certain positions are likely to be challenged and may not be fully sustained upon review by tax authorities. The Group management believes that its accruals for tax liabilities are adequate for all open audit years based on its assessment of many factors including past experience and interpretations of tax law. This assessment relies on estimates and assumptions and may involve a series of complex judgments about future events. To the extent that the final tax outcome of these matters is different than the amount recorded, such differences will impact income tax expense in the period in which such determination is made.

(g)	Deferred Taxation

Deferred tax assets and liabilities are recognized where the carrying amount of an asset or liability in the consolidated statement of financial position differs from its tax base.

Recognition of deferred tax assets is restricted to those instances where it is probable that taxable profit will be available against which the difference can be utilized.

The amount of the asset or liability is determined using tax rates that have been enacted or substantively enacted by the reporting date and are expected to apply when the deferred tax liabilities/(assets) are settled/(recovered).

Deferred tax assets and liabilities are offset when the Group has a legally enforceable right to offset current tax assets and liabilities and the deferred tax assets and liabilities relate to taxes levied by the same tax authority on either:

•	The same taxable group company; or

•	Different group entities which intend either to settle current tax assets and liabilities on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax assets or liabilities are expected to be settled or recovered.

(h)	Property and equipment

Items of property and equipment are initially recognized at cost. Depreciation is provided on all items of property and equipment so as to write off their carrying value over their expected useful economic lives. It is provided at the following rates:

Plant and machinery – 7.5% per annum straight line

Fixture and fittings – 15.0% per annum straight line

Office and office related equipment – 20% per annum straight line

(i)	Share-Based Payment

Share-based payment awards granted to employees and non-employees are recognized as stock option expense, with a corresponding increase in equity, over the period that the optionees become unconditionally entitled to the awards. The amount recognized as an expense is adjusted to reflect the number of awards for which the related service and non-market performance conditions are expected to be met, such that the amount ultimately recognized as an expense is based on the number of awards that meet the related service and non-market performance conditions at the vesting date.

The Company estimates the fair value of option awards using the Black-Scholes option pricing model. Determining the fair value of awards under this model represents management’s best estimates, but these estimates involve inherent uncertainties and the application of management judgment.

F-13

(j)	Earnings/(loss) per Share

Basic earnings/(loss) per share is computed by dividing net profit/(loss) by the weighted-average number of ordinary shares outstanding at the end of the year.

Warrants and options are excluded from the computation of fully diluted loss per share if their effect is anti-dilutive.

(k)	Provisions

Provisions for environmental restoration, restructuring costs and legal claims are recognized when: the Group has a present legal or constructive obligation as a result of past events; it is probable that an outflow of resources will be required to settle the obligation; and the amount has been reliably estimated. Restructuring provisions comprise lease termination penalties and employee termination payments. Provisions are not recognized for future operating losses.

Where there are a number of similar obligations, the likelihood that an outflow will be required in settlement is determined by considering the class of obligations as a whole. A provision is recognized even if the likelihood of an outflow with respect to any one item included in the same class of obligations may be small.

Provisions are measured at the present value of the expenditures expected to be required to settle the obligation using a pre-tax rate that reflects current market assessments of the time value of money and the risks specific to the obligation. The increase in the provision due to passage of time is recognized as interest expense.

(l)	Geographical Risk

The Subsidiaries’ operation is located in Italy. Therefore, it is subject to local government regulations and to the uncertainties of the economic and political conditions of this area.

The overall performance is affected by the increase or decrease of the gross Italian national product. During 2012 and 2013, there was a general slowdown of the economic trend in Europe and especially in Italy. This general slowdown has continued during 2014 and 2015.

(m)	Foreign currencies

The financial statements of the Subsidiaries were translated from Euro to U.S. Dollars pursuant to the provisions of IAS 21 “The Effects of Changes in Foreign Exchange Rates”, as follows:

•	Assets and liabilities were translated using the exchange rate at the balance sheet date
•	Amounts in the statement of operations were translated at an appropriate weighted average rate for the period presented
•	The subsidiaries equity accounts were translated using historical exchange rates
•	The translation adjustments resulting from translating the foreign entity’s financial statements are reported separately in Translation Reserve as a separate component of stockholders’ equity

(n)	Business Combination and Goodwill

Business combinations are accounted for using the acquisition method. The cost of an acquisition is the aggregate of the consideration transferred measured at the acquisition date fair value. Acquisition-related costs are expensed as incurred and included in other expenses.

When the Group acquires a business, it assesses the financial assets and liabilities assumed for appropriate classification and designation in accordance with the contractual terms, economic circumstances and pertinent conditions as at the acquisition date.

Goodwill is initially measured at cost, being the excess of the aggregate of the consideration transferred over the net identifiable assets acquired and liabilities assumed.

After initial recognition, goodwill is measured at cost less any accumulated impairment losses. For the purpose of impairment testing, goodwill acquired in a business combination is, from the acquisition date, allocated to each of the Group’s cash-generating units that are expected to benefit from the combination, irrespective of whether other assets or liabilities of the acquiree are assigned to those units.

Goodwill is tested for impairment annually as at December 31 and when circumstances indicate that the carrying value may be impaired.

F-14

Impairment is determined for goodwill by assessing the recoverable amount of each cash-generating unit to which the goodwill relates. Where the recoverable amount of the cash-generating unit is less than their carrying amount, an impairment loss is recognized. Impairment losses relating to goodwill cannot be reversed in future periods.

(o)	Operating lease contracts – the Group as lessor

The Group has entered into commercial property leases on its investment property portfolio. The Group has determined, based on an evaluation of the terms and conditions of the arrangements, particularly the duration of the lease terms and minimum lease payments, that it retains all the significant risks and rewards of ownership of these properties and so accounts for the leases as operating leases.

(p)	Leases – Group as lessee

The determination of whether an arrangement is, or contains, a lease is based on the substance of the arrangement at the inception date. The arrangement is assessed for whether fulfillment of the arrangement is dependent on the use of a specific asset(s) or the arrangement conveys a right to use the asset(s), even if that right is not explicitly specified in the arrangement.

Finance leases, which transfer to the Group substantially all the risks and benefits incidental to ownership of the leased item, are capitalized at the inception of the lease at the fair value of the leased property or, if lower, at the present value of the minimum lease payments.

Lease payments are apportioned between the finance charges and the reduction of the lease liability so as to achieve a constant rate of interest on the remaining balance of the liability. Finance charges are charged to the statements of income/(loss) and comprehensive income/(loss) as they arise.

(q)	Derivative financial instruments – Initial recognition and subsequent measurement

The Group uses interest rate swaps to hedge its risks associated with interest rates. Such derivative financial instruments are initially recognized at fair value on the date on which a derivative contract is entered into and are subsequently re-measured at fair value. Derivatives are carried as assets when the fair value is positive and as liabilities when the fair value is negative. They are carried in the consolidated statement of financial position at fair value with changes in fair value recognized in the consolidated statements of income/(loss) and comprehensive income/(loss).

In addition, the Group issued convertible promissory notes to certain directors to provide for temporary liquidity. These convertible promissory notes are classified as convertible notes with an embedded derivative liability in accordance to IAS 32 – Financial Instruments: Recognition and Measurement. The embedded derivative liability is calculated first and the residual value is assigned to the debt host liability component. A host loan is accounted for at amortized cost, with an embedded derivative liability being measured at fair value with changes in value being recognized in the consolidated statements of income/(loss) and comprehensive income/(loss).

(r)	Share Capital

Ordinary shares are classified as equity.

(s)	New standards and interpretations not yet adopted

Standards issued but not yet effective as of the date of issuance of the Group’s financial statements are listed below. This listing of standards and interpretations issued are those that the Group reasonably expects to have on impact on disclosures, financial position or performance when applied at a future date. The Group intends to adopt these standards when they become effective.

IFRS 9 Financial instruments: Classification and Measurement

IFRS 9, as issued in 2010, reflects the first phase of the IASB’s work on the replacement of IAS 39 and applies to classification and measurement of financial assets and financial liabilities as defined in IAS 39. The standard was initially effective for annual reports beginning on or after January 1, 2013. In November 2013, Chapter 6 of IFRS on hedge accounting was published. At the same time, Chapter 7 containing the effective date and transition provisions was amended to remove the mandatory effective date of IFRS 9. Entities may still choose to apply IFRS 9 immediately, but are not required to do so.

F-15

In subsequent phases, the IASB is addressing impairment of financial assets. The adoption of the first phase of IFRS 9 will have an effect on the classification and measurement of the Group’s financial assets, but will not have an impact on classification and measurements of financial liabilities. The Group will quantify the effect in conjunction with the other phases, when the final standard including all phases is issued.

IFRS 15 Revenue from Contracts with Customers

The IASB have issued a new revenue recognition standard, IFRS 15 in May 2014, which replaces all existing IFRS revenue requirements. The standard applies to all revenue contracts and provides a model for the recognition and measurement of sales of some non-financial assets. Application is required for all annual periods beginning on or after January 1, 2018. There are new specific requirements in respect of variable consideration such that it is only included in the transaction price if it is highly probable that the amount of revenue recognized would not be subject to significant future reversals as a result of subsequent re-estimation. The adoption of IFRS 15 may have an impact on the revenue recognition as the tenants’ credit risk will be taken into consideration when rental revenue is being recognized. The effect of this to the Group’s consolidated financial statements is undetermined at this time.

IFRS 16 Leases

IFRS 16 specifies how an IFRS reporter will recognise, measure, present and disclose leases. The standard provides a single lessee accounting model, requiring lessees to recognise assets and liabilities for all leases unless the lease term is 12 months or less or the underlying asset has a low value. Lessors continue to classify leases as operating or finance, with IFRS 16’s approach to lessor accounting substantially unchanged from its predecessor, IAS 17.

IFRS 16 was issued in January 2016 and applies to annual reporting periods beginning on or after 1 January 2019. The effect of this to the Group’s consolidated financial statements is undetermined at this time.

Note 4 — Reclassifications to Prior Year Financial Statements

The Group revised the presentation of prepaid expenses and other current assets, trade and other receivables, corporate tax liabilities (less current portion), trade and other payables, accrued expenses and other deferred income, and corporate tax liabilities in its consolidated statements of financial position for the year ended December 31, 2013. The amounts were reclassified from one account to another account in the same section to better reflect the nature of these amounts. The reclassification did not affect the total assets, the total liabilities amounts, and the previously reported net income/(loss) in either of the years ended December 31, 2013 or 2014.

A tabular summary of the reclassifications are presented below:

	Consolidated statements of financial position
	As at December 31, 2013
	Previously reported	Revisions	Revised Reported
Prepaid expenses and other current assets	$92,154	$420,115	$512,269
Trade and other receivables, net	5,177,133	(420,115)	4,757,018

Total assets	78,545,589	–	78,545,589

Trade and other payables	9,245,727	(546,010)	8,699,717
Accrued expenses and other deferred income	–	546,010	546,010
Corporate tax liabilities	1,461,156	(550,792)	910,364
Corporate tax liabilities, less current portion	–	550,792	550,792

Total liabilities	75,951,411	–	75,951,411

Profit/(loss) for the year	(15,885,478)	–	(15,885,478)

The Company analyzed the revisions under SEC staff guidance (Staff Accounting Bulletin 108) and determined that the revisions are immaterial on a quantitative and qualitative basis and that it is probable that the judgment of a reasonable person relying upon the consolidated financial statements would not have been changed or influenced by the inclusion or reclassification of the items in the year ended December 31, 2013.

F-16

Note 5 – Business Combinations and Goodwill

On September 30, 2013, the Company consummated the Business Combination by acquiring 100% of Seba, Nova, Delfin, SIM, Dieci, Ellegi, GSI, and Magfin for an aggregate of 1,719,317 ordinary shares. The fair value of the shares is the closing market price of the Company at the acquisition date, at $10.96 per share. The fair value of the consideration given is therefore $18,843,714. As a result of this Business Combination, eleven properties were acquired. The existing strategic management function and associated processes were acquired with the property and, as such, the Company’s management considers this transaction the acquisition of a business, rather than an asset acquisition.

The business combination was accounted for as a forward acquisition under the acquisition method and management has concluded that the Company is the accounting acquirer because the Company has effective control of the entities acquired after the business combination by retaining both management control and majority shareholder control. No management of the Subsidiaries became part of the Company or BHN’s management team or board of directors following the business combination. The Subsidiaries’ results of operations were consolidated with the Company’s results of operations beginning on the date of the Business Combination.

The Subsidiaries’ assets and liabilities are measured at their acquisition-date fair value. The purchase price is allocated over the fair value of assets acquired and liabilities assumed with any excess of purchase price over the fair value of net assets acquired allocated to goodwill. All direct costs of the transaction were charged to operations in the period that such costs were incurred.

In connection with the Business Combination in 2013, the Company entered into various transaction value agreements (each, a “TVA” and collectively, “TVAs”) with the sellers of the properties (See note 9 — Contingent Consideration).

On December 18, 2014, the Company ceased control of one of the Subsidiaries acquired from this Business Combination (see note 13 — Discontinued Operations) through the closing of the Seba Purchase Agreement in exchange for the return of 497,308 of the Company’s shares.

On July 7, 2015, the Company further ceased control of one of the Subsidiaries acquired from this Business Combination (see note 13 — Discontinued Operations) through the closing of the SIM Purchase Agreement in exchange for the return of 220,000 of the Company’s shares.

Assets acquired and liabilities assumed

The fair value of the identifiable assets and liabilities of the Subsidiaries as at the date of acquisition were:

Fair value recognized on date of acquisition
Investment properties	$71,586,615
Machinery & other equipment	272,710
Current assets	650,207
72,509,532
Loans and borrowings	51,141,017
Trade and other payables	4,713,958
Tenant security deposits	1,343,075
Corporate tax liabilities	1,981,326
Derivative financial liabilities	1,400,900
Total identifiable net assets at fair value	11,929,256
Goodwill arising on acquisition	6,914,458
Purchase consideration transferred	$18,843,714

The costs incurred in connection with the acquisition of $2,420,083 have been expensed and are included in operating expenses.

From the date of acquisition through December 31, 2013, the Subsidiaries have contributed a net loss of approximately $2.5 million to the loss after tax and $1,374,728 to the revenues. If the combination has taken place at the beginning of the year, the net loss after tax through December 31, 2013 for the Company would have been $2,118,521 and revenue would have been $7,667,476.

F-17

The goodwill of $6,914,458  consists of the amount the Company considered to be in excess of the Subsidiaries’ fair value. None of the goodwill is expected to be deductible for tax purposes.

Management determined that the goodwill was fully impaired at December 31, 2013 because the fair value at December 31, 2013 was principally equal to the acquisition date fair value.

The fair value as at December 31, 2013 was determined to be principally equal to as the acquisition date due to: (1) the short time period between the acquisition date and December 31, 2013, and (2) there were no significant events that affected the real estate prices in Italy where all the investment properties are located. This was further confirmed by the professional appraiser by comparing the market data as at September 30, 2013 and December 31, 2013.

Note 6 — Depreciation and Bad Debt Provision

Details of depreciation and bad debt provision are as follows:

	2015	2014	2013
Depreciation of property and equipment	$3,644	$75,245	$18,119
Bad debt provision	9,814	32,155	41,176
Total depreciation and bad debt provision	$13,458	$107,400	$59,295

Note 7 — Other Expenses

Details of other expenses is shown in the table below:

	2015	2014*	2013*
Rental costs	$7,625	$177,271	$35,382
Staff costs	201,423	250,881	35,136
Sundry operating expenses	312,426	9,458	105,765
Taxation on buildings	208,361	275,471	84,582
Administrative and other expenses	859,431	260,138	310,759
Maintenance expenses	312,285	299,942	171,845
Insurance costs	123,183	127,047	55,308
Provision related to legal dispute	–	(300,000)	300,000
Legal expenses	368,814	517,265	1,438,367
Professional fees	489,276	864,255	1,263,002
Bank fees	23,537	50,100	10,842
Licenses, registration & fees	5,821	11,596	25,090
Put option fees	–	–	160,500
Rent expense	–	–	67,500
Stock option expense	260,819	5,044	154,343
Travel expense	70,848	69,742	102,635
Total other expenses	$3,243,849	$2,618,210	$4,321,056

*Restated for discontinued operations (see note 13 — Discontinued Operations)

Note 8 — Finance Income and Costs

The details of finance income and costs on the statements of income/(loss) and comprehensive income/(loss) is as follow:

Finance income	2015	2014	2013
Finance income from variation of fair value on interest rate swap agreements	33,558	75,622	–
Other finance income	1,332	258	–
Total finance income	$34,890	$75,880	$–

F-18

Finance costs	2015	2014*	2013*
Finance cost on note payable to underwriters and other debt	$2,913,809	$237,719	$200,500
Interest expense of bank loans, revolving line of credit and finance leases	1,259,106	1,605,695	508,075
Total finance costs	$4,172,915	$1,843,414	$708,575

*Restated for discontinued operations (see note 13 — Discontinued Operations)

Note 9 — Contingent Consideration

In connection with the Business Combination in 2013, the Company entered into various TVAs with the sellers of the properties. Pursuant to the TVAs, the Company had agreed to make the sellers whole in the event that the average sales price of the ordinary shares issued to the sellers in public market transaction is less than $10, by issuing additional ordinary shares of the Company to the sellers. The make-whole would be available only after the respective seller had sold all of the shares received at the Business Combination. The number of shares issuable pursuant to the make-whole provisions of the TVAs was the quotient of the total shortfall between $10 and the average price for all such shares sold in public market transactions, divided by the then current fair market value of the combined company’s ordinary shares. The terms of the TVAs did not become effective until there was an effective registration statement covering such shares. The registration rights agreement entered into with the sellers requires the Company to file a registration statement covering these shares as soon as practicable. There were no liquidating damage or penalty provisions included in the registration rights agreement. Management deemed that as soon as practicable would not be a date prior to April 30, 2014. At December 31, 2013, the market price of the Company’s ordinary shares was $7 per share. As a result, the Company recorded a liability under these TVAs for $5,157,951 at December 31, 2013.

In addition, each of the TVAs granted the sellers a call option on the equity interest in the Business Combination in the event that such sellers are unable to sell a sufficient number of shares to reach certain dollar targets in certain periods set forth in the TVAs. Notwithstanding the foregoing and provided there was any effective registration statement covering such shares, if the total value of shares traded in the public market equaled the dollar target for a given period, then the call option could not be exercised for such period. In order to exercise the call option, a seller must deliver to the Company all of the proceeds received from the sale of shares issued pursuant to the applicable purchase agreement and TVA, together with any such shares that had not been sold by the seller, but less certain franchise tax payments made by the sellers. The Management deemed that there was no accounting implication on the call option granted.

On December 15 and 18, 2014, the Company had entered into separate agreements with the sellers of the properties to terminate the TVAs. As a result of these agreements on termination of the TVAs, there are no outstanding TVAs as of December 31, 2014. The liability recorded at December 31, 2013 is therefore reversed at December 31, 2014.

Note 10 – Impairment of Goodwill

All goodwill arising on acquisition which amounted to $6,914,458 was deemed impaired during the annual impairment test at December 31, 2013. See note 5 – Business Combinations and Goodwill for detail.

Note 11 – Income Taxes

The income taxes relating to continuing operations for the years ended December 31 are as follow:

	2015	2014	2013
Current tax
In respect of the current year	$183,005	$208,603	$–
In respect of the prior year	(12,685)	–	–
Others fiscal unit **	(212,089)	–	–
	(41,769)	208,603	–

Deferred tax (see note 12 — Deferred Taxes)
In respect of the current year	(287,665)	654,579	44,200
Deferred tax related to Seba (see note 13 — Discontinued Operations)	–	–	(51,384)
Deferred tax related to SIM (see note 13 — Discontinued Operations)	–	(3,540)	(8,354)
	(287,665)	651,039	(15,538)
Total income tax expense/(benefit) recognized in the current year relating to continuing operations	$(329,434)	$859,642	$(15,538)

F-19

The income tax expense for the years ended December 31 can be reconciled to the accounting profit as follows:

	2015	2014	2013
Profit/(loss) before tax from continuing operations	$(7,585,983)	$5,091,246	$(16,166,473)

Income tax expense calculated at 31.4% (2014: 31.4%)	$(2,381,999)	$1,573,255	$–
Effect of (income)/expenses that are exempt from taxation	965,868	(1,873,555)	–
Effect of expenses that are not deductible in determining taxable profit	442,287	489,814	–
Effect of unused tax losses and tax offsets not recognized as deferred tax assets	904,088	702,544	–
Effect of previously unrecognized and unused tax losses and deductible temporary differences now recognised as deferred tax assets	(34,904)	(36,121)	–
Effect of new tax rule in fiscal unit **	(212,089)	–	–
Effect of prior year taxes	(12,685)	–	–
Others	–	3,705	(15,538)
Income tax expense recognized in profit or loss relating to continuing operations (current & deferred)	$(329,434)	$859,642	$(15,538)

The tax rate used for the 2015, 2014 and 2013 reconciliations above is the tax rate of 31.4% on taxable profits in Italy. This tax rate consists of both IRES (an Italian corporate income tax) and IRAP (an Italian regional production tax).

** During 2016, the Italian fiscal authority issued a new tax rule for the fiscal year ended December 31, 2015 allowing utilization of fiscal unit structure in tax reporting to offset and utilize operating loss amongst subsidiaries with common ownership, resulting in tax benefits to the Group.

Note 12 — Deferred Taxes

The amount of unused tax losses for which no deferred tax assets are recognized in the consolidated statements of financial position as at December 31, 2015 and 2014 was $935,866 and $547,046 respectively with no expiration date limitation.

Deferred tax is calculated in full on temporary differences using a tax rate of 27.5%, if the temporary difference is subject only to IRES (an Italian corporate income tax) rules, or 31.4% if the temporary difference is subject both to IRES and IRAP (an Italian regional production tax) rules.

The movement on the deferred tax account is as shown below:

	2015	2014	2013
At January 1	$(3,738,082)	$(5,399,745)	$–
At September 30			(5,355,545)

Recognized directly in equity
Unwinding of Seba (see note 13 — Discontinued Operations)	–	1,757,921	–
Sale of SIM (see note 13 — Discontinued Operations)	315,325	–	–
Currency exchange difference	370,358	558,321	–

Recognized in profit and loss
Tax expense	287,665	(654,579)	(44,200)
At December 31	$(2,764,734)	$(3,738,082)	$(5,399,745)

F-20

Details of the deferred tax liability and amounts recognized in net income/(loss) are as follows:

	2015	2015	2015	2015
	Asset	Liabilities	(Charged) / Net	Movement
Adjustment for IFRS purposes (deductible/taxable for local tax rules in future fiscal years)
Writing off of intangibles	$611,712	$–	$611,712	$49,105
Writing off of tangibles	–	(120,387)	(120,387)	53,121
Accounting of lease contracts according to IAS 17	–	(1,606,270)	(1,606,270)	253,125
Accounting of investment properties according to fair value	–	(1,436,973)	(1,436,973)	(932,559)
Mark to market on derivative instruments	52,013	–	52,013	10,537
Loss on investments (internal restructuring)	–	(268,103)	(268,103)	273,955
Other temporary differences
Bad debt provision	3,061	–	3,061	5,538
Others	213	–	213	(487)
Total	$666,999	$(3,431,733)	$(2,764,734)	$(287,665)

	2014	2014	2014	2014*
	Asset	Liability	(Charged) / Net	Movement
Adjustment for IFRS purposes (deductible/taxable for local tax rules in future fiscal years)
Writing off of intangibles	$754,518	$–	$754,518	$153,276
Writing off of leasing agreements entry fee	190	–	190	(133)
Writing off of tangibles	–	(67,457)	(67,457)	71,421
Accounting of lease contracts according to IAS 17	–	(1,950,996)	(1,950,996)	230,906
Accounting of investment properties according to fair value	–	(2,553,242)	(2,553,242)	104,383
Mark to market on derivative instruments	69,454	–	69,454	23,747
Other temporary differences
Bad debt provision	9,451	–	9,451	–
Others	–	–	–	70,979
Total	$833,613	$(4,571,695)	$(3,738,082)	$654,579

	2013	2013	2013	2013*
	Asset	Liability	(Charged) / Net	Movement
Adjustment for IFRS purposes (deductible/taxable for local tax rules in future fiscal years)
Writing off of intangibles	$1,092,908	$–	$1,092,908	$22,874
Writing off of leasing agreements entry fee	310,706	–	310,706	1,799
Writing off of tangibles	–	(2,950)	(2,950)	19,287
Accounting of lease contracts according to IAS 17	–	(2,270,344)	(2,270,344)	69,699
Accounting of investment properties according to Fair Value	–	(4,908,756)	(4,908,756)	(119,316)
Mark to market on derivative instruments	358,373	–	358,373	(3,561)
Elimination property revaluation	–	(125,492)	(125,492)	–
Normalization income	61,766	–	61,766	(15,442)
Other temporary differences
Bad debt provision	–	(38,499)	(38,499)	–
Provision for risk	49,260	–	49,260	–
Others	73,283	–	73,283	9,122
Total	$1,946,296	$(7,346,041)	$(5,399,745)	$(15,538)

*Restated for discontinued operations (see note 13 — Discontinued Operations)

F-21

Note 13 — Discontinued Operations

Seba Unwinding

On December 18, 2014, the Company ceased control of Seba through the closing of the Seba Purchase Agreement in exchange for the return of 497,308 of the Company’s shares. Seba’s operating result from January 1, 2014 to December 18, 2014 and from September 30, 2013 to December 31, 2013 is reported as discontinued operations on the Group’s consolidated statements of income/(loss) and comprehensive income/(loss) for the years ended December 31, 2014, and December 31, 2013.

The results of Seba for the years ended December 31 assets are presented below:

	2014	2013
Rental income	$1,170,255	$367,713
Other revenues	159,257	70,822
Expenses	(384,953)	(321,498)
Operating income	944,559	117,037
Finance income	–	53,648
Finance costs	(1,152,416)	111,506
Profit/(loss) before tax from discontinued operations	(207,857)	282,191
Tax expenses, current	(152,916)	–
Deferred tax credit/(expense)	59,319	(51,384)
Net profit/(loss) from discontinued operations	(301,454)	230,807
Loss on foreign currency exchange on discontinued operation	(426,410)	–
Profit/(loss) for the year from discontinued operations	$(727,864)	$230,807

The net cash flows of Seba are as follows:

	2014	2013
Operating	$2,227,623	$(3,726)
Investing	1,305	(214)
Financing	(2,178,858)	23,708
Net cash inflow/(outflow)	$50,070	$19,768

Earnings/(loss) per share:	2014	2013
Basic, profit/(loss) for the year from discontinued operations	$(0.23)	$0.08
Diluted, profit/(loss) for the year from discontinued operations	$(0.22)	$0.08

This Unwinding transaction in substance is returning the financial asset (Seba) to the original seller in exchange for the price the Company had paid for at the Business Combination. Based on the considerations of: (1) the transfer of control and risk of Seba acquired at Business Combination (an asset on its entirety) back to its original owner, not an unrelated third party, and (2) the Company did not in action seek any gain from this transfer of Seba, and (3) there was no additional consideration in exchange to the common stock issued to the former owners. The management deemed the Unwinding to be a derecognition of financial asset in substance. With this consideration, the management is derecognizing the acquisition of Seba in accordance to IAS 39 (IAS 39.16 – derecognition of a financial asset in its entirety).

F-22

The following is a condensed statement of financial position for Seba as at December 18, 2014 (date of disposition):

As at December 18, 2014
Investment properties	$16,924,707
Other current assets	354,431
Total Assets	$17,279,138

Stockholders' equity	$3,243,538
Loans & borrowings	12,195,383
Other Liabilities	1,840,217
Total equity and liabilities	$17,279,138

SIM Sale

On July 7, 2015, the Company further ceased control of SIM through the closing of the SIM Purchase Agreement in exchange for the return of 220,000 of the Company’s shares. Total consideration received for the sale was $879,914. The net carrying value of SIM on July 7, 2015 was $912,254. As a result, the Group has recognized a loss of $32,340 on the sale of SIM. SIM’s operating result from January 1, 2015 to July 7, 2015, January 1, 2014 to December 31, 2014 and from September 30, 2013 to December 31, 2013 is reported as discontinued operations on the Group’s consolidated statements of income/(loss) and comprehensive income/(loss) for the years ended December 31, 2015, 2014, and 2013.

The results of SIM for the years ended December 31 assets are presented below:

	2015	2014	2013
Rental income	$65,110	$250,629	$86,359
Other revenues	9,021	16,568	7,098
Expenses	(96,857)	(206,920)	(46,483)
Operating income	(22,726)	60,277	46,974
Finance costs	(18,564)	(141,158)	(3,970)
Profit/(loss) before tax from discontinued operations	(41,290)	(80,881)	43,004
Deferred tax credit/(expense)	(15,488)	(3,540)	(8,354)
Net loss from discontinued operations	(56,778)	(84,421)	34,650
Loss on foreign currency exchange on discontinued operation	(248,359)	–	–
Profit/(loss) for the year from discontinued operations	$(305,137)	$(84,421)	$34,650

Earnings/(loss) per share:	2015	2014	2013
Basic, profit/(loss) for the year from discontinued operations	$(0.13)	$(0.03)	$0.01
Diluted, profit/(loss) for the year from discontinued operations	$(0.13)	$(0.03)	$0.01

The net cash flows of SIM are as follows:

	2015	2014	2013
Operating	$377,117	$238,792	$(13,509)
Investing	(1,339)	(1,488)	244
Financing	(389,425)	(223,100)	(15,082)
Net cash inflow/(outflow)	$(13,647)	$14,204	$(28,347)

The following is a condensed statement of financial position for SIM as at July 7, 2015 (date of disposition):

As at July 7, 2015
Investment properties	$2,672,288
Other current assets	(255,710)
Total assets	$2,416,578

Stockholder's equity	$912,255
Loans & borrowings	1,382,295
Other Liabilities	122,028
Total equity and liabilities	$2,416,578

F-23

Note 14 – Financial Instruments – Risk Management

The Group, through its subsidiaries, is exposed to the following financial risks through its operations:

•	Risks related to the general economic trend

•	Risks related to fund requirements

•	Other financial risks

•	Credit risks

•	Liquidity risk

•	Interest rate risk

•	Risk relevant to the environment

In common with all other businesses, the Group is exposed to risks that arise from its use of financial instruments. This note describes the Group’s objectives, policies and processes for managing those risks and the methods used to measure them. Further quantitative information in respect of these risks is presented throughout these financial statements.

There have been no substantive changes in the Group’s exposure to financial instruments risks, its objectives, policies and processes for managing those risks or the methods used to measure them during the period unless otherwise stated in this note.

i. Principal financial instruments

The principal financial instruments used by the Group, from which financial instrument risk arises, are as follows:

•	Trade and other receivables

•	Cash and cash equivalents

•	Trade and other payables

•	Revolving line of credit

•	Floating-rate bank loans and lease agreements

•	Interest rate swaps

•	Notes payable

A summary of the financial instruments held by category is provided below:

Financial assets

	December 31, 2015	December 31, 2014	December 31, 2013
	Cash, loans and receivables	Cash, loans and receivables	Cash, loans and receivables
Cash and cash equivalents	$134,574	$165,091	$133,414
Trade and other receivables	842,879	1,005,261	4,757,018
Total financial assets	$977,453	$1,170,352	$4,890,432

F-24

Financial liabilities

	December 31, 2015		December 31, 2014		December 31, 2013
	Financial liabilities at fair value through profit or loss	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss	Financial liabilities at amortized cost	Financial liabilities at fair value through profit or loss	Financial liabilities at amortized cost
Trade and other payables	$–	$5,372,684	$–	$5,311,130	$–	$8,699,717
Loans and borrowings and notes payable	–	28,136,250	–	33,945,717	–	51,352,031
Derivatives financial liabilities	2,733,836	$–	221,191	$–	1,141,314	–
Total financial liabilities	$2,733,836	$33,508,934	$221,191	$39,256,847	$1,141,314	$60,051,748

Financial instruments measured at fair value

	Fair value measurements at December 31, 2015 using
	Level 1	Level 2	Level 3
Financial liabilities
Derivative financial liabilities – convertible promissory notes	–	2,568,188	–
Derivative financial liabilities – interest rate swap agreement	–	165,648	–
Total financial liabilities	$–	$2,733,836	$–

	Fair value measurements at December 31, 2014 using
	Level 1	Level 2	Level 3
Financial liabilities
Derivative financial liabilities – interest rate swap agreements	$–	$221,191	$–

	Fair value measurements at December 31, 2013 using
	Level 1	Level 2	Level 3
Financial liabilities
Derivative financial liabilities – interest rate swap agreements	$–	$1,141,314	$–

General objectives, policies and processes

The Board has overall responsibility for the determination of the Group’s risk management objectives and policies.

The overall objective of the Board is to set policies that seek to reduce risk as far as possible without unduly affecting the Group’s competitiveness and flexibility. Further details regarding these policies are set out below:

Risk related to the general economic trend

The Group performance is affected by the increase or decrease of the gross Italian national product. During 2012 and 2013, there was a general slowdown of the economic trend in Europe and especially in Italy. This has continued during 2014 and 2015.

Related to fund requirements

Operations may not continue to generate adequate financial resources for operations. The Group may raise the necessary financial resource by obtaining new loans. If the Group attempts to obtain new loans in the future, management believes that the Group may encounter higher interest rate spreads and greater difficulties in obtaining long-term loans in comparison to the past.

Other financial risks

The Group is exposed to financial risks associated with its business operations:

•	Credit risk in relation to normal trade transactions with customers;

•	Liquidity risk, with particular reference to the raising of financial resources associated with investments and the financing of working capital;

•	Market risks (mainly related to interest rates).

F-25

Credit risk

The granting of credit to end customers is subject to specific preliminary and on-going assessments of each tenant. Positions amongst trade receivables (if individually significant) for which objective partial or total non-recoverability is ascertained, are subject to individual write-down.

The Group’s cash is held with the following institutions:

Description	Rating	December 31, 2015	December 31, 2014	December 31, 2013

Cassa Rurale e Artigiana di Binasco Credito Coorperativo	N/A	$87,046	$48,798	$2,280
First Republic Bank	A-	22,989	20,890	–
Banca Popolare di Vicenza	B-	10,244	70,848	8,405
Banca Cassa di Risparmio di Asti	N/A	6,527	7,212	912
ING Luxembourg	A	2,831	6,113	17,981
Banca Popolare Commercio e Industria	C+	1,781	1,252	30,840
Bank of China	A	1,406	9,215	–
Banca Intensa Sanpaolo	BBB+	1,200	–	–
M&T Bank	A	427	427	41,645
Banca Popolare di Sondrio	BBB	–	231	10,941
Unicredit	BBB+	–	–	19,769
Total cash at bank		$134,451	$164,986	$132,773

Accounts at the institutions in United States are insured by the Federal Deposit Insurance Corporation (FDIC) for up to $250,000. Accounts at the institutions in Italy are guaranteed by Interbank Deposit Protection Fund for up to €100,000. The Company performs ongoing evaluations of these institutions to limit its concentration of risk exposure.

Foreign exchange risk

The Subsidiaries transactions are denominated in Euro. Therefore, the fair value of the investment properties may decrease if the Euro to US dollar exchange rate decreases, whilst the loans & borrowings would decrease accordingly. The Management believes the foreign exchange risk the Group encounters is relatively low.

Liquidity risk

The liquidity risk may manifest with regards to the inability to raise the financial resources necessary for the anticipated investments under good economic conditions and for financing working capital.

The Group has adopted a series of policies and processes aimed at optimizing the management of the financial resources, reducing the liquidity risk, such as the maintenance of an adequate level of available liquidity, the obtaining of adequate credit facilities and the systematic monitoring of the forecast liquidity conditions.

The following table sets out the contractual maturities (representing undiscounted contractual cash-flows) of financial liabilities:

At December 31, 2015	Up to 1 year	Between 1 and 5 years	Over 5 years	Total

Trade and other payables	$5,372,684	$–	$–	$5,372,684
Loans and borrowings	5,087,208	4,034,053	17,686,726	26,807,987
Derivative financial liabilities	2,733,836	–	–	2,733,836
Total	$13,193,728	$4,034,053	$17,686,726	$34,914,507

F-26

At December 31, 2014	Up to 1 year	Between 1 and 5 years	Over 5 years	Total

Trade and other payables	$5,311,130	$–	$–	$5,311,130
Loans and borrowings	23,146,771	2,028,761	7,092,648	32,268,180
Derivative financial liabilities	221,191	–	–	221,191
Total	$28,679,092	$2,028,761	$7,092,648	$37,800,501

At December 31, 2013	Up to 1 year	Between 1 and 5 years	Over 5 years	Total

Trade and other payables	$8,699,717	$–	$–	$8,699,717
Loans and borrowings	5,503,242	10,116,534	35,312,255	50,932,031
Derivative financial liabilities	1,141,314	–	–	1,141,314
Total	$15,344,273	$10,116,534	$35,312,255	$60,773,062

Interest rate risk

One of the Subsidiaries has stipulated Interest Rate Swap agreement linked to floating rate medium-term leasing contracts with the aim of ensuring itself a fixed rate on said operations.

Risk relevant to the environment

The activities of the Group are not directly subject to authorization and environmental rules and regulations. The activities of some tenants may be subject to regulations on emissions in the atmosphere, waste disposal, wastewater disposal and land contamination ban.

Capital Disclosures

The Group monitors adjusted capital which comprises all components of equity (i.e. capital quotas, legal reserve, non-controlling interest and retained earnings).

The Group’s objectives when maintaining capital are:

•	To safeguard the entity’s ability to continue as a going concern, so that it can continue to provide returns for shareholders and benefits for other stakeholders, and

•	To provide an adequate return to shareholders by pricing services commensurate with the level of risk.

Note 15 — Operating Leases – Group as Lessor

The Group has entered into leases on its property portfolio. The commercial property leases typically have lease terms between 6 and 9 years and include clauses to enable periodic upward revision of the rental charge according to prevailing market conditions. Some leases contain options to terminate before the end of the lease term.

Future minimum rental receivable under non-cancellable operating leases as of December 31, 2015, 2014 (with and without SIM) and 2013 (without and with Seba & SIM) are as follows:

	2015	2014 (without SIM)	2014 (with SIM)	2013 (without Seba & SIM)	2013 (with Seba & SIM)
Within 1 year	$2,286,079	$2,989,757	$3,124,537	3,655,373	$5,102,496
After year 1, but not more than 5 years	7,152,466	9,994,180	10,505,324	14,081,203	19,068,156
More than 5 years	1,183,002	2,533,810	2,536,799	6,791,282	6,889,093
Total	$10,621,547	$15,517,747	$16,166,660	$24,527,858	$31,059,745

The significant decrease from 2013 to 2014 and 2014 to 2015 is due to the Unwinding of Seba and Sale of SIM respectively, and hence the transfer of the future rental receivable to its current owners.

F-27

Note 16 — Earnings/(loss) per share

Basic and diluted earnings/(loss) per share is computed by dividing profit/(loss) for the year by the weighted-average number of ordinary shares outstanding during the period.

Potentially dilutive securities include:

	For the year ended December 31, 2015	For the year ended December 31, 2014	For the year ended December 31, 2013

Warrants to purchase common stock	7,241,054	7,241,054	7,241,054
Common stock in the unit purchase option for underwriters	215,000	215,000	215,000
Options in the unit purchase option for underwriters to purchase common stock	215,000	215,000	215,000
Convertible promissory notes issued to underwriters and other related parties subject to possible conversion	113,385	112,100	99,243
Convertible promissory notes issued to shareholder subject to possible conversion	1,392,602	945,006	–
Options to purchase common stock	107,813	14,969	7,500
Total potential dilutive securities	9,284,854	8,743,129	7,777,797

On October 24, 2013, the Company paid a dividend to its public shareholders of one warrant for every four shares that were not redeemed in connection with the Business Combination. As a result, 161,004 warrants were issued.

The exercise price of the Company’s warrants to purchase common stock is $7.50, expiring on March 30, 2016. On January 4, 2014, the Company’s management amended the exercise price from $7.50 to $5.00, and extended the expiration date from March 30, 2016 to March 30, 2018. The warrants may be called for redemption by the Company only if the last sale price of our ordinary shares on the stock exchange equals to or exceeds $15.00 per share for any 20 trading days within a 30 trading day period.

The exercise price of the 215,000 units of unit purchase option (“UPO”) issued to underwriters is $12.00. Total proceeds from the UPO exercise will be $2,580,000 (if exercised in full). The UPO is exercisable at any time, in whole or in part, commencing on the later of the consummation of our initial business combination (September 30, 2013) or September 24, 2011 and expiring March 24, 2016. As of December 31, 2015, no underwriters’ unit purchase option has been exercised.

The warrants, UPO, the options to purchase common stocks, and the convertible promissory notes subject to possible conversion are excluded from the computation of fully diluted earnings/(loss) per share for December 31, 2013 and 2015, as their effect is anti-dilutive due to the net loss at the year end. For December 31, 2014, the warrants, UPO, and the options to purchase common stocks are excluded due to the exercising price below the market price and hence their effect is anti-dilutive. However, the convertible promissory notes subject to possible conversion are included in the computation of fully diluted earnings/(loss) per share due to its dilutive effect.

The following reflects the basic and diluted earnings/(loss) per share for the year ended December 31:

Basic earnings per share	2015	2014*	2013*

From continuing operations	$(3.16)	$1.37	$(5.32)
From discontinued operations	(0.13)	(0.26)	0.09
Total basic earnings/(loss) per share	$(3.29)	$1.11	$(5.23)

Diluted earnings per share	2015	2014*	2013*

From continuing operations	$(3.16)	$1.28	$(5.32)
From discontinued operations	(0.13)	(0.24)	0.09
Total diluted earnings/(loss) per share	$(3.29)	$1.04	$(5.23)

F-28

The earnings/(loss) and weighted average number of ordinary shares used in the calculation of basic earnings/(loss) per share for the year ended December 31 are as follow:

Basic earnings per share	2015	2014*	2013*

Earnings used in the calculation of basic earnings per share	$(7,256,549)	$4,231,604	$(16,150,935)
Loss for the year from discontinued operations used in the calculation of basic earnings per share from discontinued operations	(56,778)	(812,285)	265,457
Loss on foreign currency exchange on discontinued operations	(248,359)	–	–
Earnings used in the calculation of diluted earnings per share	$(7,561,686)	$3,419,319	$(15,885,478)

Weighted average number of ordinary shares for the purposes of basic earnings per share	2,299,462	3,098,017	3,037,806

The earnings/(loss) and weighted average number of ordinary shares used in the calculation of diluted earnings/(loss) per share for the year ended December 31 are as follow:

Diluted earnings per share	2015	2014*	2013*

Earnings used in the calculation of basic earnings per share	$(7,256,549)	$4,231,604	$(16,150,935)
Interest on convertible promissory notes	–	185,985	–
Earnings used in the calculation of diluted earnings per share	(7,256,549)	4,417,589	(16,150,935)
Loss for the year from discontinued operations used in the calculation of basic earnings per share from diluted operations	(56,778)	(812,285)	265,457
Loss on foreign currency exchange on discontinued operations	(248,359)	–	–
Earnings used in the calculation of diluted earnings per share	$(7,561,686)	$3,605,304	$(15,885,478)

Weighted average number of ordinary shares used in the calculation of basic earnings per share	2,299,462	3,098,017	3,037,806
Shares deemed to be issued for no consideration in respect of:
- Convertible promissory notes	–	354,254	–
Weighted average number of ordinary shares used in the calculation of diluted earnings per share	2,299,462	3,452,271	3,037,806

*Restated for discontinued operations (see note 13 — Discontinued Operations)

Note 17 — Property and Equipment

The table below shows the detailed movements which occurred in property and equipment during the year ended December 31, 2013, 2014 and 2015 considering cost and accumulated depreciation, separately.

Cost or valuation	Plant and machinery	Industrial and commercial equipment	Office and office-related equipment	Total
Balance at January 1, 2013	$–	$–	$5,005	$5,005
Additions through acquisition	273,964	1,112	–	275,076
Additions	–	–	7,516	7,516
Disposals	–	–	–	–
Revaluations	–	–	–	–
Balance at December 31, 2013	$273,964	$1,112	$12,521	$287,597

Balance at January 1, 2014	273,964	1,112	12,521	287,597
Additions	3,926	–	2,478	6,404
Disposals	(12,457)	–	(2,177)	(14,634)
Revaluations	(31,083)	(123)	(825)	(32,031)
Balance at December 31, 2014	$234,350	$989	$11,997	$247,336

Balance at January 1, 2015	234,350	989	11,997	247,336
Additions	5,271	–	5,289	10,560
Disposals	(134,448)	–	–	(134,448)
Revaluations	(15,307)	(91)	(511)	(15,909)
Balance at December 31, 2015	$89,866	$898	$16,775	$107,539

F-29

Accumulated depreciation	Plant and machinery	Industrial and commercial equipment	Office and office-related equipment	Total
Balance at January 1, 2013	$–	$–	$1,410	$1,410
Depreciation charge for the year	18,730	108	1,592	20,430
Balance at December 31, 2013	$18,730	$108	$3,002	$21,840

Balance at January 1, 2014	18,730	108	3,002	21,840
Depreciation charge for the year	66,449	–	2,103	68,552
Balance at December 31, 2014	$85,179	$108	$5,105	$90,392

Balance at January 1, 2015	85,179	108	5,105	90,392
Depreciation charge for the year	469	–	3,114	3,583
Balance at December 31, 2015	$85,648	$108	$8,219	$93,975

Property and equipment, net at December 31, 2013	$255,234	$1,004	$9,519	$265,757

Property and equipment, net at December 31, 2014	$149,171	$881	$6,892	$156,944

Property and equipment, net at December 31, 2015	$4,218	$790	$8,556	$13,564

Revaluations of the property and equipment arise from decrease in the 2014 and 2015 year-end Euro currency exchange rate as compared to the US Dollar from the prior year.

Note 18 — Investment Properties

Investment properties were valued on December 31, 2013, 2014 and 2015 using the discounted cash flow (DCF) method by an independent qualified professional valuation expert. The methods and assumptions adopted for the real estate appraisal carried out by the expert in determining the fair value of the investment property is in accordance with IAS 40, Investment Property.

On September 15, 2015, the Company has entered into a binding letter of intent to purchase 100% of S.I.C.R.I., S.r.l., (“seller”), an Italian limited liability company. S.I.C.I.R.I., S.r.l. beneficially owns the land and real estate complex located in the town of Pozzuolo Martesana (MI), Italy. The transaction was not completed by October 31, 2015 in accordance to the terms of the binding letter of intent, rendering the letter non-binding. As of the date of this report, the Company is still in active negotiation with the seller. The anticipated closing date of this transaction is the second quarter of 2016. However, there can be no assurance the Company can successfully complete this transaction. There are currently no other obligations to construct or develop the investment properties.

F-30

Investment properties valuation at December 31, 2013, 2014 and 2015 are shown in the table below:

Cost or valuation	Investment Properties

Balance at January 1, 2013	$–
Additions through acquisition	72,877,131
Disposals	–
Revaluation adjustment	–
Balance at December 31, 2013	72,877,131

Balance at January 1, 2014	72,877,131
Additions	–
Disposals	(18,973,683)
Revaluation adjustment	290,425
Currency exchange rate adjustment	(6,564,336)
Balance at December 31, 2014	47,629,537

Balance at January 1, 2015	47,629,537
Additions	–
Disposals	(3,412,482)
Revaluation adjustment	(2,271,703)
Currency exchange rate adjustment	(4,538,269)
Balance at December 31, 2015	$37,407,083

Details of the investment properties is as follows:

Location, address	2015 Fair Value, Level 3	2014 Fair Value, Level 3	2013 Fair Value, Level 3
Milano, Corso Europa 22	$5,565,238	$7,768,842	$27,695,790
Buccinasco, Via Lucania 2-4-6	17,396,117	19,760,934	22,666,455
Buccinasco, Via Privata Mulino 24	1,096,759	1,222,201	1,391,679
Buccinasco, Via Lazio 95	3,887,522	4,525,774	5,098,230
Buccinasco, Via Bruno Buozzi 22	879,579	1,512,625	1,887,723
Buccinasco, Via Emilia 30	166,143	193,616	358,254
Assago, Via Isaac Newton 9	–	2,952,644	3,458,529
Rozzano, Milanofiori, Building A5	2,454,134	2,807,432	3,182,949
Rozzano, Milanofiori, Building N1	3,464,021	4,053,835	4,560,849
Rozzano, Milanofiori, Building Q5	1,031,605	1,173,797	1,281,447
Rozzano, Milanofiori, Building Q7	1,465,965	1,657,837	1,295,226
Total	$37,407,083	$47,629,537	$72,877,131

At December 31, 2015, 2014 and 2013, all investment properties are in the commercial rental category.

The significant decrease of 2014 fair value of the commercial rental property at Corso Europa 22 in Milan is primarily due to the closing of the Seba Purchase Agreement between the former sellers of Seba and the Company. Pursuant to the Seba Purchase Agreement, the former sellers reacquired all of the outstanding equity interests in Seba in exchange for the return of 497,308 of the Company’s ordinary shares in December, 2014. As a result of the Seba Purchase Agreement, the Group owns two floors of the property at Corso Europa 22 instead of six floors. In addition, the overall reduction of the portfolio’s fair value from 2013 to 2014 reflects the 12.18% decrease in the 2014 year-end Euro currency exchange rate as compared to the US Dollar from the prior year.

F-31

The significant decrease of 2015 fair value of the total commercial rental properties from 2014 is primarily due to the sale of SIM through the closing of the SIM Purchase Agreement in July 2015. SIM’s sole asset consists of the property located at Via Newton 9, Milan, Italy. Separately in April 2015, the Group sold a small portion of the investment property on Via Buozzi in Buccinascao consisting of two warehouse spaces. The Group retains the ownership of the remaining portion of the property after the sale. The decrease of 2015 fair value of the property at Corso Europa is primarily due to certain office spaces vacant for a period of time during 2015 and the rental income from the new replacement tenants is lower than prior tenants, affecting the overall income stream assumption used in the DCF method valuation. Furthermore, the overall reduction of the portfolio’s fair value from 2013 to 2014 reflects the 10.26% decrease in the 2015 year-end Euro currency exchange rate as compared to the US Dollar from the prior year.

The portfolio of properties has low vacancy rates. The properties have an average lease expiration of approximately 6 years. The properties composing the portfolio are commercial real estate assets.

During 2015, 2014 and 2013 (continuing from 2012), the economic recession in Italy has continued to affect the real estate industry causing a general delay in rental payments and sometimes an early termination of outstanding leasing agreements. Nevertheless the amount of rental fees is essentially unchanged compared to previous years.

Under the DCF method, a property’s fair value is estimated using explicit assumptions regarding the benefits and liabilities of ownership over the asset’s life including an exit or terminal value. As an accepted method within the income approach to valuation, the DCF method involves the projection of a series of cash flows on a real property interest. To this projected cash flow series, an appropriate, market-derived discount rate is applied to establish the present value of the cash inflows associated with the real property.

The duration of the cash flow and the specific timing of inflows and outflows are determined by events such as rent reviews, lease renewal and related lease up periods, re-letting, redevelopment, or refurbishment. The appropriate duration is typically driven by market behavior that is a characteristic of the class of real property.

In the case of investment properties, periodic cash flow is typically estimated as gross income less vacancy, non-recoverable expenses, collection losses, lease incentives, maintenance cost, extraordinary maintenance cost, agent and commission costs and other operating and management expenses. The series of periodic net cash inflows, along with an estimate of the terminal value anticipated at the end of the projection period, is then discounted.

In regards to the commercial rental properties in the town of Assago, Buccinasco and Rozzano, the market data of the outskirt area of Milan was used as a basis of comparison. For the commercial rental property at Corso Europa 22 in Milan, it is considered to be in the top range category due to the location of the property and the current rental agreements in place.

The Group, following the Business Combination, has set up a policy of engaging an independent qualified professional valuation expert to value the investment properties on an annual basis at the end of each year. Selection criteria include market knowledge, reputation, independence and whether professional standards are maintained. The valuation performed by the independent qualified professional valuation expert was reviewed by the Group’s CEO, CFO, and certain members of the Board of Directors.

F-32

The summary of the unobservable inputs used for the year ended December 31, 2015 are as follow:

Property	Fair Value	Valuation technique	Key unobservable inputs	Inputs used

Milano, Corso Europa 22	$5,565,238	DCF	ERV	$ 499 per sq meter
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	4.96%
			Cap rate	4.3%

Buccinasco, Via Lucania 2-4-6	17,396,117	DCF	ERV	$ 91 per sq meter
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	8.46%
			Cap rate	7.4%

Buccinasco, Via Privata Mulino 24	1,096,759	DCF	ERV	$ 192 per sq meter
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	7.26%
			Cap rate	6.8%

Buccinasco, Via Lazio 95	3,887,522	DCF	ERV	$ 75 - $ 106 per sq meter
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	8.56%
			Cap rate	7.4%

Buccinasco, Via Bruno Buozzi 22	879,579	DCF	ERV	$ 106 per sq meter
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	6.86%
			Cap rate	5.6%

Buccinasco, Via Emilia 30	166,143	DCF	ERV	$ 64 per sq meter, $ 434 per parking space
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	8.66%
			Cap rate	7.5%

Rozzano, Milanofiori, Building A5	2,454,134	DCF	ERV	$ 139 per sq meter, $ 977 per parking space
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	6.86%
			Cap rate	5.6%

Rozzano, Milanofiori, Building N1	3,464,021	DCF	ERV	$ 76 - $ 139 per sq meter
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	6.86%
			Cap rate	5.6%

Rozzano, Milanofiori, Building Q5	1,031,605	DCF	ERV	$ 139 per sq meter, $ 977 per parking space
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	6.86%
			Cap rate	5.6%

Rozzano, Milanofiori, Building Q7	1,465,965	DCF	ERV	$ 139 per sq meter, $ 977 per parking space
			Rental growth p.a.	0.83% to 1.5%
			Discount rate	6.86%
			Cap rate	5.6%
Total	$37,407,083

F-33

The summary of the unobservable inputs used for the year ended December 31, 2014 are as follow:

Property	Fair Value	Valuation technique	Key unobservable inputs	Inputs used

Milano, Corso Europa 22	$7,768,842	DCF	ERV	$569 per sq meter
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	4.9%
			Cap rate	4.3%

Buccinasco, Via Lucania 2-4-6	19,760,934	DCF	ERV	$103 per sq meter
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	8.4%
			Cap rate	7.4%

Buccinasco, Via Privata Mulino 24	1,222,201	DCF	ERV	$218 per sq meter
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	7.2%
			Cap rate	6.8%

Buccinasco, Via Lazio 95	4,525,774	DCF	ERV	$85 - $121 per sq meter
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	7.9%
			Cap rate	7.4%

Buccinasco, Via Bruno Buozzi 22	1,512,625	DCF	ERV	$61 - $121 per sq meter
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	7.9%
			Cap rate	7.4%

Buccinasco, Via Emilia 30	193,616	DCF	ERV	$73 per sq meter, $484 per parking space
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	8.2%
			Cap rate	7.5%

Assago, Via Isaac Newton 9	2,952,644	DCF	ERV	$97 - $157 per sq meter
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	6.2%
			Cap rate	5.5%

Rozzano, Milanofiori, Building A5	2,807,432	DCF	ERV	$48 - $169 per sq meter
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	6.4%
			Cap rate	5.5%

Rozzano, Milanofiori, Building N1	4,053,835	DCF	ERV	$85 - $157 per sq meter
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	6.2%
			Cap rate	5.5%

Rozzano, Milanofiori, Building Q5	1,173,797	DCF	ERV	$157 per sq meter, $1,089 per parking space
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	6.2%
			Cap rate	5.5%

Rozzano, Milanofiori, Building Q7	1,657,837	DCF	ERV	$157 per sq meter, $1,089 per parking space
			Rental growth p.a.	0.75% to 1.5%
			Discount rate	6.2%
			Cap rate	5.5%

Total	$47,629,537

F-34

The summary of the unobservable inputs used for the year ended December 31, 2013 are as follow:

Property	Fair Value	Valuation technique	Key unobservable inputs	Inputs used

Milano, Corso Europa 22	$27,695,790	DCF	ERV	$717 per sq meter
			Rental growth p.a.	1.5%
			Discount rate	6.0%
			Cap rate	4.6%

Buccinasco, Via Lucania 2-4-6	22,666,455	DCF	ERV	$110 per sq meter
			Rental growth p.a.	1.5%
			Discount rate	8.0%
			Cap rate	7.4%

Buccinasco, Via Privata Mulino 24	1,391,679	DCF	ERV	$248 per sq meter
			Rental growth p.a.	1.5%
			Discount rate	7.5%
			Cap rate	6.8%

Buccinasco, Via Lazio 95	5,098,230	DCF	ERV	$96 per sq meter
			Rental growth p.a.	1.5%
			Discount rate	8.0%
			Cap rate	7.4%

Buccinasco, Via Bruno Buozzi 22	1,887,723	DCF	ERV	$96 per sq meter
			Rental growth p.a.	1.5%
			Discount rate	8.0%
			Cap rate	7.4%

Buccinasco, Via Emilia 30	358,254	DCF	ERV	$110 per sq meter, $648 per parking space
			Rental growth p.a.	1.5%
			Discount rate	7.5%
			Cap rate	6.7%

Assago, Via Isaac Newton 9	3,458,529	DCF	ERV	$138 - $220 per sq meter
			Rental growth p.a.	1.5%
			Discount rate	6.5%
			Cap rate	5.6%

Rozzano, Milanofiori, Building A5	3,182,949	DCF	ERV	$96 - $193 per sq meter
			Rental growth p.a.	1.5%
			Discount rate	6.6%
			Cap rate	5.6%

Rozzano, Milanofiori, Building N1	4,560,849	DCF	ERV	$96 - $179 per sq meter
			Rental growth p.a.	1.5%
			Discount rate	6.5%
			Cap rate	5.6%

Rozzano, Milanofiori, Building Q5	1,281,447	DCF	ERV	$179 per sq meter, $1,206 per parking space
			Rental growth p.a.	1.5%
			Discount rate	6.6%
			Cap rate	5.6%

Rozzano, Milanofiori, Building Q7	1,295,226	DCF	ERV	$179 per sq meter, $1,206 per parking space
			Rental growth p.a.	1.5%
			Discount rate	6.5%
			Cap rate	5.6%

Total	$72,877,131

F-35

Descriptions and definitions

Estimated rental value (ERV)

The rent at which space could be leased in the market conditions prevailing at the date of valuation or the actual rental income of the property, whichever is higher.

Rental growth p.a. (per annum)

The estimated average increase in rent based on both market estimations and contractual indexations.

Discount rate

Rate used to discount the net cash flows generated from rental activities during the period of analysis (estimated up to 10 years).

Gross capitalization rate (Cap rate)

Rate used to estimate the value that the property will be sold at the end of the rental period by capitalizing the final year’s gross income at an appropriate market gross capitalization rate based on the ERV of the property.

Sensitivity analysis to significant changes in unobservable inputs within Level 3 of the hierarchy

The significant unobservable inputs used in the fair value measurement categorized within Level 3 of the fair value hierarchy of the entity’s portfolios of investment property are:

•	Estimated rental value (ERV)
•	Rental growth p.a.
•	Discount rate
•	Gross capitalization rate

Significant increases (decreases) in the ERV and rental growth p.a. in isolation would result in a significantly higher (lower) fair value measurement. Significant increases (decreases) in the discount rate and gross capitalization rate in isolation would result in a significantly lower (higher) fair value measurement.

Generally, a change in the assumption made for the ERV is accompanied by a similar change in the rent growth p.a., discount rate, and gross capitalization rate.

Note 19 — Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consist of the following at December 31:

	2015	2014	2013
Prepaid expenses	$155,256	$149,493	$347,935
Other current assets	–	24,202	84,424
Other accrued income	–	–	79,910
Total prepaid expenses and other current assets	$155,256	$173,695	$512,269

Other current assets consist of a non-interest earning fixed deposit at a bank. This fixed deposit is a requirement by the finance lease creditor of one of the Subsidiaries in connection with the finance lease. The amount of the fixed deposit is determined by the finance lease creditor with consideration in the total value of the finance lease.

Other accrued income is comprised of a reimbursable expense from one of the tenants on the building improvement work performed by an outside service provider. The building improvement work performed was not satisfactory to the tenant. In 2014, the management deemed the possibility of recovering the amount from the tenant being remote and hence it was written off as an expense.

F-36

Note 20 — Trade and Other Receivables

Trade and other receivables consist of the following at December 31:

	2015	2014	2013
Trade receivables	$686,745	$890,218	$1,907,789
Less: bad debt provision	(488,978)	(521,111)	(877,842)
Trade receivables, net	197,767	369,107	1,029,947
Other receivables (unbilled revenue and maintenance charges)	645,112	549,083	517,131
Due from Lanati	–	87,071	3,209,940
Total trade and other receivables, net	$842,879	$1,005,261	$4,757,018

Lanati was one of the sellers of the investment properties and a current shareholder of the Group, and performed maintenance and other services for the Group’s investment properties. The Group leases office and parking spaces to Lanati and pays certain expenses on Lanati’s behalf. The amount due from Lanati represents the amount due at December 31, 2014 and 2013. The amount due to Lanati was $0 and $3,773,041 at December 31, 2014 and 2013 respectively (see note 27 — Trade and Other Payables). In October, 2014 and July, 2015, the Group has reached various offsetting agreements with Lanati on offsetting of certain receivables (due from Lanati) and payables (due to Lanati). The total amount offset in October, 2014 and July, 2015 were approximately $1,926,217 and $1,544,265 respectively (see note 25 — Related Party Transactions and Balances).

Details of the Group’s bad debt provision at December 31 are as follows:

	2015	2014	2013
At January 1	$521,111	$877,842	$1,070,890
Provided during the year	29,313	29,263	451
Receivable written off during the year as uncollectible	(19,092)	(244,723)	–
Unused amount reversed	(30,840)	–	(193,499)
Currency exchange rate and other adjustment	(11,514)	(141,271)	–
At December 31	$488,978	$521,111	$877,842

Note 21 — Cash and Cash Equivalents

Cash and cash equivalents comprises:

	December 31, 2015	December 31, 2014	December 31, 2013
Cash at bank	$134,451	$164,986	$132,773
Cash on hand	123	105	641
Total cash and cash equivalent	$134,574	$165,091	$133,414

Note 22 — Shareholders’ Equity

Ordinary Shares

The Company is authorized to issue up to 50,000,000 ordinary shares, par value $0.001 per share. The holders of the ordinary shares are entitled to one vote for each ordinary share.

On December 18, 2014, the Company ceased control of Seba through the closing of the Seba Purchase Agreement in exchange for the return of 497,308 of the Company’s shares. Theses shares were canceled immediately upon their return. Separately, 253,881 shares of the founders’ shares were forfeited during 2014 as a result of pre-determined stock price target not being reached pursuant to conditions set forth during the Company’s IPO in 2011.

On July 7, 2015, the Company ceased control of SIM through the closing of the SIM Purchase Agreement in exchange for the return of 220,000 of the Company’s shares. 134,200 shares (61%) were canceled immediately upon their return, 85,800 shares (39%) remained as the Company’s treasury shares. Separately in 2015, additional 253,881 shares of the founders’ shares were forfeited as a result of pre-determined stock price target not being reached pursuant to conditions set forth during the Company’s IPO in 2011.

F-37

As of December 31, 2015, 2014 and 2013, there were 1,954,651, 2,428,532 and 3,179,721 ordinary shares outstanding, respectively. As of December 31, 2015, there were 85,800 shares as treasury shares.

Share Premium

As a result of the Company ceasing control of Seba on December 18, 2014, the Group has derecognized the carrying amounts of the net assets and liabilities of Seba at December 18, 2014 which were determined to be in aggregate of $3,243,538. All goodwill arose from the Business Combination related to Seba was fully impaired at the year end of 2013, and therefore, not considered as part of the carrying amount of Seba. Seba’s equity accounts were derecognized from the Group’s share premium to reflect this cashless transaction.

In connection to ceasing control of SIM on July 7, 2015, the Group has derecognized the assets and liabilities of SIM from the consolidated statement of financial position. The Group further recognized the loss associated with the loss of control attributable to the former controlling interest. Following the ceasing of control, the Group has no investment retained in SIM. Therefore, no retained interest remeasurement is necessary.

Note 23 — Loans and Borrowings

The book value of loans and borrowings consist of the following:

Loans and borrowings	2015	2014	2013
Non-current
Bank loans	$4,301,125	$4,713,816	$8,082,859
Finance lease creditor	16,518,357	3,403,210	36,200,146
Other loans	901,297	1,004,383	1,145,784
Total non-current	21,720,779	9,121,409	45,428,789

Current
Revolving line of credit	680,075	780,669	1,877,638
Bank loans	1,660,946	2,093,671	799,474
Finance lease creditor	1,856,354	19,382,598	1,936,297
Other loans	889,833	889,833	889,833
Total current	5,087,208	23,146,771	5,503,242

Total loans and borrowings	$26,807,987	$32,268,180	$50,932,031

The significant decrease in bank loans (non-current), revolving line of credit and finance lease creditor (current and non-current combined) from 2013 to 2014 was due to the Unwinding of Seba, and hence the transfer of the related loan and borrowings to its previous owner (see note 13 — Discontinued Operations). In addition, the decrease in year-end Euro exchange rate to US dollar from 2013 to 2014 further contributed to the decrease. From 2014 to 2015, the decrease in finance lease creditor (current and non-current combined) was due to the sale of SIM to its previous owner and the decrease in year-end Euro exchange rate to US dollar from prior year. As a result of the SIM unwind, the related loan and borrowing was hence transferred to its previous owner following the sale of SIM (see note 13 — Discontinued Operations).

Bank loans

Bank loans include both secured and unsecured bank loans. Certain bank loans are secured by the investment properties. In addition to using the investment properties as collateral, some of the loans are further personally guaranteed by the former owners of the properties. The total fair value of the investment properties used as collateral was $9,452,760 and $12,294,616 as at December 31, 2015 and 2014 respectively.

F-38

The tables below show the detail of bank loans by expiry date and rate; all bank loans contracts provide for floating rates.

2015	Floating rate	Total

Expiry within 1 year (current)	$1,660,946	$1,660,946
Expiry within 1 and 5 years (non-current)	1,507,833	1,507,833
Expiry in more than 5 years (non-current)	2,793,292	2,793,292
Total	$5,962,071	$5,962,071

2014	Floating rate	Total

Expiry within 1 year	$2,093,671	$2,093,671
Expiry within 1 and 5 years	1,247,032	1,247,032
Expiry in more than 5 years	3,466,784	3,466,784
Total	$6,807,487	$6,807,487

2013	Floating rate	Total

Expiry within 1 year	$799,474	$799,474
Expiry within 1 and 5 years	3,133,099	3,133,099
Expiry in more than 5 years	4,949,760	4,949,760
Total	$8,882,333	$8,882,333

As at December 31, 2015, 2014 and 2013, the effective interest rate varies from EURIBOR+1.125% to EURIBOR+2.554%. This amounted to 0.995% to 2.424% as at December 31, 2015.

During 2014, one of the Subsidiaries missed certain scheduled repayments on a bank loan totaling $193,011 in principal and $22,680 in interest. Except for these missed scheduled repayments, the Group has been current on all scheduled repayments since the beginning of 2014. According to the applicable mortgage agreement, missing scheduled payments can cause the bank to request immediate repayment of the residual debt totaling approximately $1,515,720 as of December 31, 2014. Management initiated negotiation with the bank to postpone repayment for 12 months in 2014. Separately during 2014, one of our other Subsidiaries missed certain scheduled finance lease payments to the leasing department of the same bank. As of the date of this report, the bank official from the mortgage department, on the Group’s behalf, is in negotiation with their leasing department on the issuance of a final moratorium. As the negotiation is in the final stage, management believes the risk of the bank demanding immediate repayment of the full residual debt is very low. However, there can be no assurance the bank will not decide to refuse granting the postponement to the Group and request immediate repayment of the residual debt. As a result of this possibility, the Management has classified such residual debt as current loans and borrowings as of December 31, 2014 and 2015.

Revolving line of credit

The Group has outstanding balance at December 31, 2015, 2014 and 2013 as follows:

2015	Floating rate	Fixed rate	Total

Expiry within 1 year (current)	$318,063	$362,012	$680,075
Expiry within 1 and 5 years (non-current)	–	–	–
Expiry in more than 5 years (non-current)	–	–	–
Total	$318,063	$362,012	$680,075

2014	Floating rate	Fixed rate	Total

Expiry within 1 year	$377,251	$403,418	$780,669
Expiry within 1 and 5 years	–	–	–
Expiry in more than 5 years	–	–	–
Total	$377,251	$403,418	$780,669

2013	Floating rate	Fixed rate	Total

Expiry within 1 year	$1,418,280	$459,358	$1,877,638
Expiry within 1 and 5 years	–	–	–
Expiry in more than 5 years	–	–	–
Total	$1,418,280	$459,358	$1,877,638

F-39

The facilities expiring within 1 year are annual facilities subject to renewal at various dates. As at December 31, 2015, 2014 and 2013, the effective interest rate varies from 4.86% to 15.50%, 5.50% to 15.50%, and 5.726% to 15.25% respectively.

The revolving line of credit is unsecured, and personally guaranteed by the former owners of the properties. The total revolving line of credit approved by the bank as at December 31, 2015, 2014 and 2013 was $575,527, $806,607 and $1,816,590 respectively. The total balance of the revolving line of credit as at December 31, 2015, 2014 and 2013 was $680,075, $780,699 and $1,877,638 respectively. The revolving line of credit was overdrawn on December 31, 2015 and 2013. These overdrawn were agreed with the lender and not considered an event of default.

Finance lease creditor

See note “Finance leases” below

Other loans

Non-current other loans consist of one loan from the current tenant of the property located on Via Lucania in Buccinasco. The loan proceeds were used for the modification of the property to the tenant’s specifications. The repayment of this loan will start in the year 2021 for a period of three years, and will offset the rent to be collected from the tenant. The effective interest rate is fixed at EURIBOR+1.90%

Current other loans consist of an interest bearing convertible promissory note with the underwriters (see Note 26 — Note Payable to Underwriters).

Note 24 — Finance Leases

The Group leases all of its real estate properties except for the properties located in Via Lazio 95 in Buccinasco, Via Buozzi 22 in Buccinasco, and Corso Europa 22 in Milan.

Such assets are classified as finance leases as the Group has the right to purchase the assets outright at the end of the minimum lease term by paying a nominal amount. The total fair value of the investment properties that carried finance leases was $26,908,602 and $33,628,679 as at December 31, 2015 and 2014 respectively.

Future lease payments are due as follows:

2015	Minimum lease payments	Interest	Present value

Not more than one year	$3,514,879	$1,658,525	$1,856,354
Later than one year and not later than five years	5,952,787	3,426,567	2,526,220
Later than five years	18,934,300	4,942,163	13,992,137
Total	$28,401,966	$10,027,255	$18,374,711

2014	Minimum lease payments	Interest	Present value

Not more than one year	$28,431,853	$9,049,255	$19,382,598
Later than one year and not later than five years	1,270,379	488,650	781,729
Later than five years	3,159,958	538,477	2,621,481
Total	$32,862,190	$10,076,382	$22,785,808

2013	Minimum lease payments	Interest	Present value

Not more than one year	$3,640,541	$1,704,244	$1,936,297
Later than one year and not later than five years	12,984,033	6,000,598	6,983,435
Later than five years	38,442,929	9,226,218	29,216,711
Total	$55,067,503	$16,931,060	$38,136,443

F-40

As at December 31, 2015, 2014 and 2013, the effective interest rate varies from EURIBOR+1.4% to EURIBOR+2.762%. This amounted to 1.27% to 2.632%, and 1.478% to 2.840% as at December 31, 2015 and 2014 respectively.

The present values of future lease payments are analyzed as:

	2015	2014	2013

Current liabilities	$1,856,354	$19,382,598	$1,936,297
Non-current liabilities	16,518,357	3,403,210	36,200,146
Total	$18,374,711	$22,785,808	$38,136,443

During 2014, four of the Subsidiaries missed certain scheduled payment to four finance lease creditors, totaling approximately $244,234 in principal and $241,328 in interest as at December 31, 2014. Except for these missed scheduled payments, the Group has been current with all the scheduled payments since the beginning of 2014. Pursuant to the leasing agreement, the finance lease creditors have the right to declare the borrower in default in case of missing scheduled payments via official written notice and demand full payment of outstanding principal balance at the time of such default declaration. Management initiated negotiation with all the affected finance lease creditors for modification repayment plans on these missed payments in 2014. In the second quarter of 2015, the Group remitted all missed payments to one of the finance lease creditors and thus corrected the default. During 2015, two of the three affected finance lease creditors have granted the Group modification repayment plans. The Management is still undergoing negotiation with the one remaining affected finance lease creditor. The communication between the Group and this finance creditor is ongoing and positive. Therefore, Management believes there is very low risk of this finance lease creditor declaring the borrower in default and demanding immediate full principal payment during the approval process. However, there can be no assurance this finance lease creditor will not decide to refuse granting the requested modification repayment plans to the Group. As a result of this possibility, the Management has classified this one residual finance lease as current loans and borrowings as of December 31, 2015.

Note 25 — Related Party Transactions and Balances

The Company entered into five non-interest bearing unsecured promissory notes with one director of the Company which amounted to $420,000 before the Business Combination. The notes were to be repaid on the earlier of consummation of the Business Combination or liquidation of the Company. At the closing of the Business Combination, the funds released from the Trust Account were less than the aggregate of all payables. The director agreed to extend the repayment date of the $420,000 promissory note to a later time to be determined by mutual agreement between the Company and the director.

On July 1, 2014, all the aforementioned non-interest bearing unsecured promissory notes amounted to $420,000 and $230,000 of reimbursable expenses owed to one director, and additional cash injection of $30,000 to the Company on June 26, 2014 were converted to an interest bearing unsecured convertible promissory notes of $680,000 with an interest rate of 10% per annum, compounding annually. The notes mature on the earlier of (i) the date on which the Company liquidates and winds-up its affairs, or (ii) June 30, 2015 (one year from the date of the interest bearing unsecured note). The convertible feature grants the payee the option to convert the principal sum and any unpaid interest for the lower of (1) $2.29 per share, or (2) the price per share of the Company’s next round of financing. Following the conversion of this aforementioned promissory note, the Company further entered into twenty-three additional interest bearing unsecured convertible promissory notes during 2014 and 2015 which amounted to $2,505,000 with the same interest rate and similar convertible feature as the previously converted notes. During 2015, the convertible promissory notes from 2014 reached maturity. The Company was not in a position to repay the notes or the accrued interest. As a result, the Company had issued new unsecured convertible promissory notes (“Roll-over Notes”) to the director for the principal and the accrued unpaid interest. These Roll-over Notes have the same interest rate and similar convertible feature as the original convertible notes. The total interest bearing unsecured promissory note payable to this director amounted to $2,671,000 and $1,660,000 as at December 31, 2015 and 2014, respectively. Due to the specific terms of the convertible feature on these promissory notes, these notes are classified as convertible notes with an embedded derivative liability. The host loan is accounted for at amortized cost, with an embedded derivative liability being measured at fair value with changes in value being recorded in profit and loss. The embedded derivative liability is calculated first and the residual value is assigned to the debt host liability component. The amortization expense for the year ended December 31, 2015 amounted to $1,922,943, with unamortized portion amounted to $1,363,000. The derivative liability related to these promissory notes as at December 31, 2015 was $2,568,188 (see note 29 — Derivative Financial Liabilities). As of the date of this report, the convertible right had not been exercised. The Company has an interest payable to this director in the amount of $267,464 and $51,875 as at December 31, 2015 and 2014 (see note 34 — Events After the Reporting Date).

F-41

From time to time, the Company’s executives incurred expenses on behalf of the Company for various office and travel expenses prior to the Business Combination and following the management change by way of majority shareholder consent on May 5, 2014.  No interest is charged by the executives on any outstanding balance owed by the Company. For the years ended December 31, 2015, 2014 and 2013, total expenses paid by the executives on behalf of the Company totaled $141,022, $127,371 and $246,105, respectively. Of these amounts, $141,022, $120,768 and $223,397 has not been repaid to the Company’s executives as of December 31, 2015, 2014 and 2013 respectively.

Separately on December 16, 2014, the Company and one of the current officers has agreed to convert $18,000 of the outstanding balance owed by the Company to an interest bearing unsecured promissory note with the same interest rate and similar convertible feature as the ones aforementioned between the Company and the director. The outstanding balance arose from the services the officer provided to the Company after the Business Combination and before becoming the current officer of the Company. During 2015 at the maturity of this note, the Company was not in a position to repay this note or the accrued interest. The Company had issued new unsecured convertible promissory notes to this officer. Similar to the aforementioned Roll-over Notes between the Company and the director, the principal amount of this new note consisted of the original principal amount plus the accrued unpaid interest with the same interest rate and similar convertible feature. As of the date of this report, the convertible right had not been exercised.

In connection to the management change by way of majority shareholder consent on May 5, 2014, a non-employee consultant from prior to the Business Combination has become an officer of the Company. The outstanding amount of $55,000 for services provided by the consultant has not been paid by the Company as of December 31, 2014. As a result of this management change, this amount has been reclassified from trade and other payables to due to related party as at December 31, 2014 and 2015.

The Company has agreed to pay Kaiyuan Real Estate Development (“Kaiyuan”) a total of $7,500 per month for office space, administrative services and secretarial support for a period commencing March 24, 2011 and ending on the earlier of consummation of a Business Combination or liquidation of the Company. Kaiyuan is an affiliate of Mr. Yong Hui Li, the Company’s chairman prior to the Business Combination. The total expenses incurred under this agreement for the years ended December 31, 2015, 2014 and 2013, were $0, $64,833, and $70,495, respectively. Commencing on February 1, 2012, and ending January 31, 2013, the Company rented additional office space, administrative services and secretarial support in Taipei. Fees for the additional office space, administrative services and secretarial support were deducted from the $7,500 monthly fee paid to Kaiyuan by the Company. The Company has a payable to Kaiyuan of $203,312 as at December 31, 2015, 2014 and 2013.

Mr. Cesare Lanati (the former owner of certain subsidiaries and current stockholder of the Group) performed maintenance and other services for the Group’s investment properties. The Group leases office and parking spaces to Lanati and pay certain expenses on Lanati’s behalf. During 2014 and 2015, the Group has reached various offsetting agreements with Lanati on offsetting of certain receivables and payables (see Note 20 — Trade and Other Receivables, and Note 27 — Trade and Other Payables).

On April 15, 2016, one director classified as related party was granted $248,000 in 2015 as compensation for the year of 2015. In addition, the Company granted 100,000 stock options to the same director in April 2016 for the services provided in 2015. These stock options are to be vested 60% immediately with the remaining to be vested over 14 months following the grant date. The fair value of the options granted to this director using the Black-Scholes option-pricing model is $17,400 (see Note 31 — Share-Based Payment). Separately on April 15, 2016, the Company granted compensation of $248,000 to the Chief Executive Officer and 100,000 stock options at an exercise price of $2.94 per share for the services provided in 2015. 60% of this stock options granted is vested immediately on the grant date with remaining to be vested over 14 months following the grant date. The fair value of the stock options granted to the Chief Executive Officer using the Black-Scholes option-pricing model is $17,400. Further on the same date, the Company granted additional compensation of $93,000 in 2015 to the Chief Financial Officer and 30,000 stock options at an exercise price of $2.94 for the services provided in 2015. These stock options granted are to be vested for 18 months from the grant date. The fair value of the stock options granted to the Chief Financial Officer using the Black-Scholes option-pricing model is $5,220. All these 2015 compensation amounts were accrued as due to related parties as at December 31, 2015.

F-42

Note 26 — Note Payable to Underwriters

Immediately following the closing of the Business Combination on September 30, 2013, the Company entered into an interest-bearing promissory note with its underwriter, Chardan Capital Markets, LLC (“Chardan”) for the total remaining amount of $889,833 due to the underwriter at the rate of 5% per annum, maturing on December 31, 2013. If the note was not repaid by December 31, 2013, Chardan had the right to convert the note and accrued interest into ordinary shares at a price of $9.10 per share. In connection with the convertible right, $184,584 was allocated to the value of the beneficial conversion feature. As of December 31, 2013, full amount of the beneficial conversion feature has been recorded as interest expense. As of the date of this report, the convertible right had not been exercised. On December 31, 2013 (the note’s maturity date), the Company was not able to repay the note. As a result of the payment default, an additional default interest rate of 10% per annum is added to the original 5% per annum interest rate starting December 31, 2013. The Company has an interest payable to Chardan in the amount of $327,229, $134,036 and $11,336 as at December 31, 2015, 2014 and 2013 respectively. George Kaufman, one of our directors, is an employee of Chardan.

Note 27 — Trade and Other Payables

Details of the balance sheet item trade and other payables:

	2015	2014	2013
Accrued expenses	$2,863,516	$2,740,729	$2,274,075
Interest payable	560,835	252,939	15,915
Trade account payables	1,834,773	2,176,742	2,495,929
Due to Lanati	–	–	3,773,041
Other payables - social security payments	113,560	140,720	140,757
Total trade and other payables	$5,372,684	$5,311,130	$8,699,717

Book values approximate to fair value at December 31, 2015, 2014 and 2013.

Note 28 — Accrued Expenses and Other Deferred Income

Details of the accrued expenses and other deferred income:

	2015	2014	2013
Other deferred income	$276,496	$360,700	$458,929
Accrued expenses	82,138	76,503	87,081
Total accrued expenses and other deferred income	$358,634	$437,203	$546,010

Other deferred income consists of rental income and condominium expenses reimbursement invoiced to certain tenants immediately before the actual leasing period (prepayment from tenants). Accrued expenses consist of certain interest and condominium expenses of the current period with invoices expected to receive in the future period.

Note 29 — Derivative Financial Liabilities

The fair value of derivative financial liabilities from a derivative financial instrument is considered current.

The fair value of the Group’s interest rate derivatives is determined by the Management using inputs based on bank quotes. The fair value of the Group’s convertible promissory notes derivatives is determined by the Management using valuation model based on certain inputs that are observable.

	2015	2014	2013
Derivatives not designated as hedging instruments
Conversion feature on promissory notes	$2,568,188	$–	$–
Interest rate swaps	165,648	$221,191	$1,141,314
Total derivatives not designated as hedging instruments	$2,733,836	$221,191	$1,141,314

Interest rate swaps

The Group entered into interest rate swap contracts by using floating-to-fixed interest rate swaps. The interest rate swap contracts are linked to a part of a leasing contract. The notional value as at December 31, 2015, 2014 and 2013 is equal to $1,432,225, $1,668,905 and $8,326,042 respectively. The change in fair value during the years of 2015, 2014 and since the Business Combination in 2013 amounted to $33,558, $75,623 and $53,648 respectively. The significant decrease in the interest rate swaps between 2013 and 2014 is due to the Unwinding of Seba, and hence the transfer of the related interest rate swap contracts to the former seller.

F-43

The convertible promissory notes issued to a certain director were classified as convertible promissory notes with an embedded derivative liability. The host notes are accounted for at amortized cost, with an embedded derivative liability being measured at fair value with changes in value being recorded. The notional value as at December 31, 2015 was $2,568,189. The change in fair value during the year of 2015 was $539,716.

Note 30 — Provisions

Details of balance sheet item of current provisions:

	2015	2014	2013
Post employment benefits	$22,464	$11,987	$1,524
Tax liabilities	5,364	9,084	10,715
Other provisions	142,514	158,814	480,837
Total provisions	$170,342	$179,885	$493,076

Post employment benefits provision relates to two of the Subsidiaries that have employees in Italy. The amount is based on a certain percentage of the salary paid to the employees each pay period. The amount will be paid to the employees when employment cease pursuant to the local Italian law.

Tax liabilities provision is related to a type of tax imposed by the tax authority in Italy in 2011, applicable to three of our subsidiaries. This law allows the Group to deduct a portion of this tax paid in 2011 to be partially reversed each year over a certain number of years until the provision is fully extinguished.

The other provisions refer to probable liabilities deriving from legal disputes underway from one of the subsidiaries. This provision liability has been estimated based on management evaluation of the amounts at risk and legal considerations. There are uncertainties that relate to whether claims will be settled out by payment or if the subsidiary is successful in defending any action (see note 32 — Contingencies and Commitments). The significant reduction of other provisions is primarily due to the settlement and payment of one of the legal disputes during 2014, therefore releasing the potential liabilities of this legal dispute of $300,000 provisioned as at December 31, 2013. The payment of the settlement has been recorded in the consolidated statements of financial position as trade and other receivables from a third party. This amount has been received in 2015 from the said third party as part of an offsetting agreement with this party.

Note 31 — Share-Based Payment

On February 25, 2010, the Company’s board of directors authorized and issued 20,000 stock options, each option to purchase one ordinary share of the Company to directors and consultants of the Company.  In November 2010, September 2015 and April 2016, the Company’s board of directors authorized to reserve an additional 200,000, 280,000 and 200,000 stock options for issuance to directors and consultants of the Company from time to time, bringing the total authorized to an aggregate of 700,000 stock options.

On December 3, 2010 and March 21, 2012, the Company’s board of directors granted 35,000 and 5,000 stock options, respectively, each option to purchase one ordinary share of the Company to officers or directors of the Company.   This brought the total stock options granted as of December 31, 2012 to 60,000.

With respect to the 60,000 shares of stock options granted as of December 31, 2013, 9,500 shares of the options were granted to certain non-employee consultants for services to be provided over a two year period that vest quarterly and 40,000 options to certain officers or directors over a two and a half year period that vest quarterly. In addition, the Company granted certain consultants 10,500 options which vest upon such consultants meeting certain performance requirements. On September 4, 2013, the board of directors approved the accelerated vesting of the stock options granted. As a result, all stock options granted are fully vested and exercisable as at September 30, 2013. The 52,500 shares of stock options were exercised as at December 31, 2013. The weighted average fair value of the stock options exercised amounted to $527,910.

In May and September 2014, the Company’s board of directors granted 62,000 stock options to an officer and an employee, and 7,500 stock options to certain employees of the Subsidiaries. This brought the total stock options granted as of December 31, 2014 to 129,500.

In May and September 2015, the Company’s board of directors granted 125,500 stock options to a director and certain employees of the Subsidiaries, bringing the total stock options granted as of December 31, 2015 to 255,000.

F-44

In January and April 2016, the Company’s board of directors further granted 150,000 stock options to two directors, 140,000 stock options two officers, and 20,000 stock options to an external consultant.

The following table summarizes the stock option activity for the years ended December 31, 2015, 2014 and 2013:

	Number of shares	Weighted average exercise price per share	Weighted average remaining contractual term (in years)	Aggregate intrinsic value
Outstanding at December 31, 2012	60,000	0.001	4.44	582,247
Granted	–	–	–	–
Exercised	(52,500)	0.001	–	(367,453)
Cancelled	–	–	–	–
Outstanding at December 31, 2013	7,500	0.001	3.44	214,794
Granted	69,500	–	–	60,847
Exercised	–	–	–	–
Cancelled	–	–	–	–
Outstanding at December 31, 2014	77,000	$0.669	4.40	$275,641
Granted	125,500	–	–	346,280
Exercised	–	–	–	–
Cancelled	–	–	–	–
Outstanding & exercisable at December 31, 2015	202,500	$2.759	5.00	$621,921

The following table summarizes the unvested stock option activity during the period from January 1, 2013 to December 31, 2015:

Number of shares
Unvested January 1, 2013	16,100
Granted	–
Vested	(16,100)
Cancelled	–
Unvested December 31, 2013	–
Granted	69,500
Vested	(7,469)
Cancelled	–
Unvested December 31, 2014	62,031
Granted	125,500
Vested	(92,844)
Cancelled	–
Unvested December 31, 2015	94,687

The fair value assigned to the vested increments of these awards was estimated at the grant date of the stock options using the Black-Scholes option-pricing model with the following assumptions:

	For the year ended December 31, 2015	For the year ended December 31, 2014

Stock price	$1.25 - $4.00	$1.25 - $8.50
Risk-free interest rate	1.18% - 1.81%	1.49% - 1.76%
Expected term (in years)	5.0	4.4
Weighted average expected stock price volatility	71.32%	52.76%
Expected dividend yield	0%	0%
Weighted average grant-date fair value of options granted	$2.7592	$0.6688

F-45

No stock option was granted during 2013. For the year ended December 31, 2015 and 2014, management used the following assumptions for the Black-Scholes inputs: On the option valuation date, the current stock price of the Company was used for determining the fair value of the Company’s stock based on the closing price of common stock on the valuation date. The expected dividend rate of 0% is based on management’s plan of operations. The risk-free interest rate is based on the U.S. Treasury 5-year Treasury Bill on the date of measurement. The Company’s historical stock price was used to determine the expected volatility. The Company expects that no options will be forfeited.

The Company issued 30,000 shares to an external consultant for public relation services in March 2013. The shares issued were valued at $300,000 using the stock’s average market price when the services were rendered.

Share-based compensation expense from stock options totaled $260,819, $5,045 and $154,343 for the years ended December 31, 2015, 2014 and 2013 respectively.

Note 32 — Contingencies and Commitments

The Group is subject to various claims and legal proceedings covering a wide range of matters that arise in the ordinary course of its business activities, including disputes on building repair and maintenance expenses, moving expenses and others. Management believes that any liability that may ultimately result from the resolution of these matters will not have a material adverse effect on the financial condition or results of operations of the Company.

The following summarizes the material litigation relating to our Group:

i. Auchan S.p.A

On March 14, 2013, the tenant Auchan filed a lawsuit with the Court of Milan against Ellegi and GSI in connection with a lease agreement entered into with Ellegi on July 15, 2010 and a contract entered into with GSI on August 5, 2010 for certain repairs to be performed.  Auchan was not satisfied with the repairs performed and claimed that they suffered a loss of potential income from new business opportunities, together with certain damages which totaled to €4.5 million. We disagree with the allegations and are defending against this claim, although no assurance can be made that we will be successful.  The actual amount in dispute is approximately €200,000 related to the actual repair work paid by Auchan. The management deemed the difference of €4.3 million Auchan is claiming and the actual amount in dispute to be without merit. The Group has accrued a provision of approximately two-thirds in the amount of €131,240 (which translates to $142,514, $158,814 and $180,837 as at December 31, 2015, 2014 and 2013 respectively) for the risk associated with this litigation as at December 31, 2015, 2014 and 2013 respectively (the US dollar amounts differ due to exchange differences). In first quarter of 2016, the court has issued a judgement to reject all claims made by Auchan. Auchan has the right to appeal up until the end of April 2016, the Group’s legal counsel is closely following the development of the possible appeal. On April 22, 2016, Auchan has filed the appeal.

ii. Morgan Joseph and BHN LLC

In July 2014, Morgan Joseph filed a complaint against Prime and BHN LLC (“BHN”) for breach of contract, seeking at least approximately $1.3 million plus damages from Prime. On October 20, 2014, Prime moved to dismiss the complaint on the basis there were no contracts between Morgan Joseph and Prime. On November 14, 2014, BHN moved to add additional cross-claims, among other things.

On March 19, 2015, the court dismissed Morgan Joseph's complaint against Prime, as well as BHN LLC's cross-claim for indemnification from the Company, but gave Morgan Joseph until May 1, 2015 to file an amended complaint.

On April 8, 2015, BHN brought an amended complaint against Prime for breach of contract, seeking approximately $9 million in damages. BHN did not serve Prime or Prime’s legal counsel with this complaint. Separately, on April 27, 2015, Morgan Joseph filed an amended complaint against Prime and BHN, asserting claims of breach of contract and seeking approximately $2.5 million plus damages.

The Company filed an answer to Morgan Joseph’s amended complaint on June 1, 2015. The management estimated the probability of damages in these cases is low due to (1) there being no formal contracts between the Company and Morgan Joseph, and (2) the court dismissing earlier complaints and there being no new evidence brought forward in the amended complaints.

F-46

In addition, on June 26, 2015, the Company has filed cross-claim against BHN LLC and certain individuals connected with BHN LLC for damages and certain costs caused the Company. The amount of damages and costs are to be determined at trial.

Note 33 — Capital Management

The primary objective of the Group’s capital management is to ensure that it remains within its quantitative banking covenants and maintain a strong credit rating. No changes were made in the objectives, policies or processes during the year ended December 31, 2015, 2014 and 2013. Prior to the Business Combination on September 30, 2013, the Company was operated as a blank check company (see note 1 — Organization and plan of business operations) in the development stage.

Following the Business Combination, the Group monitors capital primarily using a loan-to-value ratio, which is calculated as the amount of outstanding debt divided by the valuation of the investment property portfolio. The Group’s policy is to keep its average loan-to-value ratio lower than 80%.

Banking covenants vary according to each loan agreement, but typically require that the loan-to-value ratio does not exceed 80% to 85%.

During 2014, certain Subsidiaries of the Group missed scheduled repayments on a bank loan and four finance leases (see note 23 — Loans and Borrowings, and note 24 — Finance Leases). During 2015, certain Subsidiaries of the Group missed scheduled repayments on three finance leases. In addition, the Group was not able to repay the note payable to underwriters on its maturity date of December 31, 2013. As a result of the payment default, an additional default interest rate is added to the original interest rate (see note 27 — Note Payable to Underwriters)

	2015	2014	2013
Carrying amount of loans and borrowings	$26,807,987	$32,268,180	$50,932,031
External valuation of completed investment property	37,407,083	47,629,537	72,877,131
Loan to value ratio	72%	68%	70%

Note 34 — Events After the Reporting Date

As of April 30, 2016, the Company has entered into seven additional interest bearing unsecured convertible promissory notes with an interest rate of 10% annum, compounding annually described in note 25 — Related Party Transactions with the same director of the Company which amounted to $230,000. In addition, the Company has renewed three of the interest bearing unsecured convertible promissory note from 2015 maturing in 2016 to a future date with an additional of 10% to the original principal amounts (“Rollover”). These Rollovers have added $26,500 to the total principal amount owed to this director. As a result of the additional interest bearing unsecured convertible promissory notes and the Rollover, the Company owes this director an aggregate of $3,402,633, including $2,957,500 in principal amounts, and $445,132 of interest accrued.

On January 18, 2016, the Company’s board of directors granted 10,000 stock options to an officer and 20,000 stock options to a consultant.

F-47

PRIME ACQUISITION CORP.

____________________________

PROSPECTUS
____________________________

September ___, 2016

PART II - INFORMATION NOT REQUIRED IN PROSPECTUS

Item 6. Indemnification of Directors and Officers.

Cayman Islands law does limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors. Prime’s memorandum and articles of association provides for indemnification of its officers and directors for any liability incurred in their capacities as such, except through their own fraud or willful default to the extent permitted under BVI law. Indemnification is only available to a person who acted in good faith and in what that person believed to be in the best interests of Prime.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Prime pursuant to the foregoing provisions, Prime has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

II-1

Item 7. Recent Sales of Unregistered Securities.

On September 30, 2013, we issued 1,719,317 ordinary shares to eight accredited investors in connection with our Business Combination. The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

In April and May 2014, we issued an aggregate of 52,500 ordinary shares to seven current or former officers and directors upon exercise of stock options. The shares were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

On May 10, 2014, we issued options to purchase 62,000 ordinary shares to two officers. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

On September 10, 2014, we issued options to purchase 7,500 ordinary shares to three employees. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

On May 10, 2015, we issued options to purchase 18,000 ordinary shares to one officer. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

On September 1, 2015, we issued options to purchase 107,000 ordinary shares to three employees and a director. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

On January 18, 2016, we issued options to purchase 30,000 ordinary shares to an employee and an officer. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

On May 15, 2016, we issued options to purchase 280,000 ordinary shares to four officers and directors. The options were issued pursuant to the exemption from registration contained in Section 4(a)(2) of the Securities Act of 1933, as amended, as a transaction by an issuer not involving a public offering.

II-2

Item 8. Exhibits and Financial Statement Schedules.

Exhibit No.	Description
1.1	Amended and Restated Articles of Association(1)
1.2	Amendment to Amended and Restated Articles of Association(2)
2.1	Specimen Unit Certificate(1)
2.2	Specimen Ordinary Share Certificate(1)
2.3	Specimen Public Warrant Certificate(1)
2.4	Specimen Founder Warrant Certificate(1)
2.5	Specimen Placement Warrant Certificate(1)
2.6	Form of Warrant Agreement(1)
5.1	Opinion of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant *
5.2	Opinion of Loeb & Loeb LLP
8.1	List of Subsidiaries(8)
10.1	Form of Securities Escrow Agreement between the Registrant, American Stock Transfer & Trust Company and the Founders(1)
10.2	Form of Registration Rights Agreement among the Registrant and the Founders(1)
10.3	Put Agreement, dated February 25, 2013, by and among Prime Acquisition Corp. and Advanced Series Trust – AST Academic Strategies Asset Allocation Portfolio(2)
10.4	Put Agreement, dated February 25, 2013, by and among Prime Acquisition Corp. and CNH Diversified Opportunities Master Account, L.P.(2)
10.5	Put Agreement, dated February 25, 2013, by and among Prime Acquisition Corp. and AQR Opportunistic Premium Offshore Fund, L.P. (2)
10.6	Put Agreement, dated February 25, 2013, by and among Prime Acquisition Corp. and AQR Diversified Arbitrage Fund(2)
10.7	Stock Purchase Agreement, dated July 9, 2013, by and among Prime Acquisition Corp., Prime BHN Luxembourg S.àr.l., BHN LLC, Delfin S.r.l., Davide Rigamonti, Cesare Lanati and G.S.I. S.r.l.(6)
10.8	Stock Purchase Agreement, dated July 9, 2013, by and among Prime Acquisition Corp., Prime BHN Luxembourg S.àr.l., BHN LLC, SIM S.r.l., G.S.I. S.r.l. and Bell Real Estate S.r.l. (6)
10.9	Stock Purchase Agreement, dated July 9, 2013, by and among Prime Acquisition Corp., Prime BHN Luxembourg S.àr.l., BHN LLC, Dieci Real Estate S.r.l., ELLEGI S.r.l. and G.S.I. S.r.l. (6)
10.10	Stock Purchase Agreement, dated July 9, 2013, by and among Prime Acquisition Corp., Prime BHN Luxembourg S.àr.l., BHN LLC, ELLEGI S.r.l., Bell Real Estate S.r.l. and Stefano Lanati(6)
10.11	Stock Purchase Agreement, dated July 9, 2013, by and among Prime Acquisition Corp., Prime BHN Luxembourg S.àr.l., BHN LLC, G.S.I. S.r.l., Bell Real Estate S.r.l. and IGS S.r.l. (6)
10.12	Stock Purchase Agreement, dated July 9, 2013, by and among Prime Acquisition Corp., Prime BHN Luxembourg S.àr.l., BHN LLC, Magfin S.r.l., Bell Real Estate S.r.l., G.S.I. S.r.l. (6)
10.13	Amendment, dated September 27, 2013, to Bell Group Stock Purchase Agreements(8)
10.14	Promissory Note, dated as of September 30, 2013, issued to Chardan Capital Markets(8)
10.15	Stock Option Agreement, dated as of May 10, 2014, between the Registrant and Amy Lau*
10.16	Option Agreement, dated as of December 18, 2014, between the Registrant and LuxCo, Nova, Francesco Rotondi (10)
10.17	Promissory Note, dated as of September 30, 2015, issued to Diana Liu(11)
10.18	Promissory Note, dated as of October 1, 2015, issued to Diana Liu(11)
10.19	Promissory Note, dated as of October 1, 2015, issued to Diana Liu(11)
10.20	Promissory Note, dated as of October 2, 2015, issued to Diana Liu(11)
10.21	Promissory Note, dated as of October 8, 2015, issued to Diana Liu(11)
10.22	Promissory Note, dated as of November 5, 2015, issued to Diana Liu(11)
10.23	Promissory Note, dated as of November 16, 2015, issued to Diana Liu(11)
10.24	Promissory Note, dated as of November 21, 2015, issued to Diana Liu(11)
10.25	Stock Option Agreement, dated as of May 10, 2015, between the Registrant and Amy Lau(11)
10.26	Stock Option Agreement, dated as of September 1, 2015, between the Registrant and George Kaufman(11)
10.27	Promissory Note, dated as of December 6, 2015, issued to Diana Liu(12)
10.28	Promissory Note, dated as of December 10, 2015, issued to Diana Liu(12)
10.29	Promissory Note, dated as of December 14, 2015, issued to Diana Liu(12)

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Exhibit No.	Description
10.30	Promissory Note, dated as of December 17, 2015, issued to Amy Lau(12)
10.31	Promissory Note, dated as of December 17, 2015, issued to Diana Liu(12)
10.32	Promissory Note, dated as of February 1, 2016, issued to Diana Liu(12)
10.33	Promissory Note, dated as of February 15, 2016, issued to Diana Liu(12)
10.34	Promissory Note, dated as of March 1, 2016, issued to Diana Liu(12)
10.35	Promissory Note, dated as of March 1, 2016, issued to Diana Liu(12)
10.36	Promissory Note, dated as of March 14, 2016, issued to Diana Liu(12)
10.37	Promissory Note, dated as of April 1, 2016, issued to Diana Liu(12)
10.38	Promissory Note, dated as of April 6, 2016, issued to Diana Liu(12)
10.39	Promissory Note, dated as of April 18, 2016, issued to Diana Liu(12)
10.40	Promissory Note, dated as of April 26, 2016, issued to Diana Liu(12)
10.41	Stock Option Agreement, dated as of January 18, 2016 between the Registrant and Amy Lau(12)
10.42	Promissory Note, dated as of March 31, 2016, issued to Diana Liu(12)
10.43	Stock Option Agreement, dated as of April 15, 2016 between the Registrant and Amy Lau **
10.44	Stock Option Agreement, dated as of April 15, 2016 between the Registrant and William Yu **
10.45	Stock Option Agreement, dated as of April 15, 2016 between the Registrant and Diana Liu **
10.46	Stock Option Agreement, dated as of April 15, 2016 between the Registrant and George Kaufman **
10.47	Promissory Note, dated as of May 1, 2016, issued to Diana Liu**
10.48	Promissory Note, dated as of May 10, 2016, issued to Diana Liu**
10.49	Promissory Note, dated as of May 23, 2016, issued to Diana Liu**
10.50	Promissory Note, dated as of May 27, 2016, issued to Diana Liu **
10.51	Promissory Note, dated as of June 1, 2016, issued to Diana Liu **
10.52	Promissory Note, dated as of June 8, 2016, issued to Diana Liu **
10.53	Promissory Note, dated as of June 10, 2016, issued to Diana Liu **
10.54	Promissory Note, dated as of June 24, 2016, issued to Diana Liu **
10.55	Promissory Note, dated as of July 1, 2016, issued to Diana Liu **
10.56	Promissory Note, dated as of June 10, 2016, issued to Diana Liu **
10.57	Promissory Note, dated as of July 11, 2016, issued to Diana Liu **
10.58	Promissory Note, dated as of June 22, 2016, issued to Diana Liu **
10.59	Promissory Note, dated as of August 1, 2016, issued to Diana Liu **
10.60	Promissory Note, dated as of August 9, 2016, issued to Diana Liu **
10.61	Promissory Note, dated as of August 14, 2016, issued to Diana Liu
10.62	Promissory Note, dated as of August 23, 2016, issued to Diana Liu
10.63	Promissory Note, dated as of August 25, 2016, issued to Diana Liu
10.64	Promissory Note, dated as of August 25, 2016, issued to Diana Liu
10.65	Promissory Note, dated as of September 9, 2016, issued to Diana Liu
10.66	Promissory Note, dated as of September 20, 2016, issued to Diana Liu
11.1	Code of Ethics(1)
23.1	Consent of Conyers Dill & Pearman, Cayman Islands counsel to the Registrant (included in Exhibit 5.1)
23.2	Consent of Loeb & Loeb LLP (included in Exhibit 5.2)
23.3	Consent of Marcum LLP
23.4	Consent of WeiserMazars LLP

________________

*	To be filed by amendment.
**	Previously filed.
(1)	Incorporated by reference to the registration statement on Form F-1 of the registrant (File No. 333-171777).
(2)	Incorporated by reference to the Annual Report on Form 20-F of the registrant, filed on April 30, 2013.
(3)	Incorporated by reference to the Annual Report on Form 20-F of the registrant, filed on April 30, 2012.
(4)	Incorporated by reference to the Report of Foreign Private Issuer on Form 6-K of the registrant, filed on May 24, 2013.
(5)	Incorporated by reference to the Report of Foreign Private Issuer on Form 6-K of the registrant, filed on June 27, 2013.
(6)	Incorporated by reference to the Report of Foreign Private Issuer on Form 6-K of the registrant, filed on July 16, 2013.
(7)	Incorporated by reference to Amendment No. 1 the Schedule TO/A of the registrant, filed on September 6, 2013.
(8)	Incorporated by reference to the Shell Company Report on Form 20-F of the registrant, filed on September 30, 2013.
(9)	Incorporated by reference to the Report of Foreign Private Issuer on Form 6-K of the registrant, filed on March 20, 2014.
(10)	Incorporated by reference to the Report of Foreign Private Issuer on Form 6-K of the registrant, filed on December 23, 2014.
(11)	Incorporated by reference to the Annual Report on Form 20-F of the registrant, filed on January 15, 2016.
(12)	Incorporated by reference to the Annual Report on Form 20-F of the registrant, filed on May 2, 2016.

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Item 9. Undertakings.

(a) The undersigned hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)	If the registrant is a foreign private issuer, to file a post-effective amendment to the registration statement to include any financial statements required by Item 8.A. of Form 20-F at the start of any delayed offering or throughout a continuous offering. Financial statements and information otherwise required by Section 10(a)(3) of the Act need not be furnished, provided that the registrant includes in the prospectus, by means of a post-effective amendment, financial statements required pursuant to this paragraph (a)(4) and other information necessary to ensure that all other information in the prospectus is at least as current as the date of those financial statements. Notwithstanding the foregoing, with respect to registration statements on Form F-3, a post-effective amendment need not be filed to include financial statements and information required by Section 10(a)(3) of the Act or Rule 3-19 of this chapter if such financial statements and information are contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Form F-3.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable

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SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form F-1 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized on September 22, 2016.

PRIME ACQUISITION CORP. By: /s/ William Tsu-Cheng Yu Name: William Tsu-Cheng Yu Title: Interim Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ William Tsu-Cheng Yu	Interim Chief Executive Officer, Director	September 22, 2016
William Tsu-Cheng Yu	(principal executive officer)

*	Interim Chief Financial Officer	September 22, 2016
Amy Lau	(principal accounting and financial officer)

*	Director	September 22, 2016
Diana Chia-Huei Lui

*	Director	September 22, 2016
George Kaufman

* By /s/ William Tsu-Cheng Yu

William Tsu-Cheng Yu, attorney in fact

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SIGNATURE OF AUTHORIZED REPRESENTATIVE IN THE UNITED STATES

Pursuant to the Securities Act of 1933, as amended, the undersigned, the duly authorized representative in the United States of Prime Acquisition Corp., has signed this registration statement or amendment thereto in the City of New York, State of New York on September 22, 2016.

Authorized U.S. Representative By: /s/ George Kaufman Name: George Kaufman

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